UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

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BEST BUY CO., INC.
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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BEST BUY CO., INC.
7601 Penn Avenue South
Richfield, Minnesota 55423

NOTICE OF 2017 REGULAR MEETING OF SHAREHOLDERS

It is our pleasure to invite you to attend our 2017 Regular Meeting of Shareholders, which for the first time, will be completely virtual and conducted live via webcast. You may attend the virtual Meeting, vote your shares electronically, and submit questions during the virtual Meeting at www.virtualshareholdermeeting.com/BBY2017. We believe a virtual meeting gives our shareholders great options to engage with us and is consistent with our mission to be the leader in connecting consumers with the best technology.

Time:	9:00 a.m., Central Time, on Tuesday, June 13, 2017
Place:	Online at www.virtualshareholdermeeting.com/BBY2017
Internet:	Submit pre-meeting questions online by visiting www.proxyvote.com and attend the Regular Meeting of Shareholders online at www.virtualshareholdermeeting.com/BBY2017
Items of Business:	1.	To elect the ten directors listed herein to serve on our Board of Directors for a term of one year.
	2.	To ratify the appointment of Deloitte & Touche, LLP as our independent registered public accounting firm for the fiscal year ending February 3, 2018.
	3.	To conduct a non-binding advisory vote to approve our named executive officer compensation.
	4.	To conduct an advisory vote on the frequency of holding the shareholder advisory vote on executive compensation.
	5.	To request approval of our amended and restated 2014 Omnibus Incentive Plan.
	6.	To transact such other business as may properly come before the meeting.
Record Date:	You may vote if you were a shareholder of Best Buy Co., Inc. as of the close of business on Monday, April 17, 2017.
Proxy Voting:	Your vote is important. You may vote via proxy as a shareholder of record:
	1.	By visiting www.proxyvote.com on the internet;
	2.	By calling (within the U.S. or Canada) toll-free at 1-800-690-6903; or
	3.	By signing and returning your proxy card if you have received paper materials.
For shares held through a broker, bank or other nominee, you may vote by submitting voting instructions to your broker, bank or other nominee.
Regardless of whether you expect to attend the meeting, please vote your shares in one of the ways outlined above.

By Order of the Board of Directors

Richfield, Minnesota	Keith J. Nelsen
May 1, 2017	General Counsel & Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE REGULAR MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 13, 2017:
This Notice of 2017 Regular Meeting of Shareholders and Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended January 28, 2017, are available at www.proxyvote.com.
Help us make a difference by eliminating paper proxy mailings to your home or business. As permitted by rules adopted by the U.S. Securities and Exchange Commission ("SEC"), we are furnishing proxy materials to our shareholders primarily via the internet. On or about May 1, 2017, we mailed to our shareholders a Notice of Internet Availability containing instructions on how to access our proxy materials, including our proxy statement and our Annual Report. The Notice of Internet Availability also includes instructions to access your form of proxy to vote via the internet or by telephone. Certain shareholders, in accordance with their prior requests, have received e-mail notification of how to access our proxy materials and vote via the internet or have been mailed paper copies of our proxy materials and proxy card.

Internet distribution of our proxy materials is designed to expedite receipt by our shareholders, lower the cost of the Regular Meeting of Shareholders and conserve precious natural resources. If you would prefer to receive paper proxy materials, please follow the instructions included in the Notice of Internet Availability. If you have previously elected to receive our proxy materials electronically, you will continue to receive email notification with instructions to access these materials via the internet unless you elect otherwise.

ATTENDING THE REGULAR MEETING OF SHAREHOLDERS

•
This year we invite you to attend the 2017 Regular Meeting of Shareholders (the "Meeting") online. There will not be a physical meeting at the corporate campus. You will be able to attend the Meeting online, vote your shares electronically, and submit your questions during the Meeting by visiting: www.virtualshareholdermeeting.com/BBY2017 and following the instructions on your proxy card.

•	The Meeting starts at 9:00 a.m. Central Time.

•	You do not need to attend the meeting online to vote if you submitted your proxy in advance of the meeting.

•	Shareholders attending the Meeting via the internet can vote or submit questions by following the instructions at www.proxyvote.com or www.virtualshareholdermeeting.com/BBY2017.

•	A replay of the Meeting will be available on www.investors.bestbuy.com until June 27, 2017.

Forward-Looking and Cautionary Statements
This proxy statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that reflect management’s current views and estimates regarding future market conditions, company performance and financial results, business prospects, new strategies, the competitive environment and other events. You can identify these statements by the fact that they use words such as “anticipate,” “believe,” ”assume,” “estimate,” “expect,” “intend,” “project,” “guidance,” “plan,” “outlook,” and other words and terms of similar meaning. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: macro-economic conditions (including fluctuations in housing prices, oil markets and jobless rates), conditions in the industries and categories in which we operate, changes in consumer preferences or confidence, changes in consumer spending and debt levels, the mix of products and services offered for sale in our physical stores and online, credit market changes and constraints, product availability, trade restrictions or changes in the costs of imports, competitive initiatives of competitors (including pricing actions and promotional activities), strategic and business decisions of our vendors (including actions that could impact promotional support, product margin and/or supply), the success of new product launches, the impact of pricing investments and promotional activity, weather, natural or man-made disasters, attacks on our data systems, the company’s ability to prevent or react to a disaster recovery situation, changes in law or regulations, changes in tax rates, changes in taxable income in each jurisdiction, tax audit developments and resolution of other discrete tax matters, foreign currency fluctuation, the company’s ability to manage its property portfolio, the impact of labor markets, the company’s ability to retain qualified employees and management, failure to achieve anticipated expense and cost reductions, disruptions in our supply chain, the costs of procuring goods the company sells, failure to achieve anticipated revenue and profitability increases from operational and restructuring changes (including investments in our multi-channel capabilities), inability to secure or maintain favorable vendor terms, failure to accurately predict the duration over which we will incur costs, development of new businesses, failure to complete or achieve anticipated benefits of announced transactions, and our ability to protect information relating to our employees and customers. A further list and description of these risks, uncertainties and other matters can be found in the company’s annual report and other reports filed from time to time with the Securities and Exchange Commission(“SEC”), including, but not limited to, Best Buy’s Report on Form 10-K filed with the SEC on March 24, 2017. Best Buy cautions that the foregoing list of important factors is not complete, and any forward-looking statements speak only as of the date they are made, and Best Buy assumes no obligation to update any forward-looking statement that it may make.

PROXY SUMMARY

At our upcoming 2017 Regular Meeting of Shareholders, we are asking shareholders to vote on five key items. This summary provides context for those items and highlights why we are asking you to vote in alignment with the recommendations of the Board. The context includes a review of our fiscal 2017 financial and strategic performance, an introduction to the new phase of our Company strategy and an overview of our corporate governance program. In addition, we summarize the items of business for which we are requesting your vote and provide further information to help you consider those items. We encourage you to review the entire proxy statement for more detail on these items, as well as our Annual Report and our Chairman and CEO's Letter to Shareholders posted on our website at www.investors.bestbuy.com.

Fiscal 2017 Performance

During fiscal 2017 we delivered strong financial performance for our shareholders. Fiscal 2017 was the third year in a row that the Company grew its Domestic comparable sales and operating income. We delivered the topline performance we outlined at the beginning of the year - with materially better earnings growth than originally expected. On fiscal 2017 Enterprise revenue of $39.4 billion, we increased our GAAP operating income rate from 3.5% in fiscal 2016 to 4.7% in fiscal 2017 and our GAAP diluted earnings per share (“EPS”) from continuing operations by 63% from $2.30 in fiscal 2016 to $3.74 in fiscal 2017. Non-GAAP operating income rate increased from 4.0% in fiscal 2016 to 4.5% in fiscal 2017 and non-GAAP diluted EPS from continuing operations grew 28% from $2.78 in fiscal 2016 to $3.56 in fiscal 2017.*

We achieved these results in fiscal 2017 by executing against our three priorities for the year: (1) build on our strong industry position and multi-channel capabilities to drive the existing business; (2) drive cost reduction and efficiencies; and (3) advance key initiatives to drive future growth and differentiation.

Successful execution against these priorities drove our positive results for the year and included the following achievements: (1) gains in market share, which offset overall market declines; (2) an increase in our Net Promoter Score by over 350 basis points; (3) domestic segment online comparable sales growth of 20.8%; (4) a successful transformation in Canada resulting in international segment GAAP operating income of $90 million (compared to a loss of $210 million in fiscal 2016); (5) $350 million in cumulative savings against a three-year target of $400 million; and (6) successful testing of several compelling customer experience concepts, a number of which will be rolled out across our stores in the coming year.

Looking Ahead - Best Buy 2020: Building the New Blue
In November 2012, we introduced our transformation strategy called Renew Blue. Since initiating Renew Blue, we have stabilized comparable sales, increased our operating income rate, achieved substantial growth in our diluted EPS from continuing operations and delivered significant improvement in our return on assets and non-GAAP return on invested capital.* The progress made over the past four years supports our recent announcement to conclude our Renew Blue efforts and formally enter the new phase of our business strategy, Best Buy 2020: Building the New Blue (“Best Buy 2020”).

Our customers are at the core of Best Buy 2020. Technology continues to evolve, creating more excitement and opening up an increasing range of possibilities for our customers. It is also creating more complexity and we believe many of our customers need our help. Our purpose is to help customers pursue their passions and enrich their lives with the help of technology. We want to play two roles for them: be their trusted adviser and solution provider; and be their source for technology services for their home. Our customer value proposition is to be the leading technology expert who makes it easy for our customers to learn about and confidently enjoy the best technology.
From a financial standpoint, the equation that we are seeking to solve with Best Buy 2020 is to gradually increase our rate of topline growth, pursue material ongoing cost savings necessary to both offset inflationary pressures and fund investments and build a more predictable set of revenue streams with a foundation of recurring revenues and stickier customer relationships.
There are three growth pillars we will be pursuing as part of Best Buy 2020:

1.	Maximize the multi-channel retail business;

2.	Provide services and solutions that solve real customer needs and help us build deeper customer relationships; and

3.	Accelerate growth in our International segment, consisting of Canada and Mexico.

Regarding the first pillar, Maximize the multi-channel retail business, we plan to continue to enhance the customer experience and increase revenue by growing both existing and new channels, by growing certain key product categories, as well as by developing broader, stickier customer relationships.

As for the second pillar, Provide services and solutions that solve real customer needs, we plan to meet the significant technical support needs of customers across their home, without regard to where they may have purchased their technology products. We also plan to offer more complete solutions to our customers that meet their underlying needs. For example, instead of just selling security cameras, we are beginning to sell a security monitoring and home automation service in certain markets across the country.

Our third pillar concerns our transformation efforts in Canada and Mexico. In both cases, the multichannel improvements we have made, along with the services-related experimentation we have undertaken in Canada, give us reasons to believe that a key part of Best Buy 2020 will be derived from the opportunity to accelerate our growth in both markets.

With the launch of Best Buy 2020, fiscal 2018 will revolve around the following four priorities:

1.
Explore and pursue growth opportunities around the pillars described above; for example: (a) innovate digital capabilities to effectively assist customers; (b) pursue growth in key product categories, including categories such as connected home, appliances and mobile; (c) expand our in-home advisor ("IHA") program, in which customers receive a free in-home consultation with an experienced technology advisor who can identify their needs, design personalized solutions and become a personal resource over time; (d) continue to test new compelling customer experience concepts around the country; and (e) pursue international segment growth by continuing to drive our online channel and expand successful store remodels in Canada and open new stores in Mexico.

2.
Improve our execution in key areas. We believe we continue to have significant opportunities from improving our sales effectiveness and proficiency, our supply chain for large product fulfillment and small package delivery and our services fulfillment capabilities.

3.
Continue to reduce costs and drive efficiencies through the business. As stated previously, we have achieved $350 million of our current $400 million cost reduction target. We are working on the next phase of cost savings and will provide updates on the next goal once we complete our current program.

4.	Build the capabilities necessary to deliver on the first three priorities, which will involve making investments in people and systems to drive growth, execution and efficiencies.
As we work to continue to strengthen and grow our business, we remain committed to our previously articulated capital allocation strategy which is to first fund operations and growth investments, including potential partnerships and acquisitions and then to return the remaining excess free cash flow to our shareholders over time with dividends and share repurchases, while maintaining investment grade credit metrics.
During fiscal 2017, we continued our long-term capital allocation strategy with an emphasis on returns to shareholders by returning $1.2 billion through dividends and share repurchases. In fiscal 2017 we increased our dividend 22% to $0.28 per share, repurchased $743 million against our previously announced two-year, $1 billion share repurchase program and paid a special dividend of $0.45 per share. This decision followed our shareholder-focused actions in fiscal 2016 when we returned $1.5 billion to our shareholders through $1 billion in share repurchases, $320 million in regular quarterly dividends, a 21% increase per share and a special dividend of $180 million or $0.51 per share. In March 2017, we announced the continuation of this strategy for fiscal 2018 by way of a 21% increase in our quarterly dividend to $0.34 per share and our plan to spend $3 billion on share repurchases over the next two years. This plan accelerates our repurchases over the next two years over what we originally planned.

Board and Corporate Governance

As we embark on Best Buy 2020, our Board of Directors continues to play a critical role in shaping and supporting our strategy. In fiscal 2017, this role included a budget and capital plan review at the beginning of the fiscal year and an extended strategic offsite mid-year to review and discuss management's long-term plan for growing the Company and creating shareholder value.

Also during fiscal 2017, in consideration of shareholder dialogue and best practices, the Board engaged an independent third-party consultant as part of its annual Board evaluation process to conduct individual interviews with each director and certain senior executives and perform a comprehensive analysis of the Board's governance, structure, evaluation process and overall effectiveness. The results were positive and confirmed our Board's commitment to high levels of Board effectiveness and governance. This review helped us shape the focus of our Board's work as we continue to move ahead.

These actions are consistent with and a product of our longstanding approach to corporate governance, which is to develop and implement principles that: (1) support the success of the Company’s strategy and business objectives;(2) are rooted in a robust ongoing dialogue with our shareholders; and (3) are inspired by best practices. Consistent with this approach, we continue to build upon a strong framework of corporate governance practices. Some key points regarding our Board and governance policies and practices are as follows:

Board Structure
✓	Lead Independent Director	✓	All Independent Committees
✓	Predominantly Independent Board (90%)	✓	No Director Related Party Transactions
✓	Annual Director Elections	✓	Balance of Tenure and Gender Diversity among Directors
✓	Robust Annual Board Evaluation Process	✓	High Shareholder Support for Directors
✓	Majority Vote for Directors	✓	Director Retirement Policy
Shareholder Rights		Compensation
✓	No Cumulative Voting Rights	✓	Annual Say-on-Pay Vote
✓	No Poison Pill	✓	Anti-Hedging and Pledging Policies
✓	Special Meeting Threshold of 10% (25% if related to a business combination)	✓	Director & Executive Officer Stock Ownership Guidelines
✓	No Exclusive Forum/Venue or Fee-shifting Provisions	✓	Clawback Provisions on both Cash and Equity Awards

More information on our Corporate Governance policies and practices can be found in the Corporate Governance section of this proxy statement.

Shareholder Engagement

A key part of our corporate governance program is our robust annual shareholder engagement process, which continued to be a priority in fiscal 2017. We reached out to all of our top 20 shareholders, representing approximately 70% of the outstanding shares, as well as several other of our top 50 shareholders. We engaged in discussions with several of our top shareholders and generally received positive feedback about our performance, corporate governance and compensation practices. This support was evident at our 2016 Meeting, when all Items of Business received over 94% support from shareholders. Our typical engagement follows a seasonal cycle, as outlined below. Additional information can be found in the Corporate Governance — Shareholder Engagement section of this proxy statement.

Spring	è			Summer
Follow-up engagement with proxy advisory firms and our largest shareholders to address important issues within our proxy statement in advance of the annual meeting.				Review of feedback received from shareholders at our annual meeting and current trends in governance.

	é		ê

Winter				Fall
Review shareholder feedback from fall engagement with the Board and integration of feedback in governance practices and proxy disclosure.
Primary engagement season with focus on our top 20 shareholders and proxy advisory firms through both in-person and telephonic conversations. Company participants include representatives from Legal, Investor Relations and Human Resources - Rewards.

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*For GAAP to non-GAAP reconciliations, please refer to the attached schedule titled Reconciliation of non-GAAP Financial Measures.

Items of Business for Vote at our Regular Meeting of Shareholders

This year, we are requesting shareholder support in alignment with the recommendations of our Board of Directors for the following Items of Business:

Item Number	Item Description	Board Recommendation
1	Election of Directors	FOR Each Nominee
We have ten director nominees standing for election this year. You will find more information about our nominees' qualifications and experience starting on page 25.
2	Ratification of Appointment of our Independent Registered Public Accounting Firm	FOR
We are asking our shareholders to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2018.
3	Advisory Vote to Approve our Named Executive Officer Compensation	FOR

For the seventh year, we are seeking advisory approval by our shareholders of our named executive officer compensation, the "Say on Pay" vote. In evaluating this proposal, please review our Compensation Discussion & Analysis ("CD&A"), which begins on page 39 and describes how we have engaged with shareholders and the compensation decisions of our Compensation and Human Resources Committee.

4	Advisory Vote on the Frequency of Holding the Shareholder Advisory Vote to Approve Executive Compensation	EVERY YEAR

We are required to offer our shareholders an opportunity to tell us how often they wish to vote on our named executive officer compensation, the "Say When on Pay" vote. In 2011, in response to shareholder feedback, the Board determined to hold this vote every year. We recommend this annual vote frequency continue. Additional information on this Say When on Pay vote is included on page 69.

5	Approval of our Amended and Restated 2014 Omnibus Incentive Plan	FOR

We are requesting shareholder approval of our amended and restated 2014 Omnibus Incentive Plan (the "amended 2014 Plan"), our primary vehicle to award long-term incentive-based compensation. The amendments primarily focus on a request for additional shares under the Plan. In-depth detail about the amended 2014 Plan can be found beginning on page 70 .

All of these matters, for various reasons, play an important role in how we operate and we value shareholder input regarding our corporate governance (including our director nominees and auditor selection) and our executive compensation (including our Named Executive Officer compensation structure, the frequency of the shareholder vote on that structure and our equity incentive plan used as part of our compensation structure). Summary information regarding our director nominees and executive compensation is provided below and additional detail regarding each item can be found in the relevant section of this proxy statement.

This year we will be conducting our 2017 Regular Meeting of Shareholders exclusively online as a live virtual shareholder meeting. We believe this approach provides our shareholders the option to attend from locations convenient to them, while still maintaining access to our Board of Directors and management through the ability to submit questions on our virtual shareholder forum. As a technology leader, conducting our annual meeting virtually is consistent with our approach of connecting technology and consumers and provides resource efficiencies.

Overview of Director Nominees

All of our director nominees have relevant skills, proven leadership, sound judgment and integrity. They also bring a wide range of backgrounds, experience and expertise necessary to our strategy. As a Board, our director nominees represent the following composition characteristics, among others:

The following individuals are standing for election to our Board. Additional information about our nominees can be found in Item of Business No. 1 — Election of Directors.

Name	Age	Director Since	Position/Company	Independence	Current Committees	Other For-Profit Directorships (*Public Company)
Lisa M. Caputo	53	2009	Executive Vice President, Chief Marketing & Communications Officer The Travelers Companies, Inc.	✓	Compensation & Human Resources Nominating, Corporate Governance & Public Policy	—
J. Patrick Doyle	53	2014	President & CEO Domino’s Pizza, Inc.	✓	Compensation & Human Resources Finance & Investment Policy	Domino’s Pizza, Inc.*
Russell P. Fradin	61	2013	Operating Partner Clayton, Dubilier & Rice	✓	Compensation & Human Resources (Chair)	Hamilton Insurance Tranzact
Kathy J. Higgins Victor	60	1999	President & Founder Centera Corporation	✓	Compensation & Human Resources Nominating, Corporate Governance & Public Policy (Chair)	—
Hubert Joly	57	2012	Chairman & CEO Best Buy Co., Inc.	—	None	Ralph Lauren Corporation*
David W. Kenny	55	2013	Senior Vice President, IBM Watson & IBM Cloud IBM Corporation	✓	Finance & Investment Policy Nominating, Corporate Governance & Public Policy	—
Karen A. McLoughlin	52	2015	Chief Financial Officer Cognizant Technology Solutions Corp.	✓	Audit Finance & Investment Policy	—
Thomas L. Millner	63	2014	CEO Cabela’s Inc.	✓	Audit (Chair) Nominating, Corporate Governance & Public Policy	Cabela’s Inc.* Total Wine & More
Claudia F. Munce	57	2016	Venture Advisor New Enterprise Associates	✓	Audit Finance & Investment Policy	Bank of the West
Gérard R. Vittecoq	68	2008	Group President & Executive Office Member (Retired) Caterpillar, Inc.	✓	Audit Finance & Investment Policy (Chair)	Ariel Compressors Vanguard Logistics Services Mantrac Group ManCapital

Overview of Executive Compensation

As supported by the financial results outlined above, we utilize a pay-for-performance compensation structure that provides stable compensation practices with a strong focus on performance outcomes. For the past six years, our shareholders have had an annual opportunity to share their opinion of our compensation practices through a non-binding advisory "Say on Pay" vote. This year, we again ask for our shareholders' support of our executive compensation practices and look forward to receiving feedback on our program and practices. We also believe an annual vote continues to be in the best interest of our shareholders and recommend that shareholders support that practice for the "Say When on Pay" frequency vote. Finally, we are requesting approval of our Amended and Restated 2014 Omnibus Incentive Plan, our primary vehicle for awarding performance-based compensation to our employees. Subject to shareholder approval, the 2014 Plan was amended to increase the number of shares available for issuance pursuant to the amended 2014 Plan provisions, which are also summarized within this proxy statement.

For more information, see the Executive and Director Compensation — Compensation Discussion and Analysis, Item of Business No. 3 — Advisory Vote to Approve Named Executive Officer Compensation, Item of Business No. 4 — Advisory Vote on the Frequency of Holding the Shareholder Advisory Vote to Approve Named Executive Officer Compensation and Item 5 — Approval of our Amended and Restated 2014 Omnibus Incentive Plan sections in this proxy statement.

Fiscal 2017 Named Executive Officer Compensation Overview

The compensation of our Named Executive Officers ("NEOs") in fiscal 2017 included the following ongoing elements :

	Base Salary	Bonus	Performance Share Awards	Performance-Conditioned Time-Based Shares	Stock Options (CEO only)
Incentive Focus	Short-Term	Short-Term	Long-Term	Long-Term	Long-Term
Performance Period	Ongoing	Annual	3 years	Vest over 3 years, contingent upon achievement of performance objectives	Vest over 3 years, with a 10-year term
Performance / Value Metrics	N/A	Compensable Enterprise Operating Income, Domestic Comparable Sales, Renew Blue Priorities	Total Shareholder Return ("TSR")	Adjusted Net Earnings & Stock price appreciation	Stock price appreciation

The table below summarizes the total compensation earned by our NEOs during fiscal 2017. Please review the Compensation of Executive Officers — Summary Compensation Table section for more details.

Name and Principal Position	Salary	Stock Awards(1)	Option Awards(1)	Short-Term Incentive Plan Payout	All Other Compensation	Total
Hubert Joly Chairman and Chief Executive Officer	$1,175,000	$7,689,879	$1,800,076	$2,878,750	$494,275	$14,037,980
Corie S. Barry Chief Financial Officer	$713,462	$1,689,495	$—	$1,184,167	$14,893	$3,602,017
Sharon L. McCollam Former Chief Administrative and Chief Financial Officer	$925,000	$4,392,616	$—	$1,699,688	$142,808	$7,160,112
Shari L. Ballard President, Multi-Channel Retail and Operations	$800,000	$1,930,865	$—	$1,470,000	$62,737	$4,263,602
R. Michael Mohan Chief Merchandising & Marketing Officer	$833,654	$2,895,073	$—	$1,531,251	$55,284	$5,315,262
Keith J. Nelsen General Counsel and Secretary	$650,000	$1,592,960	$—	$796,250	$68,761	$3,107,971

(1)
Represents the grant date fair value of one or more awards as measured in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation - Stock Compensation ("ASC Topic 718"). The amounts reported have not been adjusted to eliminate service-based forfeiture assumptions. The other assumptions used in calculating these amounts are set forth in Note 7, Shareholders' Equity, to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 28, 2017. The grant date fair value for any award subject to performance conditions is the value at the grant date of the probable outcome of the award.

BEST BUY CO., INC.
7601 Penn Avenue South
Richfield, Minnesota 55423
_______________________________________________________________________________

PROXY STATEMENT
_______________________________________________________________________________

REGULAR MEETING OF SHAREHOLDERS — JUNE 13, 2017

GENERAL INFORMATION

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors ("Board") of Best Buy Co., Inc. ("Best Buy," "we," "us," "our" or the "Company") to be voted at our 2017 Regular Meeting of Shareholders (the "Meeting") to be held virtually on Tuesday, June 13, 2017, at 9:00 a.m., Central Time, at www.virtualshareholdermeeting.com/BBY2017 or at any postponement or adjournment of the Meeting. The proxy materials, including the proxy statement, our Annual Report and form of proxy or the Notice of Internet Availability, were mailed to you beginning on or about May 1, 2017.

Background

What is the purpose of the Meeting?

At the Meeting, shareholders will vote on the items of business outlined in the Notice of 2017 Regular Meeting of Shareholders ("Meeting Notice") included as the cover page to this proxy statement. In addition, management will report on our business and respond to questions from shareholders.

Why did I receive this proxy statement and a proxy card or the Notice of Internet Availability?

You received this proxy statement and a proxy card or the Notice of Internet Availability because you owned shares of Best Buy common stock as of April 17, 2017, the record date for the Meeting and are entitled to vote on the items of business at the Meeting. This proxy statement describes the items of business that will be voted on at the Meeting and provides information on these items so that you can make an informed decision.

How can I attend the Meeting?

You can attend the meeting online by logging on to www.virtualshareholdermeeting.com/BBY2017 and following the instructions provided on your proxy or notice card.

Who may vote?

In order to vote at the Meeting, you must have been a shareholder of record of Best Buy as of April 17, 2017, which is the record date for the Meeting. If your shares are held in "street name" (that is, through a bank, broker or other nominee), you will receive instructions from the bank, broker or nominee that you must follow in order for your shares to be voted as you choose.

When is the record date?

The Board has established April 17, 2017, as the record date for the Meeting.

How many shares of Best Buy common stock are outstanding?

As of the record date, there were 307,410,253 shares of Best Buy common stock outstanding. There are no other classes of capital stock outstanding.

Voting Procedures

On what items of business am I voting?

1.	The election of the ten directors listed herein for a term of one year expiring in 2018;

2.	The ratification of the appointment of Deloitte & Touche, LLP as our independent registered public accounting firm for the fiscal year ending February 3, 2018;

3.	The non-binding advisory vote to approve our named executive officer compensation;

4.	The advisory vote on the frequency of holding the shareholder advisory vote on our executive compensation;

5.	The approval of our amended and restated 2014 Omnibus Incentive Plan; and

6.	Such other business as may properly come before the Meeting.

How does the Board recommend that I vote?

Our Board recommends that you vote your shares:

•	“FOR” the election of directors as set forth in this proxy statement;

•	“FOR” the ratification of the appointment of Deloitte & Touche, LLP as our independent registered public accounting firm for the fiscal year ending February 3, 2018;

•	“FOR” the non-binding advisory vote to approve our named executive officer compensation;

•

•	"ONE YEAR" on the frequency of the shareholder advisory vote on our named executive officer compensation; and

•	"FOR" our amended and restated 2014 Omnibus Incentive Plan.

If you are a record holder and you sign and submit your proxy card without indicating your voting instructions, your shares will be voted as indicated above.

How do I vote?

If you are a shareholder of record (that is, if your shares are owned in your name and not in "street name"), you may vote:

:    Via the internet at www.proxyvote.com;

)    By telephone (within the U.S. or Canada) toll-free at 1-800-690-6903;

.    By mail, by signing and returning the enclosed proxy card if you have received paper materials; or

?    By attending the virtual Meeting and voting online during the Meeting at www.virtualshareholdermeeting.com/BBY2017.

If your shares are held in a brokerage account by a broker, bank or other nominee, you should follow the voting instructions provided by your broker, bank or other nominee.

If you wish to vote by telephone or via the internet, you must do so before 11:59 p.m., Eastern Time, on Monday, June 12, 2017. After that time, telephone and internet voting on www.proxyvote.com will not be permitted and any shareholder of record wishing to vote thereafter must vote online during the Meeting. Shareholders of record will be verified online by way of the personal identification number included on your proxy or notice card. Voting by a shareholder during the Meeting will replace any previous votes submitted by proxy.

In accordance with the SEC rules, we are making available to all shareholders who have not affirmatively opted to receive paper materials, all of their proxy materials via the internet. However, you may opt to receive paper copies of proxy materials, at no cost to you, by following the instructions contained in the Notice of Internet Availability that we have mailed to most shareholders. We encourage you to take advantage of the option to vote your shares electronically through the internet or by telephone. Doing so will result in cost savings for the Company.

How are my voting instructions carried out?

When you vote via proxy, you appoint the Chairman of the Board, Hubert Joly and the Secretary of the Company, Keith J. Nelsen (collectively, the "Proxy Agents"), as your representatives to vote at the Meeting. The Proxy Agents will vote your shares at the Meeting, or at any postponement or adjournment of the Meeting, as you have instructed them on the proxy card. If you return a properly executed proxy card without specific voting instructions, the Proxy Agents will vote your shares in accordance with the Board's recommendations as disclosed in this proxy statement. If you submit a proxy, your shares will be voted regardless of whether you attend the Meeting. Even if you plan to attend the Meeting, it is advisable to vote your shares via proxy in advance of the Meeting in case your plans change.

If an item properly comes up for vote at the Meeting, or at any postponement or adjournment of the Meeting, that is not described in the Meeting Notice, including adjournment of the Meeting and any other matters incident to the conduct of the Meeting, the Proxy Agents will vote the shares subject to your proxy in their discretion. Discretionary authority for them to do so is contained in the proxy.

How many votes do I have?

You have one vote for each share you own, and you can vote those shares for each item of business to be addressed at the Meeting.

How many shares must be present to hold a valid Meeting?

For us to hold a valid Meeting, we must have a quorum. In order to have a quorum, a majority of the outstanding shares of our common stock that are entitled to vote need to be present or represented by proxy at the Meeting. Your shares will be counted as present at the Meeting if you:

•	vote prior to the Meeting via the internet or by telephone;

•	properly submit a proxy card (even if you do not provide voting instructions); or

•	vote while attending the Meeting online.

Broker non-votes, as defined below, will be included in determining the presence of a quorum at the Meeting so long as there is at least one routine matter which the broker, bank or other nominee can vote on, as is the case with the Meeting. In addition, abstentions on any matter are included in determining the presence of a quorum.

How many votes are required to approve an item of business and what are the effects of abstentions and broker non-votes on the voting results?

Pursuant to our Amended and Restated Articles of Incorporation ("Articles") and our Amended and Restated By-laws ("By-laws"), each item of business to be voted on by the shareholders at the Meeting, with the exception of Item 1, requires the affirmative vote of the holders of a majority of the voting power of the shares of Best Buy common stock present at a meeting and entitled to vote. Item 1, the election of directors, requires the affirmative vote of a majority of votes cast with respect to the director.

Under the rules of the New York Stock Exchange (“NYSE”), if you are a beneficial owner of shares and you do not provide voting instructions to your broker, bank or nominee, that firm has discretion to vote your shares for certain routine matters. Item 2, the ratification of the appointment of Deloitte & Touche, LLP as our independent registered public accounting firm, is considered a routine matter under NYSE rules. However, your broker, bank or nominee does not have discretion to vote your shares for non-routine matters. Items 1, 3, 4 and 5, the election of directors, the advisory vote related to named executive officer compensation, the advisory vote related to the frequency of the vote related to our executive compensation and the vote on our amended and restated 2014 Omnibus Incentive Plan, respectively, are not considered routine matters under NYSE rules.

When a broker, bank or nominee votes a beneficial owner's shares on certain but not all of the proposals, because it is unable to vote due to the beneficial owner's failure to provide voting instructions on a matter as to which the broker, bank or nominee has no discretion to vote otherwise, the missing votes are referred to as “broker non-votes.”

Abstentions will have the same effect as votes against Items 2, 3, 4 and 5 described in this proxy statement, but will have no effect on Item 1. Broker non-votes will have no effect on Items 1 and 3, 4 and 5.

What if I change my mind after I vote via proxy?

If you are a shareholder of record, you may revoke your proxy at any time before your shares are voted by:

•	Submitting a later-dated proxy prior to the Meeting (by mail, internet or telephone);

•	Voting online during the Meeting (attendance will not, by itself, revoke a proxy); or

•	Providing written notice of revocation to Best Buy's Secretary at our principal office at any time before your shares are voted.

If your shares are held in a brokerage account by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or other nominee.

Who will count the vote?

Representatives of Broadridge will tabulate the vote and act as the inspector of elections.

Where can I find the voting results of the Meeting?

We plan to publish the final voting results in a Current Report on Form 8-K ("Form 8-K") filed within four business days of the Meeting. If final voting results are not available within the four business day timeframe, we plan to file a Form 8-K disclosing preliminary voting results within the required four business days, to be followed as soon as practicable by an amendment to the Form 8-K containing final voting results.

Proxy Solicitation

How are proxies solicited?

We expect to solicit proxies primarily by internet and mail, but our directors, officers, other employees and agents may also solicit proxies in person, by telephone, through electronic communication and by facsimile transmission. We will request that brokerage firms, banks, other custodians, nominees, fiduciaries and other representatives of shareholders forward the Notice of Internet Availability and, as applicable, the proxy materials and Annual Reports themselves, to the beneficial owners of our common stock. Our directors and employees do not receive additional compensation for soliciting shareholder proxies.

Who will pay for the cost of soliciting proxies?

We pay all of the costs of preparing, printing and distributing our proxy materials. We will reimburse brokerage firms, banks and other representatives of shareholders for reasonable expenses incurred as defined in the NYSE schedule of charges in connection with proxy solicitations.

How can multiple shareholders sharing the same address request to receive only one set of proxy materials and other investor communications?

You may elect to receive future proxy materials, as well as other investor communications, in a single package per address. This practice, known as "householding," is designed to reduce our paper use and printing and postage costs. To make the election, please indicate on your proxy card under "Householding Election" your consent to receive such communications in a single package per address. Once we receive your consent, we will send a single package per household until you revoke your consent or request separate copies of our proxy materials by notifying our Investor Relations Department in writing at 7601

Penn Avenue South, Richfield, MN, 55423, or by telephone at 612-291-6147. We will start sending you individual copies of proxy materials and other investor communications following receipt of your revocation.

Can I receive the proxy materials electronically?

Yes. All shareholders may access our proxy materials electronically via the internet. We encourage our shareholders to access our proxy materials via the internet because it reduces the expenses for, and the environmental impact of, our shareholder meetings. You may opt to receive paper copies of proxy materials, including our Annual Report, proxy statement and proxy card at no cost to you, by following the instructions on your Notice of Internet Availability.

An electronic version of this proxy statement is posted on our website at www.investors.bestbuy.com.

Additional Information

Where can I find additional information about Best Buy?

Our reports on Forms 10-K, 10-Q and 8-K and other publicly available information should be consulted for other important information about Best Buy. You can find these reports and additional information about us on our website at www.investors.bestbuy.com.

CORPORATE GOVERNANCE AT BEST BUY

Our Board is elected by our shareholders to oversee our business and affairs. In addition, the Board counsels, advises and oversees management in the long-term interests of the Company, our shareholders and other stakeholders regarding a broad range of subjects, including:

•	Reviewing and approving major strategic, financial and operating decisions, and other significant actions;

•	Selecting and evaluating the performance of our CEO (this duty is performed by the independent directors, with the Chairman and CEO abstaining from all discussions);

•	Overseeing the conduct of our business and the assessment of our business risks to evaluate whether our business is being properly managed;

•	Overseeing the processes for maintaining the integrity of our financial statements and other public disclosures and complying with legal and ethical standards; and

•	Planning for CEO succession and monitoring management's succession planning for other senior executives.

Members of the Board monitor and evaluate our business performance through regular communication with management and by attending Board and committee meetings.

Our Board is committed to developing and implementing corporate governance principles that: (1) support the success of the Company’s strategy and business objectives, (2) are rooted in a robust ongoing dialogue with our shareholders and (3) are inspired by best practices. Consistent with this approach, we continue to build upon a strong framework of corporate governance practices. Shareholder perspectives play an important role in that process. Some key points regarding our Board and governance structure and practices are as follows:

Board Leadership & Composition
●
Our Board is led by our Chairman and CEO. Per our Corporate Governance Principles, we also have a Lead Independent Director with specific responsibilities to ensure independent oversight of management whenever our Chairman is not independent.

●	All of our directors, other than the CEO, are independent.
●	Our Board places an emphasis on diverse representation among its members. Four of our ten director nominees are women.
●	The average tenure of our directors is 5.7 years, with a balance of new perspectives and historical knowledge.
●	None of our director nominees serves on more than two public company boards.
●	All Committees are comprised exclusively of independent directors.
●
Our directors are required to retire at the expiration of their term upon reaching the age of 75 and must tender their resignation for consideration when their principal employment or affiliation changes.

Board Accountability
●	We utilize a robust annual Board, individual director & CEO evaluation process, and periodically engage an independent third party to provide independent assessments on Board and director performance.
●	None of our directors are involved in a material related party transaction.
●	We prohibit both hedging and pledging of Company securities by directors and executive officers.
●	Our directors and executive officers are required to comply with stock ownership guidelines.
●	Our Board has adopted Corporate Governance Principles as part of its commitment to good governance practices. These principles are available on our website at www.investors.bestbuy.com.
Shareholder Rights & Engagement
●	We have no shareholder rights plan (commonly known as a "Poison Pill").
●	We have no cumulative voting rights and our only class of voting shares is our common stock.
●	A shareholder(s) must own 10% of the voting shares of our stock to call a special meeting, or 25% if the special meeting relates to a business combination or change in our Board composition.
●	We regularly engage with shareholders to solicit feedback, address questions and concerns and provide perspective on Company policies and practices.

In this section of our proxy statement, we provide detail on specific aspects of our Corporate Governance program, policies and practices, as well as additional information on the operations and composition of our Board.

Board Leadership

Our Board is led by our Chairman and CEO, Mr. Joly, as well as by our Lead Independent Director, Mr. Fradin. Our Lead Independent Director role was established in January 2010 in order to provide independent leadership on the Board during times when our Chairman is not independent. Additional leadership roles continue to be filled by other directors, all of whom are independent and continue to play an active role in our strategic planning, risk oversight and governance. We believe this leadership structure is ideally suited to this stage of our growth transformation. The Board leadership duties and responsibilities are outlined below and in our Corporate Governance Principles, which are also posted online at www.investors.bestbuy.com.

Our Chairman is responsible for: (1) setting the agenda for Board meetings (in partnership with the Lead Independent Director) and presiding over and leading discussion at meetings of the full Board; (2) presiding over the Company's annual meeting of shareholders; (3) Board oversight and setting the Board meeting calendar; (4) building the Company's strategy with the Board and carrying it out with management; (5) ensuring the Board has sufficient oversight of the Company's risks; (6) speaking on behalf of the Company to both internal and external stakeholders, as appropriate; and (7) serving as the Board's liaison to management.

The duties of our Lead Independent Director include: (1) partnering with the Chairman to set the Board meeting agenda and being available for ongoing counsel to the Chairman regarding key items of business; (2) presiding at all Board meetings at which the Chairman is not present; (3) presiding at executive sessions of independent directors (which take place at each regular Board meeting); (4) calling additional meetings of the independent directors, as appropriate; (5) serving as a stakeholder liaison on behalf of the independent directors by being available for direct consultation and communication with interested parties, as appropriate; (6) being available for ongoing counsel to the Chairman regarding key items of business and overall Board functions; and (7) performing other such duties as may be requested from time to time by the Board as a whole, the independent directors and the Chairman.

Both our Chairman and our Lead Independent Director partner with the Chair of our Nominating, Corporate Governance and Public Policy Committee to conduct individual director assessment as part of the annual Board evaluation process, and perform such other functions and responsibilities as set forth in the Corporate Governance Principles or as requested by the Board from time to time.

Our Lead Independent Director is nominated by the Nominating, Corporate Governance and Public Policy Committee, and final selection is subject to ratification by the vote of a majority of the independent directors on the Board. The Lead Independent Director serves for an annual term beginning at the Board meeting following the first Regular Meeting of Shareholders at which directors are elected. Mr. Fradin was re-appointed to the Lead Independent Director role in June 2016.

Board Composition

The Board seeks a wide range of relevant experience and expertise in its directors. In addition, the Board emphasizes independent voices and adding new perspectives to its membership. Currently 90% of our directors are independent, with an average tenure of 5.7 years. In addition, the Board carefully assesses and plans for the director skill sets required in the future, and for an orderly succession and transition of directors, as evidenced by the composition changes over the past five years. More information regarding our Director Qualification Standards and Director Nomination Process can be found within Item 1 of this proxy statement.

Director Independence

Pursuant to our Corporate Governance Principles, the Board has established independence standards consistent with the requirements of the SEC and NYSE. To be considered independent under the NYSE rules, the Board must affirmatively determine that a director or director nominee does not have a material relationship with us (directly, or as a partner, shareholder or officer of an organization that has a relationship with us). In addition, each member of the Compensation and Human Resources Committee must meet a standard of “enhanced independence” such that the Board must consider the source of compensation of the director and whether the director is affiliated with us or one of our subsidiaries to determine whether there are any factors that would materially affect a director's ability to be independent, specifically in regards to their duties as a compensation committee member.

NYSE rules generally provide that no director or director nominee may be deemed independent if the director or director nominee:

— has in the past three years:

•
received (or whose immediate family member has received as a result of service as an executive officer) more than $120,000 during any 12-month period in direct compensation from Best Buy, other than director and committee fees and certain pension payments and other deferred compensation;

•	been an employee of Best Buy;

•	had an immediate family member who was an executive officer of Best Buy;

•
personally worked on (or whose immediate family member has personally worked on) our audit as a partner or an employee of our internal or external auditors or independent registered public accounting firm; or

•	been (or whose immediate family member has been) employed as an executive officer of another company whose compensation committee at that time included a present executive officer of Best Buy; or

— is:

•
a partner or employee of our independent registered public accounting firm, or a director whose immediate family member is a partner of such firm or is employed by such firm and personally works on our audit; or

•
an employee (or has an immediate family member who is an executive officer) of another company that has made payments to Best Buy, or received payments from Best Buy, for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company's consolidated gross revenues.

Under our director independence standards described above, the Board has determined that each director who served during any part of fiscal 2017 and each director nominee is independent, with the exception of Mr. Joly, our Chairman and CEO. The Board based these determinations primarily on a review of the responses of the directors to questions regarding employment and compensation history, affiliations, family and other relationships and on discussions with our directors.

As part of its independence analysis, the Board reviewed our relationships with companies with which our directors are affiliated. As part of that review, the Board considered our relationship with IBM Corp., a company affiliated with Mr. Kenny. Mr. Kenny, a director since September 2013, serves as Senior Vice President of IBM Watson and IBM Cloud, divisions of IBM Corp. Since 2000, IBM Corp. has provided us with information technology-related services. The amounts we have paid to IBM Corp. were less than 2% of the annual consolidated revenue of IBM for each of the past three fiscal years. In addition, Mr. Kenny did not influence or participate in negotiating our agreements with IBM. The Board determined that the Company's relationship with IBM Corp. was not material and did not impair Mr. Kenny's independence.

In addition, the Board also considered our relationship with Cognizant Technology Solutions Corp., which provided us with information technology and business solution services during fiscal 2017. Ms. McLoughlin, a director since September 2015, serves as Chief Financial Officer of Cognizant. The amounts paid to Cognizant were less than 2% of Cognizant's gross revenues for the past fiscal year. Ms. McLoughlin did not influence or participate in negotiating our agreements with Cognizant. The Board determined that the Company's relationship with Cognizant was not material and did not impair Ms. McLoughlin's independence.

Committees of the Board

The Board has the following four committees: the Audit Committee, the Compensation and Human Resources Committee (the "Compensation Committee"); the Finance and Investment Policy Committee; and the Nominating, Corporate Governance and Public Policy Committee (the "Nominating Committee"). The charters for each committee are posted on our website at www.investors.bestbuy.com. The charters are reviewed annually and include information regarding each committee's composition, purpose and responsibilities.

The Board has determined that all members of the Audit Committee, Compensation Committee and Nominating Committee are independent directors as defined under the SEC and NYSE rules, and all members of the Compensation Committee are "outside directors" for purposes of Internal Revenue Code section 162(m). The Board has also determined that three of the four members of the Audit Committee during fiscal 2017 qualified as audit committee financial experts under SEC rules, and that each of the members of the Audit Committee has accounting and related financial management expertise in accordance with the NYSE listing standards.

The key responsibilities, fiscal 2017 membership and number meetings for each committee are set forth below:

Committee	Key Responsibilities		Fiscal 2017 Members	Number of Meetings held in Fiscal 2017
Audit	•	Assists the Board in its oversight of:	Tommy Millner*†	8
		• the integrity of our financial statements and financial reporting processes;	Karen A. McLoughlin†
• our internal accounting systems and financial and operational controls;
		• the qualifications and independence of our independent registered public accounting firm;	Claudia F. Munce
		• the performance of our internal audit function and our independent registered public accounting firm;	Gerard R. Vittecoq†
•
our legal compliance and ethics programs, our legal, regulatory and risk oversight requirements, and the major risks facing the Company (including risks related to finance, operations and cyber-security), related party transactions and our Code of Business Ethics.

	•	Responsible for the preparation of a report as required by the SEC to be included in this proxy statement.
Compensation & Human Resources	•	Responsible for executive officer and director compensation, including the establishment of our executive officer and director compensation philosophies, evaluating the performance of our CEO, approving CEO and executive officer compensation, and preparation of a report as required by the SEC to be included in this proxy statement.	Russell P. Fradin*	5
Lisa M. Caputo
	•	Responsible for succession planning and compensation-related risk oversight.	J. Patrick Doyle
	•	Approves and oversees the development and evaluation of equity-based and other incentive compensation and certain other employee benefit plans.	Kathy J. Higgins Victor
Finance & Investment Policy	•	Provides oversight of, and advises the Board regarding, our financial policies and financial condition to help enable us to achieve our long-range goals.	Gerard R. Vittecoq*	4
•
Evaluates and monitors the: (i) protection and safety of our cash and investments; (ii) achievement of reasonable returns on financial assets within acceptable risk tolerance; (iii) maintenance of adequate liquidity to support our activities; (iv) assessment of the cost and availability of capital; and (v) alignment of our strategic goals and financial resources.
J. Patrick Doyle
David W. Kenny
Karen A. McLoughlin
	•	Responsible for ensuring we have adequate liquidity and approving certain significant contractual obligations.	Claudia F. Munce
Nominating, Corporate Governance, & Public Policy	•	Reviews and recommends corporate governance principles to the Board, screens and presents qualified individuals for election to the Board, and oversees the evaluation of the performance of the Board and its committees.	Kathy J. Higgins Victor*	4
	•	Assists the Board with general corporate governance, including Board organization, membership, training and evaluation.	Lisa M. Caputo
	•	Oversees matters of public policy and corporate responsibility and sustainability that affect us domestically and internationally.	David W. Kenny
Tommy Millner

*	Chair

†	Designated as an "audit committee financial expert"

Board Risk Oversight

Our Board is responsible for oversight of enterprise risk. The Board considers enterprise risk factors as critical in its review of business strategy and performance and ensures that there is an appropriate balance of risk and opportunity.

The Board approaches its risk oversight responsibilities by reviewing management’s assessment of enterprise risks based on internal and external factors and ensuring appropriate Board oversight of ongoing management efforts to address those risks. Management is responsible for the day-to-day risk management processes, including assessing and taking actions necessary to manage risk incurred in connection with the operation of our business. Management then reviews significant enterprise risks and our general risk management strategy with the Board as follows:

•
Key strategic risk factors, such as the competitive environment, strategic prioritization, and global brand issues, are considered by the full Board as part of the Board’s overall review of the Company’s strategy and strategic plans.

•
Risks associated with our financial reporting processes, legal and regulatory compliance, data privacy and security (including cyber-security) and other operational matters are reviewed by our Audit Committee.

•	Risks associated with our compensation plans, benefits and management succession are reviewed by our Compensation Committee.

•	Risks associated with our investment portfolio, capital markets and liquidity are reviewed by our Finance and Investment Policy Committee.

•	Risks associated with our Board processes, corporate governance, public policy and social responsibility are reviewed by our Nominating Committee.

Risk items reviewed in Board committees are then escalated to the full Board as necessary.

The Audit Committee also oversees management's processes to identify and quantify the material risks that we face. In connection with its risk oversight role, the Audit Committee meets privately with representatives of our independent registered public accounting firm, our internal audit staff and our legal staff. Our internal audit staff, who report directly to the Audit Committee at least quarterly, assist management in identifying, evaluating and implementing risk management controls and procedures to address identified risks.

Compensation Risk Assessment

In connection with their oversight of compensation-related risks, Compensation Committee members annually review the most important enterprise risks to ensure that compensation programs do not encourage risk-taking that is reasonably likely to have a material adverse effect on us. As in past years, the review process in fiscal 2017 identified our existing risk management framework and the key business risks that may materially affect us, reviewed all compensation plans and identified those plans that are most likely to impact these risks or introduce new risks, and balanced these risks against our existing processes and compensation program safeguards. The review process also took into account mitigating features contained within our compensation plan design, which includes elements such as:

•	metric-based pay;

•	time matching performance periods;

•	payment for outputs;

•	goal diversification;

•	stock ownership guidelines;

•	payment caps; and

•	clawbacks.

The Compensation Committee also considered additional controls outside of compensation plan design which contribute to risk mitigation, including the independence of our performance measurement teams and our internal control environment.

Based upon the process we employed, the Compensation Committee determined that our compensation programs do not encourage risk-taking that is reasonably likely to result in a material adverse effect on the Company.

Board Meetings and Attendance

During fiscal 2017, the Board held four regular meetings. Each incumbent director attended, in person or by telephone, at least 75% of the meetings of both the Board and committees on which he or she served, and the average attendance of all directors was 98%. Directors are required to attend our Regular Meetings of Shareholders, and all director nominees attended the 2016 Meeting.

Executive Sessions of Independent Directors

In order to promote open discussion among independent directors, the Board has a policy of conducting executive sessions of independent directors during each regularly scheduled Board meeting. During fiscal 2017, our Lead Independent Director, Mr.

Fradin, chaired the executive sessions of independent directors in accordance with our Corporate Governance Principles and consistent with NYSE rules regarding executive sessions.

Board Evaluation Process
Our Nominating Committee oversees the evaluation of the performance of the Board, its committees and individual directors. On an annual basis, members of the Board complete a questionnaire evaluating the performance of the Board as a whole, each member’s respective committee, and the performance of the Chairman and Lead Independent Director. The questionnaire reflects responsibilities and roles as outlined within the Corporate Governance Principles and each committee’s respective charter, as well as more general performance-related questions. The Nominating Committee reviews the results of these questionnaires and determines whether the results warrant any action. The results and any proposed action are then shared with the full Board for further discussion and approval of final action plans.

In addition, the Chair of our Nominating Committee, the Board Chairman, and the Lead Independent Director conduct individual director assessments to review each director’s contributions to the Board during the past year and his or her performance against the director qualification standards and Board needs. As part of this process, the Nominating Committee Chair conducts confidential interviews with each director on an annual basis to discuss each director's engagement and desire to continue service, as well as their feedback on Board effectiveness. The Nominating Committee also annually reviews the skills and qualifications of the Board members and the strategic goals of the Company to determine whether the skills on the Board continue to align with the Company’s strategy. The interviews, board composition analysis and individual assessments are utilized by the Nominating Committee to assess whether a director should continue to serve on the Board and stand for re-election at the next Regular Meeting of Shareholders and to otherwise address Board composition needs.

In fiscal 2017, in addition to the process described above, the Nominating Committee engaged an independent third-party consultant to conduct individual interviews with each director and certain senior executives and perform a comprehensive analysis of the Board's governance structure, evaluation process and overall effectiveness. The Committee anticipates utilizing this approach periodically to obtain independent assessments of its performance.

CEO Evaluation Process

Our Compensation Committee conducts a robust annual CEO evaluation process, consisting of both a performance review and a compensation analysis. The performance evaluation component includes an assessment of the Company's performance in light of set objectives, personal interviews with the individual Board members and the CEO's direct reports, 360 feedback evaluations provided by over 30 individuals who interact with the CEO, and a detailed CEO self-assessment. Separately, the Company's Human Resources consultant conducts extensive market research. CEO compensation market data is collected from Fortune 100 companies, the retail industry generally, and our peer group to ensure both market competitiveness and appropriateness of our CEO's compensation relative to his peers. The Compensation Committee's independent consultant reviews the market data and provides its recommendations to the Compensation Committee. Once all of the relevant performance and compensation data has been collected, the Compensation Committee meets in executive session to discuss the CEO performance evaluation results and CEO compensation. After reviewing all of the collected data regarding performance, the Compensation Committee makes its decision regarding CEO compensation for the forthcoming year. The Compensation Committee then provides its final assessment on CEO performance and decision regarding CEO compensation to the Board for discussion during executive session. Our Chairman and CEO abstains from participating in all related discussions of the Compensation Committee and Board prior to delivery of the final assessment.

Director Orientation and Continuing Education

Our Nominating Committee oversees the orientation and continuing education of our directors. Director orientation familiarizes directors with our strategic plans, significant financial, accounting and risk management issues, compliance programs, policies, principal officers, internal auditors and our independent registered public accounting firm. The orientation also addresses Board procedures, director responsibilities, our Corporate Governance Principles and our Board committee charters.

We also offer continuing education programs and provide opportunities to attend commercial director education seminars outside of the Company to assist our directors in maintaining their expertise in areas related to the work of the Board and the directors' committee assignments.

In fiscal 2017, the Board conducted its annual continuing education seminar for the full Board on the topics of cyber-security and privacy in June 2016.

Anti-Hedging and Anti-Pledging Policies

Our executive officers and Board members are prohibited from pledging Company securities as collateral for a loan or from holding Company securities in a margin account. The Board recently strengthened the policy by removing the ability for the Compensation Committee to approve exceptions in advance. In addition, all employees and Board members are prohibited from hedging Company securities, including by way of forward contracts, equity swaps, collars, exchange funds or otherwise.

Director Stock Ownership

Historically, our stock ownership guidelines have required each of our non-management directors to own 10,000 shares and to hold 50% of their granted equity until that ownership target is met. In fiscal 2014, we began granting directors restricted stock units subject to a holding requirement. Directors must hold these units during their Board tenure until their service on the Board ends. In fiscal 2017, all of our non-management directors were in compliance with the ownership guidelines. Our stock ownership guidelines for executive officers are discussed in the Executive and Director Compensation —Compensation Discussion and Analysis — Executive Compensation Elements — Other Compensation section.

Shareholder Engagement

We regularly engage with our shareholders on a variety of topics throughout the year to ensure we are addressing their questions and concerns, to seek input and to provide perspective on Company policies and practices. We have taken several actions in recent years in consideration of shareholder feedback elicited during this process, including: declassification of our Board, the determination to hold the advisory vote on our executive compensation on an annual basis, adjustments to the director appointments on our Board committees, and the development of our corporate social responsibility program and reporting. We also continue to facilitate direct shareholder communication with management and members of our Board and the ability to easily access and obtain information regarding our Company on our website at www.investors.bestbuy.com. Please see Executive and Director Compensation — Introduction for more information regarding actions taken as a result of shareholder feedback received regarding our prior year's executive compensation decisions.

Public Policy

As a leading global retailer and corporate citizen, we believe that it is important to work with policymakers on issues impacting our customers, employees, businesses, shareholders and communities. We know that collaboration helps bring about change that better serves our communities where we live and work. Our public policy work directly aligns with our aspiration to be environmentally and socially accountable for our brands and business operations worldwide. In fiscal 2017, our public policy priorities included: marketplace fairness, financial services, cybersecurity and data privacy, competitive workplace, supply chain, energy & environment, and emerging technologies. More information about these priorities, as well as our annual political activity reports and related policies can be found at https://corporate.bestbuy.com under "Government Affairs."

Communications with the Board

Shareholders and interested parties who wish to contact the Board, any individual director, or the independent directors as a group, are welcome to do so in writing, addressed to such person(s) in care of:

Mr. Keith J. Nelsen
General Counsel and Secretary
Best Buy Co., Inc.
7601 Penn Avenue South
Richfield, Minnesota 55423

Mr. Nelsen will forward all written shareholder correspondence to the appropriate director(s), except for spam, junk mail, mass mailings, customer complaints or inquiries, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate material. Mr. Nelsen may, at his discretion, forward certain correspondence, such as customer-related inquiries, elsewhere within the Company for review and possible response. Comments or questions regarding our accounting, internal controls or auditing matters will be referred to the Audit Committee. Comments or questions regarding the nomination of directors and other corporate governance matters will be referred to the Nominating Committee. Comments or questions regarding executive compensation will be referred to the Compensation Committee.

Corporate Governance Website

If you would like additional information about our corporate governance practices, you may view the following documents at www.investors.bestbuy.com in the Corporate Governance section.

•	Amended and Restated Articles of Incorporation

•	Amended and Restated By-laws

•	Corporate Governance Principles

•	Audit Committee Charter

•	Compensation and Human Resources Committee Charter

•	Finance and Investment Policy Committee Charter

•	Nominating, Corporate Governance and Public Policy Committee Charter

•	Code of Business Ethics

•	Best Buy Co., Inc. 2014 Omnibus Incentive Plan

•	Policy for Shareholder Nomination of Candidates to Become Directors of the Company

•	Process for Communication with the Board

ITEM OF BUSINESS NO. 1 — ELECTION OF DIRECTORS

General Information

Our By-laws provide that our Board consist of one or more directors and that the number of directors may be increased or decreased from time to time by the affirmative vote of a majority of the directors serving at the time that the action is taken. The number of directors on our Board is reviewed and set by our Board no less often than annually. In March 2017, the Board set the number of directors at ten, based on the number of directors currently serving. The Board will continue to evaluate the size of the Board and make adjustments as needed to meet the current and future needs of the Company.

Director Nomination Process

The Nominating Committee is responsible for screening and recommending to the full Board director candidates for nomination. The Nominating Committee often engages a third-party search firm to assist in identifying appropriate candidates to consider as additions to our Board. When the Board is seeking to fill an open director position, the Nominating Committee will also consider nominations received from our shareholders, provided that proposed candidates meet the requisite director qualification standards discussed within this section of our proxy statement.

When the Board elects to add a director to the Board, the Nominating Committee will announce the search and post any additional search criteria on our website at www.investors.bestbuy.com. Candidates recommended by shareholders, if qualified, will be considered in the same manner as any other candidate.

The Nominating Committee will then evaluate the resumes of any qualified candidates recommended by search firms or shareholders, as well as by members of the Board. All candidates are evaluated based on the director qualification standards and the current and future needs of the Board.

Shareholder nominations must be accompanied by a candidate resume that addresses the extent to which the nominee meets the director qualification standards and any additional search criteria posted on our website. Nominations will be considered only if we are then seeking to fill an open director position. All nominations by shareholders should be submitted as follows:

Chair, Nominating, Corporate Governance and Public Policy Committee
c/o Mr. Keith J. Nelsen
General Counsel and Secretary
Best Buy Co., Inc.
7601 Penn Avenue South
Richfield, Minnesota 55423

Director Qualification Standards

In seeking new board members, we focus on adding new skills and experiences necessary to oversee the Company's business strategy and fulfill the Board's risk oversight obligations. Our objective is to identify and retain directors that can effectively develop the Company's strategy and oversee management's execution of that strategy. We only consider director candidates who embody the highest standards of personal and professional integrity and ethics and are committed to a culture of transparency and open communication at the Board level and throughout the Company. Successful candidates are dedicated to accountability and continuous improvement with a belief in innovation as a key business success factor. They are also actively engaged and have an innate intellectual curiosity and entrepreneurial spirit.

As part of its annual evaluation process for director nominees, the Nominating Committee considers other criteria, including the candidate's history of achievement and superior standards, ability to think strategically, willingness to share examples based upon experience, policy-making experience, and ability to articulate a point-of-view, take tough positions and constructively challenge management. Directors must also be committed to actively engaging in their Board roles, with sufficient time to carry out the duties of Board and Board committee membership. Finally, one or more of our directors must possess the education or experience required to qualify as an "audit committee financial expert" pursuant to SEC rules.

Our Corporate Governance Principles establish our policy of considering diversity in the director identification and nomination process. When considering Board candidates, the Nominating Committee seeks nominees with a broad range of experience from a variety of industries and professional disciplines, such as finance, professional services, and technology, along with a diversity of gender, ethnicity, age and geographic location. The Nominating Committee does not assign specific weights to particular criteria, and no particular criterion is necessarily applied to all prospective nominees. When the Nominating Committee identifies an area of which the Board may benefit from greater representation, it may focus its candidate search on particular experience, background or diversity characteristics, including gender, ethnic and geographical attributes. The Board believes that diversity in the backgrounds and qualifications of Board members ensures the mix of experience, knowledge and abilities necessary for the Board to fulfill its responsibilities and leads to a more effective oversight and decision-making process.

The grid below summarizes the key qualifications and skills each of our directors possess that were most relevant to the decision to nominate him or her to serve on the Board. The lack of a mark does not mean the director does not possess that qualification or skill; rather a mark indicates a specific area of focus or expertise on which the Board relies most heavily. Each director’s biography describes these qualifications and relevant experience in more detail.

Caputo	Doyle	Fradin	Higgins Victor	Joly	Kenny	McLoughlin	Millner	Munce	Vittecoq
Academia / Education	✓	✓
Significant experience in roles at one or more academic institutions; helpful in bringing thought leadership to the development of our business strategy
Business Operations	✓	✓	✓	✓	✓	✓	✓
Experience in an operational role with one or more businesses; provides understanding to assess our business strategy and execution
Chief Executive Officer	✓	✓	✓	✓	✓
Past or current service as a chief executive in a for-profit company; provides an enhanced ability to support our CEO and develop our leadership team
Corporate Governance	✓	✓	✓
Experience in managing or advising on corporate governance matters for corporations; supports our objective to have corporate governance practices that reflect industry best practices
Customer Engagement / Marketing	✓	✓	✓	✓	✓
Past or current service in, or oversight of, a senior marketing position; important in understanding the needs of our customers
Digital / E-commerce	✓	✓	✓	✓	✓	✓
Overseeing part or all of a significant E-commerce business; relevant to the development of our multi-channel strategy
Finance	✓	✓	✓	✓	✓	✓	✓
Having served as or overseen a senior financial officer; important to oversee and understand our financial statements, capital structure and internal controls
Government / Public Policy	✓
Having held one or more significant positions in local, state or federal government; valuable in assessing the impact of new regulations on our industry
Investments / Venture Capital	✓	✓
Having held a significant position with an investment or venture capital firm; relevant to evaluating our growth, innovation and investment strategies
Professional Services	✓	✓	✓	✓
Experience in overseeing or managing a professional services business; important in understanding the needs of our services strategy
Retail / Consumer Services	✓	✓	✓	✓	✓	✓
Experience at a major retailer or consumer services-oriented business; important in understanding our industry, business needs and strategic goals
Talent Management	✓	✓
Current or past experience managing or advising human resource functions; helpful to our efforts to attract, retain and motivate talent
Technology	✓	✓	✓	✓	✓
Having served in a senior technology role or a senior role in a technology company; important as we assess our technology needs and those of our customers

Director Nominees (Ages and Committee roles as of May 1, 2017)

The biographies of each of the nominees include information regarding the person's service as a director, business experience, public company director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings during the last ten years if any, and the key experiences, qualifications, attributes or skills that led the Nominating Committee and the Board to determine that the person should serve as a director.

There are no family relationships among the nominees or between any nominee and any director, executive officer or person chosen to become an executive officer. There are also no material proceedings to which any director, officer, affiliate of the

Company, any 5% shareholder or any associate is a party adverse to the Company or its subsidiaries or has a material interest adverse to the Company or its subsidiaries.

Lisa M. Caputo
Age: 53	Committees:
Director Since: December 2009	● Compensation Committee
✓ Independent	● Nominating Committee
Other For-Profit Directorships (*Public Company):
None

Background: Executive Vice President and Chief Marketing and Communications Officer of The Travelers Companies, Inc., a property casualty insurer (2011-present); Managing Director and Senior Banker of the Public Sector Group of the Institutional Clients Group of Citigroup, Inc., a financial services company (2010-2011); Global Chief Marketing Officer and Executive Vice President of Citigroup, Inc. (2007-2010); Founder, Chairman and Chief Executive Officer of Citi’s Women & Co., a membership service that provides financial education and services for women (2000-2011).

What she brings to the Board: Ms. Caputo’s position as Executive Vice President of Marketing and Communications of The Travelers Companies makes her critical to Best Buy’s efforts to broaden its brand, rejuvenate the customer experience and transform its marketing efforts from analog and mass to digital and personal. She also spent 11 years at Citigroup, advising three chief executive officers on topics from marketing and communications to government affairs and community relations. Ms. Caputo has an exceptional track record of enhancing corporate social responsibility and employee engagement, key components of Best Buy’s ongoing transformation. She has also been a senior executive at the Walt Disney Company and at the CBS Corporation, and spent more than a decade in the public sector, serving as Deputy Assistant to President Bill Clinton and Press Secretary to First Lady Hillary Rodham Clinton. Ms. Caputo’s diverse public/private background lends an important voice to the Board deliberations, particularly those that involve the Company’s efforts to communicate with customers.

Education: Ms. Caputo holds degrees from Brown University and Northwestern University.

J. Patrick Doyle
Age: 53	Committees:
Director Since: October 2014	● Compensation Committee
✓ Independent	● Finance & Investment Policy Committee
Other For-Profit Directorships (*Public Company):
● Domino's Pizza, Inc.*

Background: President and CEO of Domino’s Pizza, Inc., the second-largest pizza company in the world (2010-present); President of Domino’s Pizza (2007-present); Executive Vice President of Team U.S.A. at Domino’s Pizza (2004-2007); Executive Vice President of Domino’s Pizza International (1999-2004); Senior Vice President of Marketing for Domino’s Pizza (1997-1999).

What he brings to the Board: Having led a remarkable transformation at Domino’s Pizza, Inc., Mr. Doyle’s experience and insights are valuable to the Board of Directors and senior management as Best Buy is in the midst of a similar effort. His experience rebuilding Domino’s reputation among consumers is a great benefit to Best Buy, particularly as it evolves its own marketing initiatives. Under Mr. Doyle, Domino’s significantly grew its digital presence, with online orders now accounting for 40 percent of U.S. sales. That expertise supports Best Buy’s continued work in meeting customers where, how and when they want to shop — in store or online — and its goal of increasing its online market share. Mr. Doyle previously served on the board of directors of G&K Services, Inc.

Education: Mr. Doyle holds degrees from The University of Chicago Booth School of Business and from the University of Michigan.

Russell P. Fradin
Age: 61	Committees:
Director Since: April 2013	● Compensation Committee (Chair)
✓ Independent
Lead Independent Director	Other For-Profit Directorships (*Public Company):
● Hamilton Insurance
● Tranzact

Background: Operating Partner at Clayton, Dubilier, & Rice, a private investment firm (April 2016-present); Chief Executive Officer and President of SunGard, a leading software and technology services company now acquired by Fidelity National Information Services, Inc. (2011-2015); Chairman and Chief Executive Officer of AonHewitt, a global provider of human resources consulting and outsourcing solutions (2010-2011); Chief Executive Officer of Hewitt Associates (2006-2010); President and Chief Executive Officer of The BISYS Group, Inc., a provider of outsourcing solutions for the financial services sector (2004-2006).

What he brings to the Board: With experience as both a CEO and an executive board chair, Mr. Fradin is well suited to be Best Buy’s Lead Independent Director. He has firsthand insight into the partnership between an engaged Board and an effective, high-performing management team. In his role as a director, Mr. Fradin offers Best Buy the benefit of a 20-year career leading some of the country’s top services businesses, including more than a decade in a CEO role. This experience is of particular value given the Company’s emphasis on rejuvenating its services business as part of its transformation efforts. Additionally, Mr. Fradin’s previous leadership of Hewitt Associates and, ultimately, AonHewitt, allows him to offer valuable advice on issues that include streamlining operations, reducing costs and establishing appropriate executive compensation. Earlier in his career, Mr. Fradin ran the Global Employer Services business of Automatic Data Processing, Inc., where he nearly doubled revenues, significantly improved margins and diversified that business’s operations. He also spent 18 years at McKinsey and Company, specializing in offering Fortune 500 clients advice on new product and services innovations. Mr. Fradin previously served on the boards of directors of SunGard Data Systems, Inc. and Gartner, Inc.

Education: Mr. Fradin holds degrees from the Wharton School of the University of Pennsylvania and from Harvard University.

Kathy J. Higgins Victor
Age: 60	Committees:
Director Since: November 1999	● Compensation Committee
✓ Independent	● Nominating Committee (Chair)
Other For-Profit Directorships (*Public Company):
None

Background: President and Founder of Centera Corporation, an executive development and leadership coaching firm (1995-present); Senior Vice President, Chief Human Resources Officer at Northwest Airlines, Inc., a global commercial airline now merged with Delta Air Lines (1991-1995).

What she brings to the Board: Ms. Higgins Victor, Founder and President of Centera Corporation, an executive development and leadership coaching firm, brings highly experienced leadership to support Best Buy’s goal of developing and retaining the industry’s best talent. She uses leadership development and change management strategies to help numerous domestic and international companies build sustainable competitive advantage and has extensive experience in executive development, human resources, talent management, organizational culture and succession planning. She led the Board’s efforts to recruit the Company’s Chairman and CEO, Hubert Joly, as well as several recent directors. Ms. Higgins Victor brings a global business perspective, having held international leadership roles with Northwest Airlines, Inc. (now Delta Air Lines), where she was responsible for executive compensation, employee benefits and labor relations, as well as a people-centric point of view gleaned from human resources-related leadership roles at The Pillsbury Company and Burger King Corporation earlier in her career. Because of her combination of decades of experience advising senior Fortune 100 executives and expertise in governance, change management and human resources, Best Buy has relied on Ms. Higgins Victor to offer insight regarding its goal of building foundational capabilities necessary to unlock future growth strategies, and will continue to rely on her as it implements its Best Buy 2020 strategy. She also serves on the board of trustees for the University of St. Thomas, Minnesota’s largest private university.

Education: Ms. Higgins Victor holds a degree from the University of Avila.

Hubert Joly
Age: 57	Committees:
Director Since: September 2012	None
Appointed Chairman in June 2015
Other For-Profit Directorships (*Public Company):
● Ralph Lauren Corporation*

Background: Chairman (2015-present) and Chief Executive Officer of Best Buy Co., Inc. (2012-present); President and Chief Executive Officer of Carlson, Inc., a worldwide hospitality and travel company (2008-2012); President and Chief Executive Officer of Carlson Wagonlit Travel, a business travel management company (2004-2008); senior executive positions with Vivendi S.A., a French multinational media and telecommunications company (1999-2004).

What he brings to the Board: Mr. Joly has a strong reputation as a turnaround and transformation expert. Since joining Best Buy in September 2012, Mr. Joly has led the Company’s Renew Blue transformation. As a result, Best Buy has delivered improved domestic comparable sales and profit; an increase in customer satisfaction and employee engagement; an enhanced in-store experience with the addition of thousands of stores-within-a-store developed in partnership with many of the world’s leading technology companies; and a richer online shopping experience on bestbuy.com. Before joining Best Buy, Mr. Joly was CEO of Carlson, Inc., a global hospitality and travel company. He previously led Carlson Wagonlit Travel, Vivendi Universal Games and Electronic Data Systems’ French business. He began his career with McKinsey and Company, where he was a partner.

Education: Mr. Joly holds degrees from the École des Hautes Études Commerciales de Paris (HEC Paris) and the Institut d’Etudes Politiques de Paris.

David W. Kenny
Age: 55	Committees:
Director Since: September 2013	● Finance & Investment Policy Committee
✓ Independent	● Nominating Committee
Other For-Profit Directorships (*Public Company):
None

Background: Senior Vice President of IBM Watson (January 2016-present) and IBM Cloud (November 2016-present), business units of IBM, an American multinational technology and consulting corporation; Chairman and Chief Executive Officer of The Weather Company, a leading provider of weather forecasts and information (2012-2015); President of Akamai, a leading cloud platform technology company (2011-2012); Managing Partner of VivaKi, a provider of integrated strategy, technology and marketing solutions for internet-based ecommerce companies (2006-2010); Founder and Chief Executive Officer of Digitas, Inc., which was later merged with VivaKi (1997-2006).

What he brings to the Board: Mr. Kenny has an impressive track record of transforming companies, a valuable asset for Best Buy’s business imperatives. He was recently appointed the leader of IBM Watson and IBM Cloud, tasked with overseeing the development of the company’s cognitive technology business and its related partnerships with outside software developers. As the former Chairman and Chief Executive Officer of The Weather Company (now acquired by IBM), Mr. Kenny helped turn that organization into a multi-platform media heavyweight that produced television programming, developed apps, published content and used analytics to connect businesses to consumers through weather and climate-related content. Mr. Kenny uses his consumer-centric and strategic skills to support Best Buy’s transformation efforts, including its goal of capturing online share and serving customers based on how, where and when they want to be served. Mr. Kenny’s online leadership dates to 1997, when he founded Digitas, Inc., a provider of technology and marketing solutions for e-commerce and multi-channel companies. He previously served on the board of directors of SessionM, The Weather Company, The Corporate Executive Board, Akamai Technologies and Yahoo! Inc.

Education: Mr. Kenny holds degrees from the GM Institute (now Kettering University) and Harvard University.

Karen A. McLoughlin
Age: 52	Committees:
Director Since: September 2015	● Audit Committee
✓ Independent	● Finance & Investment Policy Committee
Other For-Profit Directorships (*Public Company):
None

Background: Chief Financial Officer of Cognizant Technology Solutions Corporation, a Fortune 500 company and leading provider of information technology, business process and consulting services (2012-present); Senior Vice President, Financial Planning & Analysis and Enterprise Transformation of Cognizant (2008-2012); Vice President, Global Financial Planning & Analysis of Cognizant (2003-2008); Vice President, Finance of Spherion Corp., now SFN Group Inc., which was acquired by Randstadt (1997-2003).

What she brings to the Board: As the Chief Financial Officer of Cognizant Technology Solutions Corp., Ms. McLoughlin brings strong financial acumen to the Best Buy Board. Having been at Cognizant since 2003, she has developed extensive knowledge of the IT services sector, which is critical to Best Buy as it considers its own internal IT processes and continues to emphasize Services as part of its ongoing transformation and Best Buy 2020 strategy. Further, since joining Cognizant, Ms. McLoughlin has spearheaded several critical transformational initiatives that made significant contributions to the efficiency and effectiveness of the company’s operations. Through this work, she developed a deep understanding of the company’s financial and business operations perspectives, experience that will greatly benefit Best Buy as it looks to continually improve its operational structure. During Ms. McLoughlin’s time at Cognizant, the company has experienced tremendous growth, with revenue increasing from $368 million to $10.3 billion (fiscal 2014). Prior to joining Cognizant, Ms. McLoughlin built upon her strong financial background with leadership roles at Spherion Corp. and Price Waterhouse (now PricewaterhouseCoopers).

Education: Ms. McLoughlin holds degrees from Wellesley College and Columbia University.

Thomas L. "Tommy" Millner
Age: 63	Committees:
Director Since: January 2014	● Audit Committee (Chair)
✓ Independent	● Nominating Committee
Other For-Profit Directorships (*Public Company):
● Cabela's Inc.*
● Total Wine & More

Background: Chief Executive Officer of Cabela’s Inc., a leading omni-channel retailer of hunting, fishing and camping products (2009-present); President and Chief Executive Officer of Freedom Group, Inc. and its successor company, Remington Arms Company, Inc., a firearms and ammunition manufacturer (1999-2009).

What he brings to the Board: As the Chief Executive Officer of Cabela’s Inc., Mr. Millner is a prominent presence in multi-channel retail. As the Chief Executive Officer of North America’s foremost outdoors retailer, Mr. Millner brings to the Best Buy Board expertise in support of the Company strategic priorities, particularly those concerning effective merchandizing and multi-channel operations. He has experience leading a specialty retailer through a transformation. When he joined Cabela’s, the company’s market capitalization hovered near $500 million; five years later, it exceeded $5.0 billion. Before leading that remarkable growth, Mr. Millner was President and Chief Executive Officer of Remington Arms Company. Earlier in his career he was Chief Executive Officer and President of Pilliod Cabinet and held various leadership positions at Broyhill Furniture and

Thomasville Furniture. Experience gained throughout his career complements Best Buy’s strategy for enhanced personalized consumer marketing.

Education: Mr. Millner holds a degree from Randolph Macon College.

Claudia F. Munce
Age: 57	Committees:
Director Since: March 2016	● Audit Committee
✓ Independent	● Finance & Investment Policy Committee
Other For-Profit Directorships (*Public Company):
● Bank of the West

Background: Venture Advisor at New Enterprise Associates (NEA), one of the world’s largest and most active venture capital firms (January 2016-present); Managing Director of IBM Venture Capital Group and Vice President of Corporate Strategy at IBM Corp. (2004-15); Director of Strategy, IBM Venture Capital Group (2000-04); Head of Technology Transfer and Licensing, IBM Research (1994-2000).

What she brings to the Board: Ms. Munce is a seasoned venture capital leader who has developed a deep knowledge of global partnerships and M&A activities. Her many years of focusing on emerging markets and disruptive technology have been and will continue to be valuable to Best Buy as it explores growth opportunities as part of its ongoing transformation and Best Buy 2020 strategy. She brings the perspective of someone with a highly technical engineering background as well as business acumen and a strategic mindset. Ms. Munce serves as a board member for Bank of the West, the National Venture Capital Association and Global Corporate Venturing.

Education: Ms. Munce holds degrees from the Santa Clara University School of Engineering and the Stanford University Graduate School of Business.

Gérard R. Vittecoq
Age: 68	Committees:
Director Since: September 2008	● Audit Committee
✓ Independent	● Finance & Investment Policy Committee (Chair)
Other For-Profit Directorships (*Public Company):
	● Ariel Compressors	● Mantrac Group
	● ManCapital	● Vanguard Logistics Services

Background: Group President and Executive Office Member of Caterpillar Inc., a manufacturer of construction and mining equipment (2004-2013); Vice President overseeing Europe-Africa-Middle East Product Development and Operations division of Caterpillar Inc. (2001-2004); Managing Director of Caterpillar Belgium S.A. (1997-2001).

What he brings to the Board: Mr. Vittecoq’s global perspective and international business acumen are key to the Company's work to transform its business and improve operational efficiencies. As a Group President of Caterpillar Inc., he was responsible for the development and implementation of Lean manufacturing, an effort that drove meaningful results for Caterpillar. Before he retired in 2013, Mr. Vittecoq led a strategic initiative to deliver world-class results for the company, focusing on customer expectations and driving competitive advantage, two elements crucial to Best Buy’s transformation. He is an innovator when it comes to supply chain and logistics and brings that creative, world-view thinking to Best Buy.

Education: Mr. Vittecoq holds degrees from École Supérieure de Commerce in France and Laval University in Canada.

Voting Information

You may vote for all, some or none of the nominees for election to the Board. However, you may not vote for more individuals than the number nominated. Each of the nominees has agreed to continue serving as a director if elected. However, if any nominee becomes unwilling or unable to serve and the Board elects to fill the vacancy, the Proxy Agents named in the proxy will vote for an alternative person nominated by the Board. Our Articles prohibit cumulative voting, which means you can vote only once for any nominee. The affirmative vote of a majority of the votes cast with respect to the director is required to elect a director.

PROXY CARDS THAT ARE PROPERLY EXECTUED WILL BE VOTED FOR THE ELECTION OF ALL OF THE NOMINEES UNLESS OTHERWISE SPECIFIED.

Board Voting Recommendation

The Board recommends that shareholders vote FOR the election of Lisa M. Caputo, J. Patrick Doyle, Russell P. Fradin, Kathy J. Higgins Victor, Hubert Joly, David W. Kenny, Karen A. McLoughlin, Thomas L. Millner, Claudia F. Munce and Gérard R. Vittecoq for a term of one year. All of the nominees are current members of the Board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information about the number of shares of our common stock beneficially owned on March 31, 2017 (unless otherwise indicated), by our CEO, any individual who served as our Chief Financial Officer ("CFO"), and our three other most highly compensated executive officers during the most recent fiscal year. The table provides similar information for each director and director nominee, all directors and executive officers as a group, and each person, or any group that we know who beneficially owns more than 5% of the outstanding shares of our common stock.

Name and Address(1)	Number of Shares Beneficially Owned		Percent of Shares Beneficially Owned
Hubert Joly, Chairman and Chief Executive Officer	1,758,649	(2)	*
Corie S. Barry, Chief Financial Officer	68,971	(3)	*
Sharon L. McCollam, Former Chief Administrative Officer and Chief Financial Officer	335,154	(4)	*
Shari L. Ballard, President, Multi-Channel Retail and Operations	52,745	(5)	*
R. Michael Mohan, Chief Merchandising & Marketing Officer	187,847	(6)	*
Keith J. Nelsen, General Counsel & Secretary	126,389	(7)	*
Lisa M. Caputo, Director	46,512	(8)	*
J. Patrick Doyle, Director	14,634	(9)	*
Russell P. Fradin, Director	24,012	(10)	*
Kathy J. Higgins Victor, Director	44,742	(11)	*
David W. Kenny, Director	19,989	(12)	*
Karen A. McLoughlin, Director	9,852	(13)	*
Thomas L. Millner, Director	18,476	(14)	*
Claudia F. Munce, Director	7,629	(15)	*
Gérard R. Vittecoq, Director	47,696	(16)	*
All current directors and executive officers, as a group (19 individuals)	2,588,569	(17)	0.84%
Richard M. Schulze, Founder and Chairman Emeritus 3033 Excelsior Blvd., Suite 525 Minneapolis, MN 55416	41,555,355	(18)	13.50%
FMR LLC ("Fidelity") 245 Summer Street Boston, MA 02210	34,139,138	(19)	10.88%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	31,885,583	(20)	10.16%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	19,927,143	(21)	6.30%

*	Less than 1%.

(1)	The business address for all current directors and executive officers is 7601 Penn Avenue South, Richfield, Minnesota, 55423.

(2)
The figure represents: (a) 466,098 outstanding shares owned by Mr. Joly; (b) 388,805 restricted stock units, which Mr. Joly could convert to shares within 60 days of March 31, 2017; and (c) options to purchase 903,746 shares, which Mr. Joly could exercise within 60 days of March 31, 2017.

(3)	The figure represents: (a) 21,758 outstanding shares owned by Ms. Barry; and (b) options to purchase 47,213 shares, which Ms. Barry could exercise within 60 days of March 31, 2017.

(4)
The figure represents: (a) 295,103 outstanding shares owned by Ms. McCollam as of January 28, 2017 (her last day of employment with us); and (b) options to purchase 40,051 shares, which Ms. McCollam could exercise within 60 days of January 28, 2017.

(5)	The figure represents 52,745 outstanding shares owned by Ms. Ballard.

(6)
The figure represents: (a) 73,137 outstanding shares owned by Mr. Mohan; (b) 5,743 restricted shares subject to a time-based vesting schedule, which vest within 60 days of March 31, 2017; and (c) options to purchase 108,967 shares, which Mr. Mohan could exercise within 60 days of March 31, 2017.

(7)
The figure represents: (a) 41,295 outstanding shares owned by Mr. Nelsen; (b) 894 outstanding shares held in the name of the Trustee in connection with the Retirement Saving Plan for the benefit of Mr. Nelsen; and (c) options to purchase 84,201 shares, which Mr. Nelsen could exercise within 60 days of March 31, 2017.

(8)
The figure represents: (a) 10,000 outstanding shares owned by Ms. Caputo; (b) 24,012 restricted stock units, which Ms. Caputo could convert to shares within 60 days of March 31, 2017; and (c) options to purchase 12,500 shares, which Ms. Caputo could exercise within 60 days of March 31, 2017.

(9)	The figure represents 14,634 restricted stock units, which Mr. Doyle could convert to shares within 60 days of March 31, 2017.

(10)	The figure represents 24,012 restricted stock units, which Mr. Fradin could convert to shares within 60 days of March 31, 2017.

(11)
The figure represents: (a) 10,730 outstanding shares owned by Ms. Higgins Victor; (b) 24,012 restricted stock units, which Ms. Higgins Victor could convert to shares within 60 days of March 31, 2017; and (c) options to purchase 10,000 shares, which Ms. Higgins Victor could exercise within 60 days of March 31, 2017.

(12)	The figure represents 19,989 restricted stock units, which Mr. Kenny could convert to shares within 60 days of March 31, 2017.

(13)	The figure represents 9,852 restricted stock units, which Ms. McLoughlin could convert to shares within 60 days of March 31, 2017.

(14)	The figure represents 18,476 restricted stock units, which Mr. Millner could convert to shares within 60 days of March 31, 2017.

(15)	The figure represents 7,629 restricted stock units, which Ms. Munce could convert to shares within 60 days of March 31, 2017.

(16)
The figure represents: (a) 2,434 outstanding shares owned by Mr. Vittecoq; (b) 24,012 restricted stock units, which Mr. Vittecoq could convert to shares within 60 days of March 31, 2017; and (c) options to purchase 21,250 shares, which Mr. Vittecoq could exercise within 60 days of March 31, 2017.

(17)
The figure represents: (a) the outstanding shares, restricted stock units and options described in the preceding footnotes (2), (3) and (5) thru (16); (b) 31,581 outstanding shares owned by other executive officers; (c) 23,826 restricted shares subject to time-based vesting schedules, which are held by other executive officers and which vest within 60 days of March 31, 2017; and (d) options to purchase 105,016 shares, which the other executive officers could exercise within 60 days of March 31, 2017.

(18)
Mr. Schulze is our Founder and Chairman Emeritus. He is not a member of our Board and is not considered an executive officer but is listed here due to his status as a beneficial owner of more than 5% of our common stock. The figure represents: (a) 1,732,500 outstanding shares owned by Mr. Schulze; (b) 19,840,438 outstanding shares registered in the name of Mr. Schulze and a co-trustee, and held by them as trustees of a trust for the benefit of Mr. Schulze, of which up to $150 million in aggregate value of shares have been pledged by the trust as collateral to secure a line of credit; (c) 14,255,047 outstanding shares registered in the name of Mr. Schulze and co-trustees, and held by them as trustees of Grantor Retained Annuity Trusts for the benefit of Mr. Schulze and his family; (d) 1,143,043 outstanding shares registered in the name of Mr. Schulze and a co-trustee, and held by them as trustees of the Sandra Schulze Grantor Retained Annuity Trust; (e) 950,169 outstanding shares held by a limited partnership of which Mr. Schulze is the sole general partner (Mr. Schulze has disclaimed beneficial ownership of these shares except to the extent of his pecuniary interest therein); (f) 252,312 outstanding shares held by a limited partnership of which a limited liability company owned by Mr. Schulze is the sole general partner; (g) 31,672 outstanding shares held by a limited partnership of which a limited liability company owned by Mr. Schulze is the sole general partner; (h) 12,309 outstanding shares registered in the name of Mr. Schulze's spouse and co-trustees, and held by them as trustees of trusts for the benefit of Mr. Schulze's spouse (Mr. Schulze has disclaimed beneficial ownership of these shares); (i) 183,726 outstanding shares registered in the name of Mr. Schulze and a co-trustee, and held by them as trustees of the Sandra Schulze Revocable Trust dated June 14, 2001 (Mr. Schulze has disclaimed beneficial ownership of these shares); (j) 2,061 outstanding shares held in Mr. Schulze's individual retirement account; (k) 3,076,143 outstanding shares owned by The Richard M. Schulze Family Foundation, of which Mr. Schulze is the sole director and (l) 75,935 outstanding shares registered in the name of the Trustee in connection with the Retirement Saving Plan for the benefit of Mr. Schulze.

(19)
As reported on the owner's most recent Schedule 13G filed with the SEC on February 13, 2017, to report ownership as of December 30, 2016. FMR LLC and certain related entities have sole voting power over 3,284,447 shares and sole dispositive power over 34,139,138 shares.

(20)
As reported on the owner's most recent Schedule 13G filed with the SEC on February 10, 2017, to report ownership as of January 31, 2017. The Vanguard Group has sole voting power over 441,261 shares, shared voting power over 55,930 shares, sole dispositive power over 31,396,286 shares and shared dispositive power over 489,297 shares.

(21)
As reported on the owner's most recent Schedule 13G filed with the SEC on January 18, 2017, to report ownership as of December 31, 2016. BlackRock, Inc. has sole voting power over 16,261,621 shares and sole dispositive power over 19,927,143 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires that our directors, executive officers and shareholders who beneficially own more than 10% of our common stock file initial reports of ownership with the SEC. They must also file reports of changes in ownership with the SEC. In addition, they are required by SEC regulations to provide us copies of all Section 16(a) reports that they file with the SEC. Based solely on a review of such Section 16(a) reports, management and the Board believe our directors, executive officers and shareholders who beneficially own more than 10% of our common stock complied with the Section 16(a) filing requirements during the fiscal year ended January 28, 2017.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our Related Party Transactions Policy prohibits "related party transactions" unless approved by the Audit Committee and the Board. For purposes of our policy, a "related party transaction" is a transaction or series of transactions in which (a) the Company or a subsidiary is a participant, (b) the aggregate amount involved exceeds $120,000 and (c) any director, executive officer or shareholder beneficially owning more than 5% of our common stock, or any of their respective immediate family members has a direct or indirect material interest.

A related party transaction will generally not be approved unless it provides us with a demonstrable incremental benefit and the terms are competitive with those available from unaffiliated third parties. Only Board members who do not have an interest in the transaction are permitted to vote on a related party transaction. In addition, ongoing related party transactions are reviewed by the Audit Committee and the Board to ensure that such transactions continue to provide the necessary incremental benefit to us and have competitive terms. Each of the transactions discussed below were approved (or re-approved if ongoing) by the Audit Committee and the Board in March 2017, unless otherwise noted, in accordance with our Related Party Transactions Policy.

We do not have any credit arrangements between our officers, directors, controlling persons and other insiders.

Richard M. Schulze

As of the date of this filing, Mr. Schulze owned approximately 13.5% of our common stock. On March 25, 2013, we entered into a letter agreement with Mr. Schulze pursuant to which, among other things, Mr. Schulze was given the lifetime honorary title of "Founder and Chairman Emeritus" of the Company, although he is not an executive and is no longer a member of our Board. Under this letter agreement, we agreed to compensate Mr. Schulze with an annual base salary of $150,000 through fiscal 2018 for his services as Chairman Emeritus, and to provide lifetime medical benefits for him, his spouse and his eligible dependents in accordance with our plans, practices, programs and policies in effect generally for our executives and their dependents. We also agreed to provide office space and administrative support, and to reimburse Mr. Schulze for his costs and out-of-pocket expenses incurred in the performance of his duties as Chairman Emeritus. The letter agreement's term expired when Mr. Schulze reached the age of 75 (which occurred in January 2016), except as specifically described above.

During the beginning of fiscal 2017, we had ongoing lease obligations for one of our former U.S. Best Buy store locations leased from Mr. Schulze. In April 2016, with Audit Committee and Board approval, we entered into a lease termination agreement for this location in which we agreed to pay a termination fee of approximately $300,000 in exchange for a release from our future rent and other obligations under the lease (which totaled approximately $1.1 million). During fiscal 2017, we paid aggregate rent and lease termination fees of approximately $427,000 for this former store location.

Ryan Green, Mr. Schulze's step-son, is employed with us as a Senior Director in our Properties department at our corporate headquarters in Richfield, Minnesota. Mr. Green's total cash compensation for fiscal 2017 was approximately $229,000. Mr. Green also received an annual long-term incentive award of 2,300 time-based restricted shares, which vest in one-third increments on each anniversary of the grant for three years, and which award is consistent for other employees at his level. Mr. Green is eligible to receive employee benefits generally available to all employees. Mr. Green's employment with us began in August 2012. Mr. Schulze's family member is compensated at a level comparable to the compensation paid to non-family members in similar positions at Best Buy.

Fidelity

FMR LLC ("Fidelity") filed an amended Schedule 13G in February 2017, stating that it beneficially owns 10.88% of the Company's common stock. As a result of beneficially owning more than 5% of our common stock, Fidelity is currently considered a “related party” under our Related Party Transactions Policy. Certain affiliates of Fidelity provide services to us in connection with the record keeping and administration of our stock plans (including the Employee Stock Purchase Plan and the Long-Term Incentive Plan). We paid these entities approximately $528,000 for these services for fiscal 2017. The administrative services contracts were initially entered into prior to Fidelity's Schedule 13G filing and 5% holder status. The contracts were negotiated at arm's length, and there is no indication that the Company or Fidelity received preferential treatment as a result of the relationship.

AUDIT COMMITTEE REPORT

The information contained in this Audit Committee Report shall not be deemed to be "soliciting material" or "filed" or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

During the majority of fiscal 2017, the Audit Committee included four members. The Audit Committee acts under a written charter adopted and approved by the Board. The Audit Committee's charter is posted on our website at www.investors.bestbuy.com. All members of the Audit Committee meet the SEC and NYSE definitions of independence and financial literacy for audit committee members. In addition, the Board has determined that Ms. McLoughlin and Messrs. Millner and Vittecoq are "audit committee financial experts" for purposes of SEC rules based on their relevant experience. Ms. McLoughlin is employed as a principal financial officer at Cognizant Technology Solutions. Mr. Millner has experience actively supervising a principal financial officer in his role as a principal executive officer of a public company, and Mr. Vittecoq previously served in various accounting and finance positions at his prior employer. No member of the Audit Committee serves on the audit committee of more than three public companies.

In June 2016, Mr. Kenny and Mr. Doyle transitioned off of the Audit Committee, and Mr. Millner was appointed as Chair of the Committee. Ms. McLoughlin, Mr. Millner, Ms. Munce and Mr. Vittecoq continued their service on the Audit Committee throughout fiscal 2017.

Committee Meetings

The Audit Committee met eight times during fiscal 2017, including four times via conference call. The Audit Committee schedules its meetings to ensure it has sufficient time to devote appropriate attention to all of its tasks. The Audit Committee meetings include regular executive sessions with our independent registered public accounting firm, Deloitte & Touche LLP ("D&T"), our internal auditors and management. The Audit Committee also discusses with our internal auditors and D&T the overall scope and plans for their respective audits.

Recommendation Regarding Financial Statements

The Audit Committee, on behalf of the Board, reviewed and discussed with both management and D&T our annual audited consolidated financial statements for the fiscal year ended January 28, 2017, and our quarterly operating results for each quarter in such fiscal year, along with the related significant accounting and disclosure issues. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 1301 "Communications with Audit Committees."

The Audit Committee reviewed and discussed with D&T its independence from us and our management. As part of that review, the Audit Committee received from D&T the written disclosures and the letter required by applicable rules of the Public Company Accounting Oversight Board (U.S.) regarding the independent accountant's communications with audit committees concerning independence. In addition, the Audit Committee reviewed all services provided by and the amount of fees paid to D&T in fiscal 2017. In reliance on the reviews and discussions with management and D&T, the Audit Committee believes that the services provided by D&T were compatible with, and did not impair, its independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, that our annual audited consolidated financial statements be included in our Annual Report on Form 10-K for the period ended January 28, 2017, as filed with the SEC.

AUDIT COMMITTEE

Thomas L. Millner (Chair)
Karen A. McLoughlin
Claudia F. Munce
Gérard R. Vittecoq

ITEM OF BUSINESS NO. 2 — RATIFICATION OF APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

THIS SECTION SHOULD BE READ IN CONJUNCTION WITH THE "AUDIT COMMITTEE REPORT"

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements. As part of this oversight, the Audit Committee considers the firm’s independence, qualifications, performance, and whether the independent registered public accounting firm should be rotated, as well as the impact of such a rotation. Deloitte & Touche LLP ("D&T") has been retained as our independent registered public accounting firm since fiscal 2006. In compliance with Sarbanes-Oxley requirements, the Lead Audit Partner from D&T rotates off our account every five years, with oversight in selection by the Audit Committee. The last Lead Audit Partner rotation occurred in March 2016. The Audit Committee appointed D&T as our independent registered public accounting firm for the fiscal year ending February 3, 2018. We will ask shareholders to ratify the appointment of D&T as our independent registered public accounting firm at the Meeting. Representatives of D&T are expected to attend the Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Principal Accountant Services and Fees

The Audit Committee is responsible for the audit fee negotiations associated with the retention of our independent registered public accounting firm. For the fiscal years ended January 28, 2017, and January 30, 2016, D&T served as our independent registered public accounting firm. The following table presents the aggregate fees incurred for services rendered by D&T during fiscal 2017 and fiscal 2016, respectively. The fees listed below were pre-approved by our Audit Committee pursuant to the Audit Committee's pre-approval policy as described below:

Service Type	Fiscal 2017	Fiscal 2016
Audit Fees(1)	$2,515,000	$2,740,000
Audit-Related Fees(2)	375,000	400,000
Tax Fees(3)	—	50,000
Total Fees	$2,890,000	$3,190,000

(1)
Consists of fees for professional services rendered in connection with the audits of our consolidated financial statements and the effectiveness of our internal control over financial reporting for the fiscal years ended January 28, 2017, and January 30, 2016; the reviews of the consolidated financial statements included in each of our Quarterly Reports on Form 10-Q during those fiscal years; and consultations on accounting matters.

(2)	Consists primarily of fees for statutory audit filings, as well as the audits of our retirement savings plans and foundations.

(3)	Consists primarily of tax compliance services based on time and materials.

It is our policy that our independent registered public accounting firm be engaged to provide primarily audit and audit-related services. However, pursuant to the policy, in certain circumstances and using stringent standards in its evaluation, the Audit Committee may authorize our independent registered public accounting firm to provide tax services when it determines that D&T is the most efficient and effective tax service provider.

Pre-Approval Policy

Consistent with SEC rules regarding auditor independence, the Audit Committee is responsible for appointing, setting fees for and overseeing the work of our independent registered public accounting firm. In recognition of this responsibility and in accordance with the Securities Exchange Act of 1934, as amended, it is the policy of the Audit Committee to pre-approve all permissible services provided by our independent registered public accounting firm, except for minor audit-related engagements which in the aggregate do not exceed 5% of the fees we pay to our independent registered public accounting firm during a fiscal year.

Each year, prior to engaging our independent registered public accounting firm, management submits to the Audit Committee for approval a list of services expected to be provided during that fiscal year within each of the three categories of services described below, as well as related estimated fees, which are generally based on time and materials.

Audit services include audit work performed on the financial statements, as well as work that generally only the independent registered public accounting firm can reasonably be expected to provide, including comfort letters and discussions surrounding the proper application of financial accounting and/or reporting standards.

Audit-related services include assurance and related services that are traditionally performed by the independent registered public accounting firm, including due diligence related to mergers and acquisitions, statutory audits, employee benefit plan audits and special procedures required to meet certain regulatory requirements.

Tax services include compliance and other non-advisory services performed by the independent registered public accounting firm when it is most efficient and effective to use such firm as the tax service provider.

As appropriate, the Audit Committee then pre-approves the services and the related estimated fees. The Audit Committee requires our independent registered public accounting firm and management to report actual fees versus the estimate periodically throughout the year by category of service. During the year, circumstances may arise when it becomes necessary to engage our independent registered public accounting firm for additional services not contemplated in the initial annual proposal. In those instances, the Audit Committee pre-approves the additional services and related fees before engaging our independent registered public accounting firm to provide the additional services.

Board Voting Recommendation

The members of the Audit Committee and the Board believe that the continued retention of D&T to serve as the Company’s independent registered public accounting firm is in the best interests of the Company and our shareholders. The Board recommends that shareholders vote FOR the proposal to ratify the appointment of D&T as our independent registered public accounting firm for the fiscal year ending February 3, 2018.

The affirmative vote of a majority of the voting power of the shares present and entitled to vote at the Meeting is required to ratify D&T as our independent registered accounting firm.

Although ratification is not required pursuant to our By-laws or otherwise, the Board is submitting the selection of D&T to our shareholders for ratification because we value our shareholders' views on the Company's independent registered public accounting firm. If the appointment of D&T were not to be ratified by the shareholders, the Audit Committee would not be required to appoint another independent registered public accounting firm, but would give consideration to an unfavorable vote. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Introduction

The following Compensation Discussion and Analysis describes how the Compensation Committee of the Board decided to compensate our fiscal 2017 Named Executive Officers ("NEOs"):

Name	Principal Position
Hubert Joly	Chairman & Chief Executive Officer
Corie S. Barry	Chief Financial Officer
Sharon L. McCollam	Former Chief Administrative & Chief Financial Officer
Shari L. Ballard	President, Multi-Channel Retail and Operations
R. Michael Mohan	Chief Merchandising and Marketing Officer
Keith J. Nelsen	General Counsel & Secretary

On June 14, 2016, Ms. Barry replaced Ms. McCollam as our Chief Financial Officer. Ms. McCollam stayed with the Company in an advisory capacity through the end of the fiscal year (January 28, 2017). In March 2017, Ms. Ballard and Mr. Mohan took on additional responsibilities, resulting in changes to their titles to President, Multi-Channel Retail and Operations and Chief Merchandising and Marketing Officer, respectively. In addition to their prior responsibilities, Ms. Ballard is now overseeing our e-commerce channel, while Mr. Mohan has oversight of our marketing functions.

The Compensation Discussion and Analysis portion of our proxy statement includes the following:

	CD&A Section	What's included?
●	Executive Summary	Highlights of our executive compensation program, a summary of our fiscal 2017 executive compensation decisions, and a preview of our fiscal 2018 executive compensation
●	Compensation Philosophy, Objectives & Policies	Overview of the philosophy, objective & policies utilized by the Compensation Committee in implementing our executive compensation program
●	Governance	Summary of the key participants in our executive compensation process and the role each plays in the decision-making
●	Factors in Decision-Making	Overview of factors considered by the Compensation Committee in its decision-making process
●	Executive Compensation Elements	Description of each element of our NEO pay-mix within our executive compensation program, including specific details regarding decisions made within each element

Consideration of Prior “Say on Pay” Votes

At our 2016 Meeting, 95% of our shareholders voted in support of our “Say on Pay” proposal, which was on par with our results in 2015 and 2014.

We believe the level of support we received from shareholders for the last three years was driven in part by our improved performance and continued commitment to align pay and performance, which we communicated to investors through shareholder outreach prior to each annual meeting. In the fall of fiscal 2017, following our 2016 Meeting, we reached out to all of our top twenty shareholders, representing approximately 70% of our outstanding shares, offering to discuss any concerns regarding executive compensation practices and other governance issues. As a result of these outreach efforts, we engaged in direct conversations with several shareholders to answer their questions, provide commentary on the compensation decisions made during the year, and receive feedback to be considered when making future decisions. Further, as discussed in the Corporate Governance at Best Buy — Shareholder Engagement section, we regularly engage with our shareholders throughout the year regarding their various priorities, and we welcome their feedback on our practices and policies.

Summary of Executive Compensation Practices

Pay for Performance

✓
We tie pay to performance by setting clear financial goals and delivering the majority of compensation opportunity through variable incentives in which payout is based on performance against predetermined goals or absolute and relative changes in our stock price over time.

✓	We use multiple performance metrics that differ for long-term and short-term plans.

✓	Our short-term incentive plan includes a minimum performance threshold that requires a minimal level of operating income be achieved before any aspect of the bonus plan may be earned.

✓ A large portion of our long-term incentive program (50% for the CEO and the other NEOs) is performance based, and long-term and short-term incentives comprise a large portion of our total compensation opportunity (90% for the CEO and 80%, on average, for the other NEOs).

Risk Mitigators

✓	We review peer group market data when making executive compensation decisions.

✓	We have share ownership and trading guidelines for executive officers and Board members.

✓	We have anti-hedging and anti-pledging policies and clawback provisions.

✓	We have robust processes to identify and mitigate compensation risk.

✓	Our Compensation Committee uses an outside independent compensation consulting firm that performs no other services for the Company.

Shareholder Engagement

✓	We have a shareholder engagement program that covers, among other things, executive compensation issues.

✓	We provide shareholder feedback to the Compensation Committee, which considers the feedback when reviewing executive compensation programs and policies.

Key Fiscal 2017 Compensation Decisions

In fiscal 2016, we continued to make progress in our transformation journey. It marked the second year in a row that we increased our domestic revenue and expanded our operating margins. We saw a continued improvement in customer satisfaction as our Net Promoter Score (including both purchasers and non-purchasers) improved by more than 300 basis points and we grew online revenue 13% to more than $4 billion, or 11% of total domestic revenue. We also delivered $150 million against our $400 million cost reduction and gross profit optimization efforts, which was in addition to the $1 billion in costs we already removed from our business since fiscal 2013.

Following our fiscal 2016 performance, the Compensation Committee made few adjustments to the NEO compensation for fiscal 2017. A summary of the changes is included below and explained in further detail within our Compensation Discussion and Analysis:

•	Base Salaries: We made base salary changes for Ms. Barry and Mr. Mohan in recognition of Ms. Barry's appointment as Chief Financial Officer and changes to the scope of Mr. Mohan's responsibilities.

•
Short-Term Incentives: There were no material changes to the short-term incentive targets for the NEOs, with the exception of Ms. Barry upon her appointment as Chief Financial Officer. The Renew Blue Priority financial metrics for the short-term incentive program were slightly modified to include an additional metric related to Services. In addition, the weighting of the short-term incentive metrics shifted to place an increased weight on Domestic comparable sales.

•
Long-Term Incentives: Our long-term incentive program changes included increased targets for Ms. Barry and Mr. Mohan in light of their increasing responsibilities. The Compensation Committee also approved the addition of a performance component to the time-based restricted share portion of the long-term incentive awards for NEOs in order to further promote alignment between pay and performance.

•
Other Compensation: The NEOs continue to receive the same employee benefits, perquisites and other rewards offered to our U.S.-based officers. We do not provide special pension benefits or other non-performance-based entitlements to the NEOs that are inconsistent with our compensation philosophy.

Preview of Key Fiscal 2018 Compensation Decisions

In the past year, we continued to make focused and well-executed moves consistent with our objectives, resulting in delivery of topline performance in line with our goals and materially better earnings growth than originally expected. Our fiscal 2017 revenue was $39.4 billion, with an increase in non-GAAP operating income rate from 4% to 4.5% and growth of non-GAAP diluted EPS from continuing operations by 28% from $2.78 to $3.56. We also increased our Net Promoter Score by over 350 basis points. From a multi-channel perspective, we grew the Domestic segment online revenue with comparable sales of 20.8% in fiscal 2017. In our international market, the successful Canadian brand consolidation was the primary driver of operating income of $90 million in our International segment for fiscal 2017 compared to a loss of $210 million in fiscal 2016. To meet our goal of driving cost reduction and efficiencies, we made continued progress against our three-year target to reduce cost and optimize gross profit by $400 million and achieved $350 million cumulative savings by the end of fiscal 2017; these savings enabled us to invest in customer experience improvements while maintaining near flat SG&A.*

This performance and the shift in our Company strategy to Best Buy 2020 resulted in only modest compensation changes for fiscal 2018, a summary of which is included below:

•	Base Salaries: We made slight increases to the base salary rates for two of the NEOs in light of the scope of their roles and responsibilities.

•	Short-Term Incentives: We made no changes to the short-term incentive plan target payout percentages for the NEOs.

•
Long-Term Incentives: Our long-term incentive program changes focused on changing the "mix" of metrics for the performance share award portion to reflect the stage of growth Best Buy is in currently and to promote performance and retention of key leadership. In fiscal 2018, the performance share awards, which comprise 50% of the NEO long-term incentive program, include two performance components - total shareholder return (25%) and revenue (25%).

•	Other Compensation: No material changes were made to the employee benefits, perquisites or other rewards offered to our NEOs.

*For GAAP to non-GAAP reconciliations, please refer to the attached supporting schedule titled Reconciliation of non-GAAP Financial Measures..

Compensation Philosophy, Objectives and Policies

The Company’s compensation philosophy is to align executive compensation with shareholders’ interests. To that end, the Compensation Committee works to ensure that base salaries are market competitive, and short- and long-term incentives are heavily weighted toward Company performance and are within the range of market practice.
We achieve these objectives by using programs that are designed to align employee interests with Company goals and create a common vision of success without undue risk.

Consistent with prior years, we utilized the following executive compensation policies and practices during fiscal 2017:

•
Pay-for-performance. We tie pay to performance. The majority of executive pay is not guaranteed but instead is tied to performance metrics designed to drive shareholder value. If performance goals are not attained, no incentive compensation is paid.

•
Mitigate undue risk. We mitigate undue risk by, among other things, utilizing caps on incentive award payments and vesting periods on potential equity payments, clawback provisions, restrictive covenants and multiple performance metrics. The Compensation Committee annually reviews our compensation risk profile to ensure that our compensation-related risks are not reasonably likely to have a material adverse effect on the Company.

•
Independent Compensation Committee and Committee Consultant. The Compensation Committee is comprised solely of independent directors. The Compensation Committee's independent compensation consultant is retained directly by the Compensation Committee and performs no other consulting or other services for the Company.

•	Shareholder engagement. We routinely engage with shareholders regarding executive compensation and related issues.

•
Re-pricing of stock options. Stock options may not, without the approval of our shareholders, be (i) amended to reduce their initial exercise price (except for adjustments in the case of a stock split or similar event); (ii) canceled and replaced by stock options having a lower exercise price; or (iii) canceled and replaced with cash or other securities.

•
Stock ownership and trading policies. We have stock ownership guidelines for all of our executive officers and Board members. As of the end of fiscal 2017, each NEO and director was in compliance with the guidelines. We prohibit all employees, including the NEOs and members of the Board, from hedging Company securities. Executive officers and Board members are also prohibited from pledging Company securities as collateral for a loan or from holding Company securities in a margin account.

•
NEO benefits. Our executive officers, including the NEOs, generally receive the same employee benefits as other officers. We do not have an executive retirement plan that provides extra benefits to the NEOs.

Governance

The following table summarizes the roles of each of the key participants in the executive compensation decision-making process for our NEOs.

Key Participant
Compensation Committee
Role in Decision-Making Process
Establishes our compensation objectives.

Determines, approves and oversees executive compensation, including the design, competitiveness and effectiveness of our compensation programs. Also oversees the development, evaluation and approval of incentive compensation, equity-based pay and other material employee benefit plans for all employees. The Compensation Committee may delegate its responsibility to oversee compensation employees other than for the NEOs or other Section 16 officers.

The Compensation Committee's charter is available on our website at www.investors.bestbuy.com.

Compensation Committee's Independent Compensation Consultant
Role in Decision-Making Process
Reviews the recommendations of management with the Compensation Committee to ensure that the recommendations are aligned with our objectives and are reasonable when compared to our market for executive and director talent.

Assists the Compensation Committee in the design of the variable incentive plans, the determination of the overall compensation mix, the selection of performance metrics and the setting of the performance goals and ranges.

Provides analysis and crafts recommendations for the Compensation Committee in the setting of CEO compensation opportunity.

Reviews the results of the compensation risk assessment with the Compensation Committee and identifies key takeaways.

Provides perspective on market practice and information about emerging trends.

The Compensation Committee has sole discretion and adequate funding to engage consultants in connection with compensation-related matters. Frederic W. Cook & Co., Inc. has served as the Compensation Committee's independent compensation consultant since the fall of 2012.

CEO
Role in Decision-Making Process
Creates and presents recommendations to the Compensation Committee for our other executive officers and provides his perspective. Does not participate in, or otherwise influence, recommendations regarding his own compensation.

Human Resources ("HR")
Role in Decision-Making Process
Provides the Compensation Committee with market analytics in support of the CEO's recommendations for our executive officers, other than the CEO. Management does not make recommendations on CEO compensation. As necessary, HR engages outside consultants to assist with its analytics and recommendations.

Finance
Role in Decision-Making Process
Provides the Compensation Committee with financial analytics in support of the short- and long-term program design and target setting.

Compensation Consultant Independence

The Compensation Committee reviewed the independence of Frederic W. Cook & Co., Inc. under NYSE and SEC listing standards. Based on its review and information provided by Frederic W. Cook & Co., Inc. regarding the provision of its services, fees, policies and procedures, presence (if any) of any conflicts of interest, ownership of Best Buy stock, and other relevant factors, the Compensation Committee concluded that the work of Frederic W. Cook & Co., Inc. has not raised any conflicts of interest and it is deemed to be an independent advisor to the Compensation Committee.

Factors in Decision-Making

Market Competitive Data. For fiscal 2017, each element of compensation and the level of total direct compensation for our NEOs was considered against market benchmarks and views of individual performance. Our Compensation Committee reviewed publicly available compensation data for our peer group of companies, Fortune 100 companies and general industry survey data. We used available information and monitored actions taken by our peer group to evaluate market trends and to assess the long-term incentive program and overall competitiveness of our executive compensation levels. We did not, however, seek to establish any specific element of compensation or total direct compensation that falls within a prescribed range relative to our peer group of companies or the Fortune 100 companies.

Change in Peer Group for Fiscal 2017. We review our peer group annually. The Compensation Committee strives to ensure that our peer group is an accurate reflection of our business model, represents the labor market for executive talent and includes external perspectives. For 2017, the peer group was approved after consideration of the following criteria:

•	Business model: combination of physical retailers, e-commerce retailers, digital companies, global companies and iconic brands;

•	Size: revenue similar to ours;

•	Current peers: preference, but not obligation, toward consistency in an effort to maintain reliability from year to year in the results of our compensation analysis; and

•	Labor market consideration: companies that listed us as a peer.

The Compensation Committee considered the Company’s position relative to the peer group on the basis of earnings, revenue and market cap, and made no changes to our peer group for fiscal 2017 from fiscal 2016. For fiscal 2017, our peer group consisted of the following companies:

Alphabet, Inc.	Kohl's Corporation	Office Depot, Inc.
Amazon.com, Inc.	Lowe's Companies Inc.	Staples, Inc.
Apple Inc.	Macy’s, Inc.	Target Corporation
Costco Wholesale Corporation	Microsoft Corporation	Wal-Mart Stores, Inc.
eBay Inc.	Nike, Inc.	Walgreens Boots Alliance
The Home Depot, Inc.	Nordstrom, Inc.

Executive Compensation Elements

Overview. Our NEOs' compensation in fiscal 2017 included the following elements (for additional details on specific awards, see the discussion below and the Compensation of Executive Officers — Summary Compensation Table section):

Compensation Component	Key Characteristics	Purpose	Principal Fiscal 2017 Actions
Base Salary	Cash; reviewed annually and adjusted if appropriate.	Provide competitive, fixed compensation to attract and retain executive talent.	Base salary increases for Ms. Barry and Mr. Mohan due to increased responsibility.
Short-Term Incentive ("STI")	Cash. Variable compensation component. Performance-based award opportunity. Payable based on financial metrics.	Create a strong financial incentive for achieving or exceeding Company goals.
Ms. Barry’s STI target was increased once she assumed full CFO responsibilities. There were no changes to the STI targets for the other NEOs. Financial metrics for fiscal 2017 were compensable enterprise operating income, domestic comparable sales, U.S. “waste and efficiency,” U.S. online revenue growth, U.S. net promoter score and U.S. services productive revenue. The NEOs received payouts equal to 122.5% of target based on performance results.

Long-Term Incentive ("LTI")	Performance share awards, stock options and restricted shares, subject to certain performance-conditions and time-based vesting requirements.	Create a strong financial incentive for increasing shareholder value, encourage ownership stake, and promote retention.	LTI changes included increased targets for Ms. Barry and Mr. Mohan to reflect increased responsibility.
Health, Retirement and Other Benefits	Eligibility to participate in benefit plans generally available to our employees, including health, retirement, stock purchase, severance, paid time off, life insurance and disability plans.	Plans are part of our broad-based employee benefits program.	No material changes were made to the NEOs' health, retirement and other benefits in fiscal 2017.
Executive Benefits	Annual executive physical exam, supplemental long-term disability insurance, and tax planning/preparation services.	Provide competitive benefits to promote the health, well-being and financial security of our executive officers.	No material changes were made to the NEOs' benefits in fiscal 2017.

Fiscal 2017 Pay Mix. The Compensation Committee emphasizes variable performance-based pay when setting the target pay mix for our executive officers, but does not establish a set pay mix for them. The target pay mix for fiscal 2017 for our CEO and other NEOs, on average, is shown below. Actual salary levels, STI awards (discussed in further detail in the Short-Term Incentive section) and LTI awards (discussed in further detail in the Long-Term Incentive section) vary based on the market analysis described above. Approximately 90% of the CEO’s target pay and, on average, 80% of the other NEOs’ target pay is variable based on operating performance, changes in our stock price and/or total shareholder return relative to the S&P 500 companies.
Each element in the pay mix is discussed below and shown in the Summary Compensation Table as found in the Compensation of Executive Officers section of this proxy statement.

Base Salary

In March 2016, the Compensation Committee reviewed the total compensation for each NEO, including their base salaries. Based on the stage of the Company's transformation, its assessment of each officer relative to market data, and the departure of the former CFO and re-distribution of responsibilities, the Compensation Committee approved base salary increases for Ms. Barry and Mr. Mohan due to increased responsibilities and in recognition of each of their changing positions or continued growth in their respective roles.

Name	Fiscal 2017 Annual Base Salary	Fiscal 2016 Annual Base Salary	Percent Change
Mr. Joly	$1,175,000	$1,175,000	0%
Ms. Barry	$750,000	$650,000	15.4%
Ms. McCollam	$925,000	$925,000	0%
Ms. Ballard	$800,000	$800,000	0%
Mr. Mohan	$850,000	$800,000	6.25%
Mr. Nelsen	$650,000	$650,000	0%

Short-Term Incentive

Our executive compensation programs are designed to ensure that a significant percentage of total compensation is linked to Company performance. For fiscal 2017, the NEOs were eligible for performance-based, short-term incentive cash awards pursuant to our fiscal 2017 STI.

The fiscal 2017 STI is structured as a “plan within a plan,” pursuant to the 2014 shareholder-approved Omnibus Incentive Plan. The 2014 Omnibus Incentive Plan sets the maximum award pool for the CEO and three other NEOs (excluding the CFO) at 5% of adjusted net earnings to align compensation with shareholder interests. Individual allocations of that pool are set annually. Specific performance goals are established such that the maximum payout potential does not exceed the maximum award pool or the individual allocations.
Fiscal 2017 STI Performance Criteria. In January 2016, the Compensation Committee approved the performance criteria for the fiscal 2017 STI. For fiscal 2017, the Compensation Committee approved generally the same performance metrics as in fiscal 2016, with some refinement of the Renew Blue Priorities. Operating income, comparable sales, U.S. online revenue growth, and customer experience remained in the mix, and Services Productive Revenue was added as a metric due to the increasing importance of our services business. The weighting of the priorities changed to placing the greatest emphasis on profit, while also giving significant weight to Domestic comparable sales and our fiscal 2017 Renew Blue strategic priorities.

Financial metrics for fiscal 2017 were: Enterprise operating income, Domestic comparable sales, U.S. “waste and efficiency,” U.S. online revenue growth, U.S. net promoter score and U.S. services productive revenue.

STI Metric	Metric Weighting	Definition
Compensable Enterprise Operating Income	40%. Served as the minimum threshold for STI awards to be paid	Enterprise revenue less Enterprise cost of goods sold less Enterprise SG&A expenses.
Domestic Comparable Sales	30%	Domestic revenue at websites, stores, and call centers operating for at least 14 full months, compared to revenue from similar channels open at least 14 full months in the prior fiscal year.
Renew Blue Priorities:
U.S. Waste and Efficiency	7.5%	Annualized net year-over-year cost savings (gross savings less reinvestment, compared to fiscal 2016 expense) of cost reduction actions put into effect in fiscal 2017.
U.S. Online Revenue Growth	7.5%	Total fiscal 2017 online revenue less total fiscal 2016 online revenue divided by total fiscal 2016 online revenue.
U.S. Net Promoter Score	7.5%
Customer experience metric in which customers (both purchasers and non-purchasers) are asked how likely they are to recommend Best Buy to a friend, colleague or family member; the percent of those likely to recommend less the percent of those unlikely to recommend is Net Promoter Score.

U.S. Services Productive Revenue	7.5%	Focus on the overall growth of Services inclusive of the recurring sales of services as measured by productive revenue, which includes sales of warranty, tech support, services and installation.
In March 2016, the Compensation Committee approved the performance goals for each metric. The minimum, target and maximum goals for each metric were evaluated in order to ensure they would incent the desired level of performance for each priority. For some metrics, this evaluation resulted in changes to the minimum, target, and maximum goals in light of anticipated year-over-year industry trends, product cycles, and other market factors.

The following chart shows actual fiscal 2017 performance compared to the minimum, target and maximum goals for each metric. 'Minimum' performance against the goal results in a 0.00 payout, 'Target' performance results in a 1.00 payout, and 'Maximum' performance results in a 2.00 payout. The final metric score is interpolated as an exact point somewhere between 0.00 and 2.00. The chart also includes the same information from fiscal 2016, if applicable (as presented in last year’s proxy statement) to illustrate how the goals changed and how our actual performance compared to last year.

Metric ($ in millions)	Minimum	Target	Maximum	Actual Result	Metric Score
Compensable Enterprise Operating Income (40%)(1)(2)	$1,505	$1,595	$1,775	$1,751	1.86
Fiscal 2016 Compensable Enterprise Operating Income (50%)(1)(3)	$1,408	$1,498	$1,678	$1,610	1.62
Domestic Comparable Sales (30%)	0.24%	0.70%	1.62%	0.13%	—
Fiscal 2016 Enterprise Comparable Sales (20%)	(0.06)%	0.4%	1.32%	0.9%	1.54
Renew Blue Priorities:
U.S. Waste and Efficiency (7.5%)(4)	$130	$150	$230	$187	1.92
Fiscal 2016 Waste & Efficiency (10%)	$100	$120	$160	$154	1.83
U.S. Online Revenue Growth (7.5%)	7.90%	12.90%	22.90%	20.73%	1.78
Fiscal 2016 U.S. Digital Revenue Growth (10%)	5.95%	10.95%	20.95%	13.24%	1.22
U.S. Net Promoter Score (7.5%)(5) (for purchasers and non-purchasers)	38.5	38.9	39.7	42.0	2.00
Fiscal 2016 U.S. Net Promoter Score (10%) (for purchasers and non-purchasers)	35.4	35.7	36.4	38.5	2.00
U.S. Services Productive Revenue (7.5%)(6)	$1.398	$1.458	$1.578	$1.422	0.70
		Fiscal 2017 Blended Score:			1.225
		Fiscal 2016 Blended Score:			1.623

(1)
Actual performance for this metric had to be above the minimum threshold in order for STI payments to be made. A result lower than the minimum threshold would have resulted in an overall blended score of zero, and no STI payments.

(2)
Compensable Enterprise Operating Income was determined based on the non-GAAP operating income from continuing operations of $1,759 million in our fiscal 2017 Annual Report on Form 10-K for fiscal 2017, adjusted for differences from budgeted foreign exchange rates.

(3)
Compensable Enterprise Operating Income was determined based on the non-GAAP operating income from continuing operations of $1,566 million in our fiscal 2016 Annual Report on Form 10-K for fiscal 2016, adjusted for differences from budgeted foreign exchange rates and Canadian restructuring

(4)
U.S. Waste and Efficiency is the annualized net year-over-year cost savings (gross savings less reinvestment, compared to fiscal 2016 expense) of cost reduction actions put into effect in fiscal 2017. Cost savings must be permanent and driven by structural changes to the business.

(5)
U.S. Net Promoter score is a customer experience metric that measures a customer’s likelihood to recommend Best Buy and is one of many standard industry metrics for measuring customer satisfaction. Methods of measuring U.S. Net Promoter Score can differ widely among different retailers, with many retailers measuring only purchaser satisfaction; however, we measure both purchasing and non-purchasing customers across our sales channels and therefore our total score may be lower than other companies as non-purchaser results are materially lower than those of purchasers.

(6)	U.S. Services Productive Revenue is the net revenue associated with sales of warranty, tech support, services, and installation, but excluding delivery and reimbursement revenue.

Determination of Fiscal 2017 STI Target Payout. The Compensation Committee reviewed the target payout percentages for our NEOs under the fiscal 2017 STI plan as part of their review of the NEOs’ total fiscal 2017 target compensation. The Compensation Committee generally applies a tiered approach in determining the potential target payout ranging from 100% to 200% of annual earnings based on each NEO's eligible earnings as of the 15th day of each fiscal month. The specific target payout percentage for each NEO is determined based on external market data (including survey and proxy data from the Fortune 100 and our peer group) for equivalent roles, with emphasis placed on job value and internal pay equity among the NEOs.

For fiscal 2017, the tiered target opportunities were 100% to 200% of salary. The target payout percentages for each NEO remained the same as in fiscal 2016. For each of the metrics, the NEOs could earn zero to two or three times their weighted target payout percentage for that metric (e.g. the U.S. Waste & Efficiency metric has a three times opportunity), but the maximum fiscal 2017 STI payout was capped at two times their target payout percentage.

The following chart shows fiscal 2017 STI opportunities and payments as a dollar value and percent of annual earnings (based on their eligible earnings as of the 15th day of each fiscal month):

Name	Fiscal 2017 Annual Earnings(1)	Target Payout Percentage	Annual Target Payout Value, based on Annual Earnings	Fiscal 2017 Blended STI Score	Fiscal 2017 STI Payment	Fiscal 2017 STI Payment, as a Percentage of Annual Earnings
Mr. Joly	$1,175,000	200%	$2,350,000	1.225	$2,878,750	245%
Ms. Barry	$716,667	135%	$966,667	1.225	$1,184,167	165%
Ms. McCollam	$925,000	150%	$1,387,500	1.225	$1,699,688	184%
Ms. Ballard	$800,000	150%	$1,200,000	1.225	$1,470,000	184%
Mr. Mohan	$833,334	150%	$1,250,000	1.225	$1,531,251	184%
Mr. Nelsen	$650,000	100%	$650,000	1.225	$796,250	123%

(1)
Annual earnings are based on the average of each NEO's annual base salary rate on the fifteenth fiscal day of each month for twelve months of the fiscal year. This number may differ slightly from actual earnings listed in the Summary Compensation Table.

Fiscal 2018 STI Performance Criteria. In January 2017, the Compensation Committee approved the performance criteria in the form of metrics for the fiscal 2018 STI, and in March 2017, the Compensation Committee approved the target performance levels for each metric. Similar metrics as used in fiscal 2017 will be used in fiscal 2018, as listed below:

•	Enterprise Operating Income - 40%

•	Enterprise Comparable Sales - 30%

•	Renew Blue Priorities (maintaining the four fiscal 2017 priorities) - 30%

The Compensation Committee approved replacing Domestic Comparable Sales with Enterprise Comparable Sales, to align with the strategic direction of Best Buy 2020, as accelerating growth in our international segment is one of the pillars of our Best Buy 2020 strategy and International revenue is once again comparable following the March 2015 brand consolidation.

Long-Term Incentive

Awards of equity-based LTI compensation to our executive officers encourage a strong ownership stake in the Company and enhance the alignment of interests of our NEOs and shareholders. All LTI awards for our NEOs and directors must be approved by the Compensation Committee. In March 2016, the Compensation Committee approved long-term incentive awards to our NEOs pursuant to our fiscal 2017 LTI program under our 2014 Omnibus Incentive Plan.
The fiscal 2017 LTI program featured a mix of performance share awards, stock options and performance conditioned time-based restricted shares. This results in a balanced portfolio of compensation rewards consisting of, for the CEO, 50%

performance share awards based on relative total shareholder return (to reward relative performance), 20% stock options (to reward absolute share price appreciation) and 30% performance-conditioned time-based restricted shares, based on adjusted net earnings (to reward earnings and promote retention), as shown below. The mix for the other NEOs was 50% performance share awards and 50% performance-conditioned time-based restricted shares, both with the same performance metrics as the CEO’s awards. The Compensation Committee removed stock options from the mix of equity vehicles for the other NEOs to more closely align the performance share percentage amounts of the CEO and the other NEOs, also as shown below.
Form of Fiscal 2017 LTI Award. The performance share awards are earned based on our Total Shareholder Return ("TSR") relative to the S&P 500 Index over a three-year period. TSR was selected as the metric based on its direct link to shareholder value creation. The S&P 500 was used as a proxy for other investment opportunities available to investors. The relative TSR performance goals were as follows:

	Relative TSR Percentile Ranking	No. of Shares Earned (as % of Target)
Less than Threshold	Less than 30th Percentile	—%
Threshold	30th Percentile	50%
Target	50th Percentile	100%
Maximum	70th Percentile	150%
The number of performance shares earned are interpolated on a linear basis for performance between Threshold and Target and between Target and Maximum.

The NEOs receive an LTI grant once per year at a regularly scheduled Compensation Committee meeting that typically occurs in the first quarter of our fiscal year. In fiscal 2017, the closing price of our common stock on the grant date was used to convert the award dollar value to a number of units. The non-qualified stock options have a term of ten years and become exercisable over a three-year period at the rate of one-third per year, beginning one year from the date of grant, subject to being employed on the vesting date. The exercise price for such options is equal to the closing price of our common stock on the grant date, as quoted on the NYSE. The performance-conditioned time-based restricted shares also vest in equal installments of one-third on the three successive anniversaries of the grant date, provided the performance condition has been met in any fiscal year during the term of the award. The final number of shares issued under performance share awards will not be known until performance has been measured following the performance period (which goes from March 1, 2016 through February 28, 2019).

The performance condition was added to the time-based restricted shares to further align compensation with shareholder interests. The vesting of these shares is conditioned upon the Company's achievement of positive Adjusted Net Earnings. Adjusted Net Earnings means net earnings determined in accordance with GAAP, adjusted to eliminate the following: 1) the cumulative effect of changes in GAAP; (2) gains and losses from discontinued operations; (3) extraordinary gains and losses; and (4) other unusual or nonrecurring gains or losses which are separately identified and quantified, including merger-related charges. Achievement of positive Adjusted Net Earnings may occur in any fiscal year during the term of the award in order for the award to begin to vest. For example, if the performance condition is not achieved until year two, two-thirds of the award will vest following Compensation Committee approval of achievement of the performance condition, with the remaining one-third to vest in the third year of the award.

Under the terms of the 2014 Omnibus Plan, we may not grant stock options at a discount to fair market value. Unless otherwise determined by the Compensation Committee, "fair market value" as of a given date is the closing price of our common stock as quoted on the NYSE on such date or, if the shares were not traded on that date, the most recent preceding date when the shares were traded.

Determination of Fiscal 2017 LTI Target Award Values. The Compensation Committee approved the executive team’s fiscal 2017 compensation, which included increased target award values for Ms. Barry and Mr. Mohan to reflect increased responsibilities and role changes.

LTI award amounts are determined based upon analysis of external market data, with overall compensation mix and external market data for equivalent roles being key factors in the determination of the award made to each NEO. The fiscal 2017 LTI awards for each NEO are set forth below:

Annual Fiscal 2017 Award Details
Name	No. of Stock Options	No. of Restricted Shares	Target No. of Shares under Performance Share Award	Target Grant Date Value
Mr. Joly	223,890	99,337	156,656	$10,000,000
Ms. Barry	—	28,974	27,415	$1,750,000
Ms. McCollam	—	75,330	71,279	$4,550,000
Ms. Ballard	—	33,113	31,332	$2,000,000
Mr. Mohan	—	50,342	47,634	$3,000,000
Mr. Nelsen	—	27,318	25,849	$1,650,000

Performance Share Payout. In March 2013, the Compensation Committee adopted a performance share plan design (that had been initially adopted the year before), based on relative TSR versus the S&P 500 Index over the 36-month period from April 1, 2013 to March 31, 2016. The shares would vest (0 to 150%) after the three-year period if the performance criteria was met. Because the Company’s TSR during the performance period exceeded the 70th percentile of all companies in the S&P 500, these shares paid out at the maximum of 150% in fiscal 2017 and are reflected in the Option Exercises and Stock Vested table.

Fiscal 2018 LTI Program Design. For fiscal 2018, a new revenue performance metric was added to the performance share awards in order to place greater emphasis on topline growth in alignment with our Best Buy 2020 strategy. The mix of equity vehicles in the LTI program will otherwise be consistent with fiscal 2017, and include the following:

•
For the CEO, 50% performance share awards (one-half of the award based on TSR and one-half of the award based on revenue), 20% stock options and 30% performance-conditioned time-based restricted shares.

•	For the other NEOs: 50% performance share awards (one-half of the award based on TSR and one-half of the award based on revenue) and 50% performance-conditioned time-based restricted shares.

Other Compensation

Benefits. Our executive officers, including our NEOs, are generally offered the same employee benefits offered to all U.S.-based officers, as summarized in the following table:

Benefit	All Full-Time U.S.-Based Employees	Executive Officers
Accidental Death & Dismemberment	●	●
Deferred Compensation Plan(1)		●
Employee Discount	●	●
Employee Stock Purchase Plan	●	●
Health Insurance	●	●
— Executive Physical Exam		●
Life Insurance	●	●
Long-Term Disability	●	●
— Executive Long-Term Disability		●
Retirement Savings Plan	●	●
Severance Plan	●	●
Short-Term Disability	●	●
Tax Planning and Preparation(2)		●

(1)
Only officers and directors are eligible to participate in the Deferred Compensation Plan, as described in the Compensation of Executive Officers – Nonqualified Deferred Compensation – Deferred Compensation Plan section.

(2)	Only Senior Vice Presidents and above are eligible to receive the tax planning and preparation benefit.

We provide the executive benefits noted above to compete for executive talent and to promote the health, well-being and financial security of our NEOs. A description of executive benefits, and the costs associated with providing them for the NEOs, are reflected in the "All Other Compensation" column of the Summary Compensation Table as found in the Compensation of Executive Officers section of this proxy statement.

Severance Plan. We have a severance plan that complies with the applicable provisions of the Employee Retirement Income Security Act ("ERISA"). The purpose of the severance plan is to provide financial assistance to employees while they seek other employment, in exchange for a release of any claims. Although there are differences in benefits depending on the employee's job level, the basic elements of the plan are comparable for all eligible employees. The plan generally covers all full-time and part-time U.S. employees of Best Buy Co., Inc. and Best Buy Stores, L.P. and their respective direct and indirect U.S.-domiciled subsidiaries, including the NEOs, except for those subject to a separate severance agreement or specifically excluded.

The plan covers involuntary terminations due to job elimination and discontinuation, office closing, reduction in force, business restructuring and other circumstances as we determine. Eligible terminated employees receive a severance payment based on their role and time with the company, with basic employee benefits such as medical, dental and life insurance continued for an equivalent period. Except as modified or replaced by individual employment agreements, the NEOs (other than Mr. Joly and Ms. McCollam who have employment agreements) are eligible for the following severance benefits:

•
Mses. Ballard and Barry and Messrs. Mohan and Nelsen, at an enterprise executive vice president level, are eligible for two years of salary, a payment of $25,000 in lieu of outplacement and other tax and financial planning assistance, and a payment of 150% of the cost of 24 months of basic employee benefits such as medical, dental and life insurance.

See Compensation of Executive Officers — Potential Payments Upon Termination or Change-of-Control for more information regarding potential payments following an involuntary termination and for the severance provisions of Mr. Joly's and Ms. McCollam's employment agreements.

Stock Ownership, Tax and Other Policies

Executive Stock Ownership Guidelines. The Compensation Committee has established stock ownership guidelines to promote the alignment of officer and shareholder interests and to encourage behaviors that have a positive influence on stock price appreciation and total shareholder return. Under the guidelines, we expect our NEOs to acquire ownership of a fixed number of shares, based on their positions. The stock ownership expectation generally remains effective for as long as the officer holds the position.

In addition to shares personally owned by each officer, the following forms of stock ownership count toward the ownership target:

•	Equivalent shares owned in the Best Buy Stock Fund within our Retirement Savings Plan;

•	100% of non-vested shares subject to time-based conditions granted under our LTI program; and

•	50% of the intrinsic value of vested stock options (denominated as a number of shares) granted under our LTI program.

We require that until the ownership target is met, NEOs will retain: (i) 50% of the net proceeds received from the exercise of a stock option in the form of Best Buy common stock; (ii) 50% of vested time-based restricted shares (net of taxes); and (iii) 50% of all performance share awards (net of taxes) issued. The ownership target does not need to be met within a certain time frame, and our NEOs are considered in compliance with the guidelines as long as progress towards the ownership target is being made consistent with the expectations noted above.

In fiscal 2017, all NEOs were in compliance with the ownership guidelines. The ownership targets and ownership levels as of the end of fiscal 2017 for our continuing(1) NEOs are shown below.

Name	Ownership Target (in shares)	Ownership as of Fiscal 2017 Year-End Using Guidelines (in shares)
Mr. Joly	200,000	723,666
Ms. Barry	55,000	46,917
Ms. Ballard	55,000	77,851
Mr. Mohan	55,000	106,478
Mr. Nelsen	35,000	79,668
(1) The table excludes our former CFO, Ms. McCollam, who retired from the Company in January 2017.

Tax Deductibility of Compensation. Section 162(m) of the Internal Revenue Code ("Section 162(m)") limits the deductibility of compensation in excess of $1 million paid to the chief executive officer and each of our three most highly compensated executive officers (other than the chief financial officer), unless the compensation qualifies as "performance-based compensation." Among other things, in order to be deemed performance-based compensation, the compensation must be based on the achievement of pre-established, objective performance criteria and must be pursuant to a plan that has been approved by our shareholders. We believe that it is important to continue to be able to take available Company tax deductions with respect to the compensation paid to our NEOs. We do not, however, make compensation decisions based solely on the availability of a deduction under Section 162(m).

Clawback and Restrictive Covenant Provisions. Our senior management performance awards have typically included clawback provisions, particularly where it has been difficult to match the period of an employee's influence on business results. We may exercise our rights under such provisions if other strategies to mitigate unjust rewards are difficult to achieve. In September 2010, we adopted new guidelines with respect to clawback provisions to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act, with final clawback language to be determined after the SEC adopts related rules. In addition to the clawback provisions, we include confidentiality, non-compete, non-solicitation and, in select situations, non-disparagement provisions in our long-term incentive award agreements.

Prohibition on Hedging and Pledging Company Securities. We prohibit all employees, including NEOs, and members of the Board from hedging Company securities, including by way of forward contracts, equity swaps, collars, exchange funds or otherwise. In addition, our executive officers and Board members are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan.

Compensation and Human Resources Committee Report on Executive Compensation

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended January 28, 2017, and in this proxy statement.

COMPENSATION AND HUMAN RESOURCES COMMITTEE

Russell P. Fradin (Chair)
Lisa M. Caputo
J. Patrick Doyle
Kathy J. Higgins Victor

Compensation and Human Resources Committee Interlocks and Insider Participation

The Compensation Committee is comprised entirely of independent directors. At no time during fiscal 2017 was any member of the Compensation Committee a current or former officer or employee of the Company or any of its subsidiaries. During fiscal 2017, no member of the Compensation Committee had a relationship that must be described pursuant to SEC disclosure rules on related party transactions. In fiscal 2017, none of our executive officers served on the board of directors or compensation committee of another company that had one or more executive officers serving on our Board or Compensation Committee.

Compensation of Executive Officers

Summary Compensation Table

The table below summarizes the total compensation earned by each of our NEOs during fiscal 2017 and the two preceding fiscal years.

Name and Principal Position	Year	Salary(1)	Stock Awards(2)(3)	Option Awards(2)	Non-Equity Incentive Plan Compensation(4)	All Other Compensation(5)		Total
Hubert Joly Chairman and Chief Executive Officer	2017	$1,175,000	$7,689,879	$1,800,076	$2,878,750	$494,275		$14,037,980
	2016	1,175,000	8,011,688	1,842,715	3,814,050	68,670	(6)	14,912,123
	2015	1,175,000	6,986,928	1,654,070	3,078,500	69,962	(6)	12,964,460
Corie S. Barry(7) Chief Financial Officer	2017	$713,462	$1,689,495	$—	$1,184,167	$14,893		$3,602,017

Sharon L. McCollam(8) Former Chief Administrative and Chief Financial Officer	2017	$925,000	$4,392,616	$—	$1,699,688	$142,808		$7,160,112
	2016	925,000	3,039,724	1,397,391	2,251,913	9,669		7,623,697
	2015	925,000	2,696,985	1,275,987	1,817,625	269,558		6,985,155
Shari L. Ballard President, Multi-Channel Retail and Operations	2017	$800,000	$1,930,865	$—	$1,470,000	$62,737		$4,263,602
	2016	790,385	2,672,270	1,228,476	1,927,311	24,641		6,643,083
	2015	700,000	799,099	378,065	1,146,250	30,494		3,053,908
R. Michael Mohan Chief Merchandising and Marketing Officer	2017	$833,654	$2,895,073	$—	$1,531,251	$55,284		$5,315,262
	2016	790,385	1,336,135	614,238	1,927,311	10,323		4,678,392
	2015	650,000	1,556,015	972,974	1,004,333	12,477		4,195,799
Keith J. Nelsen General Counsel and Secretary	2017	$650,000	$1,592,960	$—	$796,250	$68,761		$3,107,971
	2016	640,385	1,102,314	506,742	1,027,899	10,482		3,287,822
	2015	550,000	865,684	409,575	720,500	12,081		2,557,840

(1)
These amounts reflect actual earnings based on a blend of prior annual base salary rates and the go-forward base salary rates approved by the Compensation Committee during its annual review in March of each year, as well as any off-cycle increases approved by the Compensation Committee during the year. Further, these amounts are before any deferrals under the Deferred Compensation Plan. We do not provide guaranteed, above-market or preferential earnings on compensation deferred under the Deferred Compensation Plan. The investment options available for notional investment of deferred compensation are similar to those available under the Retirement Savings Plan and can be found, along with additional information about deferred amounts, in the Nonqualified Deferred Compensation section.

(2)
These amounts reflect the aggregate grant date fair value for stock-based awards granted to our NEOs for all fiscal years reflected, however fiscal 2017 amounts are explained in greater detail under the heading Grants of Plan-Based Awards. The grant date fair value reflected for any award subject to performance conditions is the value at the grant date of the probable outcome of the award. The grant date fair value of an award is measured in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation - Stock Compensation ("ASC Topic 718"). The amounts reported have not been adjusted to eliminate service-based forfeiture assumptions. The other assumptions used in calculating these amounts are set forth in Note 7, Shareholders' Equity, to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 28, 2017.

(3)
The fiscal 2017 amounts reflected in this column include the probable grant date fair value of: (a) one or more restricted share awards that vest on a time-based schedule subject to achievement of positive adjusted net earnings in any fiscal year during the three-year term of the award (described in greater detail in the Grants of Plan-Based Awards section) and (b) one or more performance share awards that will be earned depending on the performance of our stock's total shareholder return, relative to a peer group comprised of the S&P 500 Index, over a three-year period (also described in greater detail in the Grants of Plan-Based Awards section). The maximum value of the performance share awards as of the grant date assuming the highest level of performance, is noted in the following table:

Name	Target Performance Grant (in Shares)	Probable Grant Date Fair Value of Performance Grant (as reflected in Stock Awards Column)	Maximum Performance Grant (in Shares)	Maximum Grant Date Fair Value of Performance Grant
Mr. Joly	156,656	$4,734,544	234,984	$7,115,316
Ms. Barry	27,415	830,126	41,123	1,245,189
Ms. McCollam	71,279	2,158,328	106,919	3,237,492
Ms. Ballard	31,332	948,733	46,998	1,423,099
Mr. Mohan*	47,634	1,423,121	71,451	2,134,681
Mr. Nelsen	25,849	782,708	38,774	1,174,062

*Mr. Mohan received two restricted share awards and two performance share awards during fiscal 2017 as a result of the increase to his long-term incentive award target (as explained in the section Compensation Discussion and Analysis – Executive Compensation Elements – Long-Term Incentive) which have been aggregated here. For additional detail on the two sets of awards, see the Grants of Plan-Based Awards section.

(4)
These amounts reflect STI payments made for all fiscal years shown. The fiscal 2017 STI plan is described in the section Compensation Discussion and Analysis – Executive Compensation Elements – Short-Term Incentive.

(5)The fiscal 2017 amounts reflected in this column include All Other Compensation as described in the following table:

Name	Retirement Plan Contribution(a)	Life Insurance Premiums(b)	Cash Dividend Payment(c)	Other		Total
Mr. Joly	$10,600	$492	$426,852	$56,331	(d)	$494,275
Ms. Barry	7,808	450	6,635	—	(e)	14,893
Ms. McCollam	10,600	492	131,716	—		142,808
Ms. Ballard	9,275	492	39,027	13,943	(f)	62,737
Mr. Mohan	10,754	492	32,523	11,515	(g)	55,284
Mr. Nelsen	7,500	492	42,279	18,490	(h)	68,761

(a)	These amounts reflect our matching contributions to the NEOs' Retirement Savings Plan accounts.

(b)	These amounts reflect the portions of premiums paid by us for group term life insurance coverage.

(c)
These amounts reflect a portion of the dividend payments our NEOs received in April 2016, upon settlement of their fiscal 2014 performance share awards (for additional detail on these awards see the Compensation Discussion and Analysis – Executive Compensation Elements – Long-Term Incentive – Performance Share Payout section). The amount reflected is the portion of the cash payment that was attributable to the two special dividends that we declared during the performance period, as special dividends had not been factored into the grant date fair value of the performance share awards when they were initially reported in our fiscal 2014 proxy statement.

(d)
The amount reflects portions of premiums paid by us for supplemental executive long-term disability insurance ($17,017), company-paid tax preparation and planning services ($35,476) and the value of a company-paid executive physical ($3,838).

(e)
In accordance with the SEC’s disclosure rules, perquisites and other personal benefits provided to Ms. Barry are not included for fiscal 2017 because the aggregate incremental value was less than $10,000.

(f)	The amount reflects portions of premiums paid by us for supplemental executive long-term disability insurance.

(g)	The amount reflects portions of premiums paid by us for supplemental executive long-term disability insurance ($9,725) and company-paid tax preparation and planning services ($1,790).

(h)
The amount reflects portions of premiums paid by us for supplemental executive long-term disability insurance ($12,607), company-paid tax preparation and planning services ($2,000) and the value of a company-paid executive physical ($3,883).

(6)
Mr. Joly's "All Other Compensation" totals for fiscal 2016 and fiscal 2015 have been amended to include company-paid tax preparation and planning services ($39,642 and $27,165, respectively), which had been inadvertently excluded.

(7)	Ms. Barry was appointed as our CFO on June 14, 2017.

(8)
Ms. McCollam stepped down as our CFO on June 14, 2017. She stayed with the Company in an advisory capacity through the end of the fiscal year (January 28, 2017). All of the equity awards reflected in the "Stock Awards" column for fiscal 2017 were forfeited by Ms. McCollam upon termination.

Grants of Plan-Based Awards

The table below summarizes the grants made to each of our NEOs during fiscal 2017 under the 2014 Omnibus Incentive Plan and the Short-Term Incentive Plan:

									All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ / Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)

			Estimated Future Payouts Under			Estimated Future Payouts Under
			Non-Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Joly	—		$587,500	$2,350,000	$4,700,000	—	—	—	—	$—	$—
	3/15/2016	(3)	—	—	—	—	—	—	223,890	31.79	1,800,076
	3/15/2016	(4)	—	—	—	—	99,337	99,337	—	—	2,946,335
	3/15/2016	(5)	—	—	—	78,328	156,656	234,984	—	—	4,743,544
Ms. Barry	—		241,667	966,667	1,933,334	—	—	—	—	—	—
	3/15/2016	(4)	—	—	—	—	28,974	28,974	—	—	859,369
	3/15/2016	(5)	—	—	—	13,708	27,415	41,123	—	—	830,126
Ms. McCollam	—		346,875	1,387,500	2,775,001	—	—	—	—	—
	3/15/2016	(4)	—	—	—	—	75,330	75,330	—	—	2,234,288
	3/15/2016	(5)	—	—	—	35,640	71,279	106,919	—	—	2,158,328
Ms. Ballard	—		300,000	1,200,000	2,400,001	—	—	—	—	—	—
	3/15/2016	(4)	—	—	—	—	33,113	33,113	—	—	982,132
	3/15/2016	(5)	—	—	—	15,666	31,332	46,998	—	—	948,733
Mr. Mohan	—		312,500	1,250,000	2,500,000	—	—	—	—	—	—
	3/15/2016	(4)	—	—	—	—	33,113	33,113		—	982,132
	3/15/2016	(5)	—	—	—	15,666	31,332	46,998	—	—	948,733
	5/24/2016	(4)(6)	—	—	—	—	17,229	17,229	—	—	489,820
	5/24/2016	(5)(6)	—	—	—	8,151	16,302	24,453	—		474,388
Mr. Nelsen	—		162,500	650,000	1,300,001	—	—	—	—	—	—
	3/15/2016	(4)	—	—	—	—	27,318	27,318	—	—	810,252
	3/15/2016	(5)	—	—	—	12,925	25,849	38,774	—	—	782,708

(1)
These amounts reflect the potential threshold, target and maximum payout for each NEO under our fiscal 2017 STI, which is described in greater detail under the heading Compensation Discussion and Analysis – Executive Compensation Elements – Short-Term Incentive. The actual payout to each NEO for fiscal 2017 is provided in the following sections: Compensation Discussion and Analysis – Executive Compensation Elements – Short-Term Incentive and the Summary Compensation Table.

(2)
These amounts reflect the aggregate grant date fair value, measured in accordance with ASC Topic 718. The amounts reported have not been adjusted to eliminate service-based forfeiture assumptions. The other assumptions used in calculating these amounts are set forth in Note 7, Shareholders' Equity, to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 28, 2017. The value reflected for any performance-conditioned award is the value at the grant date of the probable outcome of the award – see footnote (3) to the Summary Compensation Table.

(3)
The amounts reflect nonqualified stock options, as discussed under the heading Compensation Discussion and Analysis – Executive Compensation Elements – Long-Term Incentive, that have a term of ten years and become exercisable in three equal installments of one-third on each of the first three anniversaries of the grant date provided the NEO has been continually employed with us through those dates. The option exercise price is equal to the closing price of our common stock on the grant date, as quoted on the NYSE.

(4)
The amounts reflect restricted shares, as discussed under the heading Compensation Discussion and Analysis – Executive Compensation Elements – Long-Term Incentive, which will vest in three equal installments of one-third on each of the first three anniversaries of the grant date, provided the NEO has been continually employed with us through those dates and provided that we have achieved positive "adjusted net earnings" as of the end of any fiscal year during the three-year term of the award.

(5)
The amounts reflect performance share awards, as discussed under the heading Compensation Discussion and Analysis – Executive Compensation Elements – Long-Term Incentive, that, if earned, will vest at or between the threshold (50% of target) and maximum (150% of target) levels depending on the performance of our stock's total shareholder return, relative to a peer group comprised of the S&P 500 Index, over the 36-month period commencing on March 1, 2016 and ending on February 28, 2019.

(6)
As detailed in the section Compensation Discussion and Analysis – Executive Compensation Elements – Long-Term Incentive, the Compensation Committee approved an increase to Mr. Mohan's long-term incentive award target for fiscal 2017, which was to be effective upon the assumption of his new responsibilities. Mr. Mohan assumed his new responsibilities on May 24, 2016, resulting in a subsequent grant of restricted shares and performance share awards on that date representing the increase to his annual target.

Outstanding Equity Awards at Fiscal Year-End

The following table provides a summary of the NEOs' equity-based awards outstanding as of the end of fiscal 2017:

		Option Awards				Stock Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Mr. Joly	3/15/2016		223,890(3)	$31.79	3/14/2026	99,337(4)	4,318,179	234,984(5)	$10,214,754
	3/12/2015	52,815(3)	105,630(3)	40.85	3/11/2025	51,428(6)	2,235,575	177,561(7)	7,718,57
	8/18/2014	122,660(3)	61,330(3)	29.91	8/17/2024	30,794(6)	1,338,615	223,886(8)	9,732,324
	4/16/2013	250,358(3)		23.66	4/15/2023
	9/4/2012	350,468(9)		18.02	9/3/2022
Ms. Barry	3/15/2016					28,974(4)	1,259,500	41,123(5)	1,787,617
	10/1/2015	11,084(3)	22,169(3)	37.16	9/30/2025	12,960(6)	563,371	14,906(10)	647,964
	3/12/2015	4,097(3)	8,196(3)	40.85	3/11/2025	2,660(6)	115,630	5,511(7)	239,563
	8/18/2014	9,820(3)	4,910(3)	29.91	8/17/2024	1,644(6)	71,465	7,170(8)	311,680
	6/19/2013	3,246(3)		27.66	6/18/2023
	4/16/2013	3,243(3)		23.66	4/15/2023
	1/21/2011	2,125(11)		35.67	1/12/2021
	9/20/2010	2,125(11)		38.32	9/20/2020
	6/23/2010	463(11)		36.63	6/23/2020
	4/7/2010	523(11)		44.20	4/7/2020
	1/13/2010	523(11)		39.73	1/13/2020
	9/17/2009	523(11)		37.59	9/17/2019
	8/5/2008	3,700(11)		41.19	8/4/2018
	10/18/2007	1,643(11)		47.84	10/17/2017
Ms. McCollam(12)	3/12/2015	40,051(13)		40.85	3/29/2017
Ms. Ballard	3/15/2016					33,113(4)	1,439,422	46,998(5)	2,043,003
	3/12/2015	35,210(3)	70,420(3)	40.85	3/11/2025	22,858(6)	99,637	47,349(7)	2,058,261
	8/18/2014		14,018(3)	29.91	8/17/2024	4,693(6)	204,005	20,469(8)	889,787
	9/20/2010	20,000(11)		38.32	9/20/2020
	4/7/2010	16,563(11)		44.20	4/7/2020
	1/13/2010	16,563(11)		39.73	1/13/2020
	10/18/2007	66,200(11)		47.84	10/17/2017
Mr. Mohan	5/24/2016					17,229(4)	748,945	24,453(5)	1,062,972
	3/15/2016					33,113(4)	1,439,422	46,998(5)	2,043,003
	3/12/2015	17,605(3)	35,210(3)	40.85	3/11/2025	11,429(6)	496,819	23,675(7)	1,029,152
	8/18/2014		20,443(3)	29.91	8/17/2024	6,843(6)	30,588	19,901(8)	865,096
	3/12/2014		15,129(3)	25.74	3/11/2024	5,264(6)	228,826
	1/12/2011	5,000(11)		35.67	1/11/2021
	9/20/2010	5,000(11)		38.32	9/19/2020
	6/23/2010	5,000(11)		36.63	6/22/2020
	4/7/2010	6,250(11)		44.20	4/6/2020
	1/13/2010	6,250(11)		39.73	1/12/2020
	9/17/2009	6,250(11)		37.59	9/16/2019
	8/5/2008	20,000(11)		41.19	8/4/2018
	10/18/2007	4,878(11)		47.84	10/17/2017
Mr. Nelsen	3/15/2016					27,318(4)	1,187,513	38,774(5)	1,685,506
	3/12/2015	14,524(3)	29,048(3)	40.85	3/11/2025	9,429(6)	409,879	19,532(7)	849,056
	8/18/2014	30,372(3)	15,187(3)	29.91	8/17/2024	5,084(6)	221,001	22,175(8)	963,947
	4/16/2013	40,000(3)		23.66	4/15/2023
	6/20/2011	9,375(11)		31.54	6/19/2021
	1/12/2011	5,000(11)		35.67	1/11/2021
	9/20/2010	5,000(11)		38.32	9/19/2020
	6/23/2010	5,000(11)		36.63	6/22/2020
	4/7/2010	5,250(11)		44.20	4/6/2020
	1/13/2010	5,250(11)		39.73	1/12/2020
	9/17/2009	5,250(11)		37.59	9/16/2019
	6/23/2009	10,500(11)		32.98	6/22/2019
	8/5/2008	20,000(11)		41.19	8/4/2018

		Option Awards				Stock Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
	10/18/2007	4,403(11)		47.84	10/17/2017
	2/21/2007	13,000(11)		50.39	2/20/2017

(1)	For a better understanding of the equity-based awards included in this table, we have provided the grant date of each award.

(2)	These amounts were determined based on the closing price of Best Buy common stock on January 27, 2017, the last trading day in fiscal 2017. The closing price quoted on the NYSE was $43.47.

(3)
The amount reflects nonqualified stock options that become exercisable over a three-year period at the rate of one-third per year, beginning one year from the grant date, provided the NEO has been continually employed with us through those dates.

(4)
The amount reflects restricted shares that vest over a three-year period at the rate of one-third per year, beginning one year from the grant date, provided the NEO has been continually employed with us through those dates. The restricted shares were also subject to achievement of positive "adjusted net earnings" as of the end of any fiscal year during the three-year term of the award; this condition was met as of the end of fiscal 2017.

(5)
The amount reflects an outstanding performance share award assuming a maximum payout (150% of the target grant). The number of shares ultimately earned will be based on the performance of our stock's total shareholder return, relative to a peer group comprised of the S&P 500 Index, over the 36-month period commencing on March 1, 2016 and ending on February 28, 2019. As of the end of fiscal 2017, performance was at the maximum payout level for these shares.

(6)
The amount reflects time-based restricted shares that vest over a three-year period at the rate of one-third per year, beginning one year from the grant date, provided the NEO has been continually employed with us through those dates.

(7)
The amount reflects an outstanding performance share award assuming a maximum payout (150% of the target grant). The number of shares ultimately earned will be based on the performance of our stock's total shareholder return, relative to a peer group comprised of the S&P 500 Index, over the 36-month period commencing on March 1, 2015 and ending on February 28, 2018. As of the end of fiscal 2017, performance was at the maximum payout level for these shares.

(8)
The amount reflects an outstanding performance share award assuming a maximum payout (150% of the target grant). The number of shares ultimately earned will be based on the performance of our stock's total shareholder return, relative to a peer group comprised of the S&P 500 Index, over the 36-month period commencing on August 1, 2014 and ending on July 31, 2017. As of the end of fiscal 2017, performance was at the maximum payout level for these shares.

(9)
The amount reflects nonqualified stock options that became exercisable in four equal installments of 25% each, with the first installment vesting on the grant date and the remaining three installments vesting on each of the next three anniversaries of the grant date.

(10)
The amount reflects an outstanding performance share award assuming a maximum payout (150% of the target grant). The number of shares ultimately earned will be based on the performance of our stock's total shareholder return, relative to a peer group comprised of the S&P 500 Index, over the 36-month period commencing on October 1, 2015 and ending on September 30, 2018. As of the end of fiscal 2017, performance was at the maximum payout level for these shares.

(11)	The amount reflects nonqualified stock options that became exercisable in four equal annual installments of 25% each, with the first installment vesting one year from the grant date.

(12)	Ms. McCollam retired from the Company on January 28, 2017. All of her unvested equity was forfeited as of that date.

(13)	The amount reflects nonqualified stock options which Ms. McCollam could exercise within 60 days of her termination date (January 28, 2017).

Option Exercises and Stock Vested

The table below provides a summary of the value realized in connection with stock option awards exercised and stock awards vested for our NEOs during fiscal 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Mr. Joly	—	$—	390,438(3)	$12,259,583
Ms. Barry	1,822(4)	25,839	16,319(5)	559,544
Ms. McCollam	670,897(6)	11,509,145	140,840(7)	4,456,475
Ms. Ballard	344,348(8)	2,723,184	49,723(9)	1,585,756
Mr. Mohan	230,622(10)	3,522,345	56,989(11)	1,850,394
Mr. Nelsen	59,893(12)	867,590	46,009(13)	1,455,998

(1)	Value based on market value of Best Buy common stock at the time of exercise, minus the exercise cost.

(2)	Value based on the closing market price of Best Buy common stock on the vesting date.

(3)	The amount represents:

(a)
the partial vesting of time-based restricted shares granted under our LTI program: one-third of the shares granted April 16, 2013 (43,554), which vested on April 18, 2016; one-third of the shares granted August 18, 2014 (30,794), which vested on August 18, 2016; and one-third of the shares granted March 12, 2015 (25,714), which vested on March 14, 2016; and

(b)
the shares (290,376) acquired upon the vesting and settlement of a performance share award which was granted on April 16, 2013 and was based on the performance of our stock's total shareholder return, relative to a peer group comprised of the S&P 500 Index, over a 36-month period which ended on March 31, 2016.

(4)
On March 1, 2016, Ms. Barry exercised options to purchase 282 shares at an exercise price of $24.12; 282 shares at an exercise price of $24.18; 629 shares at an exercise price of $17.94; and 629 shares at an exercise price of $14.67. These options were exercised when the market price of a share of Best Buy common stock ranged from $32.90 to $32.94.

(5)	The amount represents:

(a)
the partial vesting of time-based restricted shares granted under our LTI program: one-fourth of the shares granted February 1, 2012 (94), which vested on February 1, 2016; one-third of the shares granted April 16, 2013 (1,129), which vested on April 18, 2016; one-third of the shares granted June 19, 2013 (1,130), which vested on June 20, 2016; one-third of the shares granted August 18, 2014 (1,644), which vested on August 18, 2016; one-third of the shares granted March 12, 2015 (1,330), which vested on March 14, 2016; and one-third of the shares granted October 1, 2015 (6,478), which vested on October 3, 2016; and

(b)
the shares (4,514) acquired upon the vesting and settlement of a performance share award which was granted on April 16, 2013 and was based on the performance of our stock's total shareholder return, relative to a peer group comprised of the S&P 500 Index, over a 36-month period which ended on March 31, 2016.

(6)
On March 9, 2016, Ms. McCollam exercised options to purchase 128,755 shares at an exercise price of $23.66 and 383,142 shares at an exercise price of $12.39. These options were exercised when the market price of a share of Best Buy common stock was $34.15. On August 25, 2016, Ms. McCollam exercised options to purchase 64,378 shares at an exercise price of $23.66 and 94,622 shares at an exercise price of $29.91. These options were exercised when the market prices of a share of Best Buy common stock were $38.82 and $38.86, respectively.

(7)	The amount represents:

(a)
the partial vesting of time-based restricted shares granted under our LTI program: one-third of the shares granted April 16, 2013 (22,400), which vested on April 18, 2016; one-third of the shares granted August 18, 2014 (15,837), which vested on August 18, 2016; and one-third of the shares granted March 12, 2015 (13,000), which vested on March 14, 2016; and

(b)
the shares (89,603) acquired upon the vesting and settlement of a performance share award which was granted on April 16, 2013 and was based on the performance of our stock's total shareholder return, relative to a peer group comprised of the S&P 500 Index, over a 36-month period which ended on March 31, 2016.

(8)
On March 3, 2016, Ms. Ballard exercised options to purchase 66,250 shares at an exercise price of $26.88; 38,150 shares at an exercise price of $23.66; 8,334 shares at an exercise price of $22.06; 11,084 shares at an exercise price of $20.31; 15,000 shares at an exercise price of $24.12; 15,000 shares at an exercise price of $24.18; 11,084 shares at an exercise price of $17.94; and 11,084 shares at an exercise price of $14.67. These options were exercised when the market price of a share of Best Buy common stock ranged from $32.80 to $33.03. On August 31, 2016, Ms. Ballard exercised options to purchase 33,125 shares at an exercise price of $32.98; 16,563 shares at an exercise price of $37.59; 16,563 shares at an exercise price of $36.63; 19,075 shares at an exercise price of $23.66; 28,036 shares at an exercise price of $29.91; 20,000 shares at an exercise price of $35.67; 20,000 shares at an exercise price of $29.75; and 15,000 shares at an exercise price of $31.54. These options were exercised when the market price of a share of Best Buy common stock ranged from $38.31 to $39.01.

(9)	The amount represents:

(a)
the partial vesting of time-based restricted shares granted under our LTI program: one-fourth of the shares granted February 1, 2012 (417), which vested on February 1, 2016; one-third of the shares granted April 16, 2013 (6,637), which vested on April 18, 2016; one-third of the shares granted August 18, 2014 (4,692), which vested on August 18, 2016; and one-third of the shares granted March 12, 2015 (11,428), which vested on March 14, 2016; and

(b)
the shares (26,549) acquired upon the vesting and settlement of a performance share award which was granted on April 16, 2013 and was based on the performance of our stock's total shareholder return, relative to a peer group comprised of the S&P 500 Index, over a 36-month period which ended on March 31, 2016.

(10)
On November 21, 2016, Ms. Mohan exercised options to purchase 12,500 shares at an exercise price of $32.98; 40,886 shares at an exercise price of $29.91; 3,000 shares at an exercise price of $22.06; and 5,000 shares at an exercise price of $31.54. These options were exercised when the market price of a share of Best Buy common stock ranged from $44.95 to $45.59. On August 31, 2016, Mr. Mohan exercised options to purchase 18,333 shares at an exercise price of $26.88; 30,256 shares at an exercise price of $25.74; 55,300 shares at an exercise price of $20.08; 47,687 shares at an exercise price of $23.66; 5,000 shares at an exercise price of $29.75; 5,000 shares at an exercise price of $24.12; 5,000 shares at an exercise price of $24.18; 1,330 shares at an exercise price of $17.94 and 1,330 shares at an exercise price of $14.67. These options were exercised when the market price of a share of Best Buy common stock ranged from $38.48 to $39.01.

(11)	The amount represents:

(a)
the partial vesting of time-based restricted shares granted under our LTI program: one-third of the shares granted March 11, 2013 (11,514), which vested on March 11, 2016; one-third of the shares granted April 16, 2013 (5,531), which vested on April 18, 2016; one-third of the shares granted March 12, 2014 (5,263), which vested on March 14, 2016; one-third of the shares granted August 18, 2014 (6,843), which vested on August 18, 2016; and one-third of the shares granted March 12, 2015 (5,714), which vested on March 14, 2016; and

(b)
the shares (22,124) acquired upon the vesting and settlement of a performance share award which was granted on April 16, 2013 and was based on the performance of our stock's total shareholder return, relative to a peer group comprised of the S&P 500 Index, over a 36-month period which ended on March 31, 2016.

(12)
On August 31, 2016, Mr. Nelsen exercised options to purchase 10,000 shares at an exercise price of $26.88; 21,993 shares at an exercise price of $23.66; 5,000 shares at an exercise price of $29.75; 6,875 shares at an exercise price of $24.12; 9,375 shares at an exercise price of $24.18; 3,325 shares at an exercise price of $17.94; and 3,325 shares at an exercise price of $14.67. These options were exercised when the market price of a share of Best Buy common stock ranged from $38.50 to $38.53.

(13)	The amount represents:

(a)
the partial vesting of time-based restricted shares granted under our LTI program: one-fourth of the shares granted February 1, 2012 (261), which vested on February 1, 2016; one-third of the shares granted April 16, 2013 (7,190), which vested on April 18, 2016; one-third of the shares granted August 18, 2014 (5,083), which vested on August 18, 2016; and one-third of the shares granted March 12, 2015 (4,714), which vested on March 14, 2016; and

(b)
the shares (28,761) acquired upon the vesting and settlement of a performance share award which was granted on April 16, 2013 and was based on the performance of our stock's total shareholder return, relative to a peer group comprised of the S&P 500 Index, over a 36-month period which ended on March 31, 2016.

Nonqualified Deferred Compensation

The following table shows the account balances at January 28, 2017, and the contributions and earnings during fiscal 2017, for participating NEOs under the Best Buy Co., Inc. Sixth Amended and Restated Deferred Compensation Plan, as amended ("Deferred Compensation Plan"), which is described in greater detail below the table. The table also includes the value of restricted stock units granted to Mr. Joly in 2012 that have vested but, as of the end of fiscal 2017, have not been issued as shares pursuant to the terms of his employment arrangement with the Company, as disclosed on the Current Report on Form 8-K filed by the Company on August 21, 2012. Such restricted stock units were part of the equity granted to Mr. Joly to compensate him for certain forfeitures he incurred upon termination of his employment with his former employer.

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings (Losses) in Last Fiscal Year		Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End
Mr. Joly	$—	$—	$592,752	(1)	$—	$16,901,335	(2)
Ms. Barry	—	—	—		—	—
Ms. McCollam	—	—	—		—	—
Ms. Ballard	—	—	341,358		—	2,061,179	(3)
Mr. Mohan	—	—	31,098		—	149,890	(4)
Mr. Nelsen	—	—	—		—	—

(1)
This amount reflects the value of the dividend equivalents earned by Mr. Joly (17,805 dividend equivalent units) relative to his September 4, 2012 restricted stock unit award. The 17,805 units are payable to Mr. Joly in the form of shares of our common stock (one share per unit). The shares will be issued to Mr. Joly within six months following his separation from the Company.

(2)
This amount reflects the end of fiscal year value of all vested restricted stock units and related dividend equivalents from Mr. Joly's September 4, 2012 restricted stock unit award (in total, 332,964 units and 55,841 dividend equivalent units), calculated based on the closing price of our common stock ($43.47) as quoted on the NYSE on January 27, 2017, the last business day in fiscal 2017. $5,051,064 of this amount has been previously reported in the “Stock Awards” column of the Summary Compensation Table.

(3)	This amount includes $859,369 that has previously been reported as either "Salary" or "Non-Equity Incentive Plan Compensation" in the Summary Compensation Table.

(4)	No portion of this amount has been previously reported in the Summary Compensation Table.

Deferred Compensation Plan. The Company's Deferred Compensation Plan is unfunded and unsecured. We believe the plan provides a tax-deferred retirement savings vehicle that plays an important role in attracting and retaining executive talent. The Deferred Compensation Plan allows highly compensated employees, including the NEOs, to defer:

•	Up to 75% of base salary; and

•	Up to 100% of a cash bonus (earned and paid in the same year) and short-term incentive compensation (earned and paid in different years), as applicable.

Amounts deferred under and contributed to the Deferred Compensation Plan are credited or charged with the performance of investment options selected by the participants. The investment options are notional and do not represent actual investments, but rather serve as a measurement of performance. The options available under the Deferred Compensation Plan and their one-year annualized average rates of return as of the end of fiscal 2017, were as follows:

Investment	Rate of Return(1)
NVIT Money Market	0.04%
PIMCO VIT Total Return	2.34%
PIMCO VIT High-Yield Bond	14.27%
Fidelity VIP II Asset Manager	9.97%
Vanguard VIF Diversified Value	18.72%
Vanguard VIF Equity Index	19.86%
MFS VIT Growth Series	12.22%
Franklin VIPT Small Cap Value Securities	36.52%
Vanguard VIF Small Company Growth	—%
Vanguard VIF International	18.64%

(1)	Rate of return is net of investment management fees, fund expenses or administrative charges, as applicable.

Participants who elect to defer compensation under the Deferred Compensation Plan also select when the deferred amounts will be distributed to them. Distributions may be made in a specific year, or at a specified time that begins on or after the participant's retirement. Distributions are paid in a lump sum or in quarterly installments, depending on the participant's election at the time of deferral. However, if a participant's employment ends prior to retirement, a distribution is made promptly in a lump sum or in quarterly installments, depending on their initial election and account balance.

We do not provide employer-matching contributions for amounts deferred under the plan. Participants are fully vested in their contributions.

Potential Payments Upon Termination or Change-of-Control

Upon termination of employment or in the event the Company experiences a change-of-control, our NEOs may be eligible to receive certain payments and their outstanding equity awards may be impacted. Following is a summary of the effects of various termination and change-of-control scenarios for each form of compensation, including a quantitative disclosure of the estimated payments and realizable value for each scenario assuming an effective date of January 28, 2017, the end of fiscal 2017. Quantitative disclosure is not provided here for Ms. McCollam, as she terminated her employment with us on the last day of fiscal 2017. Ms. McCollam did not receive any payments related to her termination and she forfeited all of her unvested equity awards. For more information regarding her fiscal 2017 compensation, see each of the previous sections under the Compensation of Executive Officers heading.

Cash compensation. Pursuant to the terms of our severance plan, and subject to entering into a separation agreement with us, our NEOs are eligible for: severance pay equal to two years of base salary; a payment equal to the cost of 24 months of basic employee benefits such as medical, dental and life insurance; and payment of $25,000 in lieu of providing outplacement services and other tax and financial assistance upon involuntary termination due to job elimination, reduction in force, business restructuring or other circumstances as we determine at our discretion. For more detail regarding our severance plan, see Compensation Discussion and Analysis — Executive Compensation Elements — Other Compensation — Severance Plan.

Mr. Joly's employment agreement entitles him to participate in the Company's severance plan, as detailed above, but also provides that he is eligible for the same severance pay if he were to be involuntarily terminated without Cause or were to voluntarily terminate his employment for Good Reason. Additionally, upon involuntary termination without Cause or voluntary termination for Good Reason on or within 12 months following (or in anticipation of) a change-of-control, Mr. Joly is eligible for enhanced severance equal to (a) two times the sum of base salary plus target bonus and (b) a pro-rata annual bonus payment, dependent on actual performance under the Company's STI plan for the fiscal year in which the termination occurs.

The following table provides, for each NEO, as of the end of fiscal 2017, the potential severance amount they are eligible for under the scenarios discussed above.

Name	Voluntary Termination for Good Reason	Involuntary Termination without Cause	Involuntary Termination - under Severance Plan(1)	Termination following Change-of-Control(2)
Mr. Joly	$2,406,729	$2,406,729	$2,406,729	$9,985,479
Ms. Barry	—	—	1,573,765	—
Ms. Ballard	—	—	1,654,555	—
Mr. Mohan	—	—	1,771,408	—
Mr. Nelsen	—	—	1,380,069	—

(1)
Pursuant to our Severance Plan, our NEOs are eligible for cash severance, as detailed above the table, if they are involuntarily terminated as a result of job elimination, reduction in force or business restructuring (or other circumstances at our discretion). Since the applicability of the Severance Plan is more narrow than is implied by the column heading "Involuntary Termination without Cause", the severance payments the NEOs are eligible for under those limited circumstances are detailed separately here.

(2)	Specifically, involuntary termination without Cause or voluntary termination for Good Reason on or within 12 months following (or in anticipation of) a change-of-control.

Under our short-term incentive plan, which is discussed in more detail in the Compensation Discussion and Analysis – Executive Compensation Elements – Short-Term Incentive section, our NEOs must remain employed with us through the end of the performance period in order to receive any STI payouts under the plan. If an NEO is terminated with Cause, they are not eligible for any STI plan payments. In fiscal 2017, all of our NEOs were employed with us through the end of fiscal 2017, which was the end of the fiscal 2017 STI plan. Each of their fiscal 2017 payments are discussed in the Compensation Discussion and Analysis – Executive Compensation Elements – Short-Term Incentive and Summary Compensation Table sections.

Nonqualified stock options. Our award agreements dictate what happens to unvested stock options and how long vested stock options are exercisable following different types of termination events. The following chart illustrates these various treatments under each possible scenario for stock options granted to our NEOs under our long-term incentive award programs and to Mr. Joly as part of his September 4, 2012, sign-on equity award (the "Sign-On Stock Options").

Event	Effect on Vested Stock Options(1)	Effect on Unvested Stock Options
Voluntary termination without Good Reason(2)
Stock options granted under our LTI program are exercisable for a 60-day period following the termination date.

Mr. Joly's Sign-On Stock Options are exercisable for a 90-day period following the termination date.
All stock options are forfeited.
Voluntary termination for Good Reason(2)
Stock options granted under our LTI program are exercisable for a 60-day period following the termination date.

Mr. Joly's Sign-On Stock Options are exercisable for a two-year period following the termination date.
All stock options are forfeited.
Involuntary termination for Cause	Not exercisable.	All stock options are forfeited.
Involuntary termination without Cause
Stock options granted under our LTI program are exercisable for a 60-day period following the termination date.

Mr. Joly's Sign-On Stock Options are exercisable for a two-year period following the termination date.
All stock options are forfeited.
Termination(3) within 12 months of a change-of-control
Stock options granted under our LTI program are exercisable for a 60-day period following the termination date.

Mr. Joly's Sign-On Stock Options are exercisable for a two-year period following the termination date.
All stock options vest 100%.
Death or disability	Generally exercisable for a one-year period.	All stock options vest 100%.
Qualified retirement(4)	Generally exercisable for a one- to three-year period depending on the terms and conditions of the respective award agreement.	Continue to vest according to their normal vesting terms.

(1)	Stock options may not be exercised after their expiration dates under any circumstance.

(2)
Good Reason is usually deemed to exist if the Company makes a material adverse change to the NEO's title, responsibilities or salary or requires the NEO to work more than 50 miles from the corporate office location in Richfield, MN (except for temporary business-related travel).

(3)
For awards granted prior to fiscal 2015, this means involuntary termination without Cause or voluntary termination for Good Reason. For awards granted in fiscal 2015 and thereafter, this means only involuntary termination without Cause.

(4)
Qualified Retirement is defined in our employment and award agreements as: retirement by an employee, including our NEOs, on or after their 60th birthday, so long as they have been employed continuously for at least the five-year period immediately preceding their retirement date.

The table below provides, for each NEO, as of the end of fiscal 2017, the value of their unvested, in-the-money stock options (as detailed in the Outstanding Equity Awards at Fiscal Year End section), under the situations discussed above, with the exception of qualified retirement which none of our NEOs are currently eligible for. All values below were calculated using the closing price of our common stock as quoted on the NYSE on January 27, 2017, the last business day in fiscal 2017.

Name	Death or Disability	Termination following Change-of-Control(1)
Mr. Joly	$3,723,421	$3,723,421
Ms. Barry	227,940	227,940
Ms. Ballard	374,585	374,585
Mr. Mohan	637,964	637,964
Mr. Nelsen	282,041	282,041

(1)
Specifically, termination on or within 12 months of a change-of-control. For awards granted prior to fiscal 2015, this means involuntary termination without Cause or voluntary termination for Good Reason. For awards granted in fiscal 2015 and thereafter, this means only involuntary termination without Cause.

Restricted share awards. Pursuant to our award agreements, all unvested restricted share awards (including both time-based restricted share awards and time-based restricted share awards subject to performance conditions) held by our NEOs fully vest in the event of death or termination due to disability. Additionally, upon qualified retirement any unvested restricted shares would continue to vest according to their normal vesting schedule, subject to achievement of performance conditions (where applicable). Under all other termination scenarios, unvested restricted shares are forfeited and there are no change-of-control provisions which impact them.

The table below provides, for each NEO, as of the end of fiscal 2017, the value of their unvested restricted share awards (as detailed in the Outstanding Equity Awards at Fiscal Year End section) in the event of their death or disability, with the exception of qualified retirement which none of our NEOs are currently eligible for. All values below were calculated using the closing price of our common stock as quoted on the NYSE on January 27, 2017, the last business day in fiscal 2017.

Name	Death or Disability
Mr. Joly	$7,892,370
Ms. Barry	2,009,966
Ms. Ballard	2,637,064
Mr. Mohan	3,211,477
Mr. Nelsen	1,818,394

Performance share awards. The following chart illustrates the treatment of outstanding performance share awards under various scenarios pursuant to our award agreements.

Event	Effect on Unearned Shares
-Death or disability	-Deemed earned on a pro-rata basis (number of days employed through termination / total number of days in performance period) based on the level of performance achieved as of the termination date
-Involuntary termination without Cause -Qualified retirement
-Deemed earned on a pro-rata basis (number of days employed through termination / total number of days in performance period) based on the level of performance achieved as of the end of the performance period

-Change-of-control
-Deemed earned based on the level of performance achieved or at target, whichever is greater, as of the date of the change-of-control. Issuance of earned shares is subject to the NEO's continued employment through the end of the performance period

-Termination following a change-of-control due to: death or disability, involuntary termination without Cause or qualified retirement
-A pro-rata portion (determined by number of days employed through termination / total number of days in performance period) of those shares deemed earned as of the date of the change-of-control are issued to the NEO

The table below provides, for each NEO, as of the end of fiscal 2017, the value of their outstanding performance share awards (as detailed in the Outstanding Equity Awards at Fiscal Year End section), under the situations discussed above, with the exception of qualified retirement which none of our NEOs are currently eligible for. All values below were calculated using the closing price of our common stock as quoted on the NYSE on January 27, 2017, the last business day in fiscal 2017, and assume a vesting percentage of 150%, which is the estimated vesting percentage for each outstanding performance share award as of the end of fiscal 2017.

Name	Death or Disability	Involuntary Termination without Cause	Change-of-Control(1)
Mr. Joly	$16,130,526	$16,130,526	$27,665,634
Ms. Barry	1,369,476	1,369,476	2,986,780
Ms. Ballard	2,675,471	2,675,471	4,991,052
Mr. Mohan	2,681,102	2,681,102	5,432,750
Mr. Nelsen	1,856,508	1,856,508	3,498,444

(1)	Reflects value realizable upon a change-of-control event, but assumes that the NEO will stay with the Company through the end of the performance period of each outstanding performance share award.

Restrictive Covenants. As further described in Compensation Discussion and Analysis – Executive Compensation Elements – Other Compensation – Clawback and Restrictive Covenant Provisions, our executive officer separation agreements and long-term incentive award agreements generally include confidentiality, non-compete, non-solicitation and, in select situations, non-disparagement provisions as generally described below:

Confidentiality. Award recipients agree to maintain the confidentiality of Best Buy’s “confidential information” and to use such information for the exclusive benefit of Best Buy. This obligation has the appropriate application to the post-termination period.

Non-Compete. Award recipients agree not to engage in “competitive activity” for a period of one year following the earlier of termination of employment for any reason, or the last scheduled award vesting date.

Non-Solicitation. Award recipients agree not to solicit Company employees for employment or parties with which we do business from engaging such business for a period of one year following the earlier of termination of employment for any reason, or the last scheduled award vesting date.

Non-Disparagement. A non-disparagement provision is included in specific circumstances.

Upon violation of a restrictive covenant, unexercised options and unvested shares related to the respective award agreement under which they were issued are canceled and forfeited, and likewise, the related issued shares (or their fair market value, as measured on the option exercise date or share vesting date) must be returned to the Company. Additionally, the Company may seek injunctive or other appropriate equitable relief.

Director Compensation

Overview

Each year, the Compensation Committee reviews the total compensation paid to non-management directors. The purpose of the review is to ensure that the level of compensation is appropriate to attract and retain a diverse group of directors with the breadth of experience necessary to perform the Board's duties, and to fairly compensate directors for their service. As part of their analysis, the Compensation Committee considers the total value of the compensation as compared with director compensation at other Fortune 100 companies and our peer group of companies, which is described in Compensation Discussion and Analysis — Factors in Decision-Making. In March 2016, the Compensation Committee reviewed and approved the fiscal 2017 compensation structure for non-management directors, as detailed below. In June 2016, the Board reviewed and approved their fiscal 2017 compensation based on the Compensation Committee's recommendation.

Cash Compensation

The fiscal 2017 cash compensation for our non-management directors consisted of the following annual retainers:

Annual Amount
Annual retainer	$85,000
Lead independent director stipend	25,000
Annual committee chair retainer - Audit	25,000
Annual committee chair retainer - Compensation & Human Resources	20,000
Annual committee chair retainer - Nominating	15,000
Annual committee chair retainer - Finance and Investment Policy	10,000

All annual retainers for non-management directors who serve on the Board or as chair of a committee for only a portion of a fiscal year are prorated. All annual retainers are paid in quarterly installments.

Equity Compensation

On June 13, 2016, the Compensation Committee approved an annual equity award with a value of $190,000 for all of the then-serving non-management directors (6,514 restricted stock units) pending approval by the Board, which occurred on June 14, 2016. All restricted stock units granted to our directors fully vest one year from the date of grant and must be held until the director leaves the Board. Director equity awards are prorated through a director’s termination date if a director leaves the Board before the restricted stock units have vested, unless the director is terminated for Cause, in which case all unvested restricted stock units are forfeited.

The Compensation Committee also considers prorated annual equity awards for new directors who are appointed to the Board between each annual grant in June. As such, the Compensation Committee approved a prorated equity award for new director Claudia F. Munce (1,383 restricted stock units) in March 2016 when she joined the board.

Director Compensation Table

The following table summarizes the compensation earned during fiscal 2017 by our non-management directors:

Name(1)	Fees Earned or Paid In Cash	Stock Awards(2)	Option Awards(3)	All Other Compensation(4)	Total
Bradbury H. Anderson (5)	$31,525	$—	$—	$17,842	$49,367
Lisa M. Caputo	85,000	182,978	—	—	267,978
J. Patrick Doyle	85,000	182,978	—	—	267,978
Russell P. Fradin(6)	130,000	182,978	—	—	312,978
Kathy J. Higgins Victor(7)	100,000	182,978	—	—	282,978
David W. Kenny(8)	94,272	182,978	—	—	277,250
Karen L. McLoughlin	85,000	182,978	—	—	267,978
Thomas L. Millner(9)	100,728	182,978	—	—	283,706
Claudia Munce(10)	74,959	227,746	—	—	302,705
Gérard R. Vittecoq(11)	95,000	182,978	—	—	277,978

(1)	Mr. Joly, our only management director during fiscal 2017, did not receive any compensation for his service as a director.

(2)
The amounts in this column reflect the aggregate grant date fair value for restricted stock units granted to our non-management directors during fiscal 2017, measured in accordance with ASC Topic 718. As of January 28, 2017, our non-management directors held outstanding stock units including both unvested restricted stock units and restricted stock units that have vested, but that are subject to a holding requirement until the director leaves the board ("deferred units") as follows: Ms. Caputo — 6,514 unvested units and 17,766 deferred units; Mr. Doyle — 6,514 unvested units and 8,388 deferred units; Mr. Fradin — 6,514 unvested units and 17,766 deferred units; Ms. Higgins Victor — 6,514 unvested units and 17,766 deferred units; Mr. Kenny — 6,514 unvested units and 13,743 deferred units; Ms. McLoughlin — 6,514 unvested units and 3,606 deferred units; Mr. Millner — 6,514 unvested units and 12,230 deferred units; Ms. Munce — 7,897 unvested units and 0 deferred units; Mr. Vittecoq — 6,514 unvested units and 17,766 deferred units.

(3)
We did not grant stock option awards to our non-management directors in fiscal 2017. As of January 28, 2017, our non-management directors held outstanding stock options as follows: Ms. Caputo — 12,500 stock options; Mr. Doyle — 0 stock options; Mr. Fradin — 0 stock options; Ms. Higgins Victor — 17,500 stock options; Mr. Kenny — 0 stock options; Ms. McLoughlin — 0 stock options; Mr. Millner — 0 stock options; Ms. Munce — 0 stock options; Mr. Vittecoq — 21,250 stock options.

(4)
Pursuant to the terms of the restricted stock units granted to our non-management directors on June 19, 2013, directors are entitled to an accrual of dividend equivalents from the vesting date (June 19, 2014) through the date the restricted stock units are issued to the director as shares (upon departure from the Board). Dividend equivalent accruals are to be settled in cash at the time the shares are delivered to the departing director. The amounts in this column reflect the dividend equivalent payments received by directors who retired during fiscal 2017.

(5)	Mr. Anderson retired from the Board on June 14, 2016.

(6)	Mr. Fradin is our Lead Independent Director. He is also chair of the Compensation Committee.

(7)	Ms. Higgins Victor is chair of the Nominating Committee.

(8)	Mr. Kenny was chair of Audit Committee through June 14, 2016.

(9)	Mr. Millner became chair of the Audit Committee on June 14, 2016.

(10)	Ms. Munce joined the Board on March 14, 2016.

(11)	Mr. Vittecoq is chair of the Finance and Investment Policy Committee.

Director Stock Ownership Guidelines

The Compensation Committee has established stock ownership guidelines requiring our non-management directors to own, indirectly or directly, 10,000 shares. Historically, we have expected that, until the ownership target is met, directors would retain 50% of their granted equity (net of taxes). In further support of director stock ownership, we began in fiscal 2014 granting director equity subject to a holding requirement for the duration of a director's service on the Board. In fiscal 2017, all of our non-management directors were in compliance with the ownership guidelines, either by meeting the ownership target or by making progress towards the ownership target. Our stock ownership guidelines for executive officers are discussed in the Compensation Discussion and Analysis — Executive Compensation Elements — Other Compensation section.

Deferred Compensation Plan

Each calendar year, we offer our directors the opportunity to defer up to 100% of their annual and committee chair retainers under the Deferred Compensation Plan which is described in the section Compensation of Executive Officers — Nonqualified Deferred Compensation. No Company contributions or matching contributions are made for the benefit of directors under the Deferred Compensation Plan.

Other Benefits

We reimburse all directors for travel and other necessary business expenses incurred in performance of their services for us. In addition, all directors are covered under a directors' and officers' indemnity insurance policy.

ITEM OF BUSINESS NO. 3 — ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), we are providing our shareholders with an opportunity to cast an advisory vote, a "Say on Pay," regarding our fiscal 2017 executive compensation program, as described in the Executive and Director Compensation section of this proxy statement.

Information about the Advisory Vote to Approve Named Executive Officer Compensation

The Compensation Committee establishes, recommends and governs all of the compensation and benefits policies and actions for the Company's NEOs, as defined in the Introduction to the Executive and Director Compensation — Compensation Discussion and Analysis section of this proxy statement. While the advisory vote to approve our the compensation of our named executive officers is not binding on us, it will provide useful information to our Board and the Compensation Committee regarding our shareholders' views of our executive compensation philosophy, policies and practices. The Compensation Committee values our shareholders' opinions and will take the results of the vote into consideration when determining the future compensation arrangements for our NEOs. To the extent there are significant negative "Say on Pay" advisory votes, we plan to consult directly with shareholders to better understand the concerns that influenced the vote and consider constructive feedback in making future decisions about our executive compensation program.

As detailed in our CD&A, we believe our fiscal 2017 executive compensation program reflects market appropriate practices and balances risk and reward in relation to our overall business strategy. Our executive compensation program is focused on pay-for-performance and seeks to mitigate risks related to compensation in order to further align management's interests with shareholders' interests in long-term value creation.

Accordingly, we ask that our shareholders cast an advisory vote to approve the following resolution:

RESOLVED, that the shareholders of the Company approve, on an advisory basis, the compensation of the named executive officers for the fiscal year ended January 28, 2017, as described in the Executive and Director Compensation — Compensation Discussion and Analysis section and the compensation tables and related material disclosed in the Company's proxy statement for its 2017 Regular Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

Board Voting Recommendation

Our Board recommends an advisory vote FOR approval of the fiscal 2017 compensation of our NEOs as disclosed in this proxy statement pursuant to the SEC's compensation disclosure rules.

The affirmative vote of at least a majority of the voting power of the shares present, in person or by proxy, and entitled to vote (excluding broker non-votes) is required for advisory approval of our NEO compensation.

IT IS INTENDED THAT, UNLESS OTHERWISE INSTRUCTED, THE SHARES REPRESENTED BY PROXY (OTHER THAN BROKER NON-VOTES) WILL BE VOTED "FOR" THE ADVISORY VOTE ON EXECUTIVE COMPENSATION.

ITEM OF BUSINESS NO. 4 — ADVISORY VOTE ON THE FREQUENCY OF HOLDING THE SHAREHOLDER ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act also require that at least once every six years, shareholders may vote on whether the advisory ‘‘Say on Pay’’ vote should occur every year, every two years or every three years. Shareholders may also abstain from voting. Pursuant to Section 14A of the Exchange Act, we are giving our shareholders the opportunity to inform us as to how often they wish to cast an advisory ‘‘Say on Pay’’ vote, like Item of Business No. 3, above.

Information about the Advisory Vote on the Frequency of Holding the Shareholder Advisory Vote on our Executive Compensation

When this Say on Pay frequency vote was last held in June 2011, shareholders indicated to us that they wished to vote every year to approve our executive compensation program for our named executive officers. In consideration of this feedback, the Board determined to hold such votes on an annual basis until the next vote on the frequency of "Say on Pay" votes.

Although we recognize that there are benefits to holding this advisory vote to approve executive compensation less frequently, the Board understands that an annual advisory vote continues to be the standard most shareholders prefer. Regardless of the frequency of the advisory vote on executive compensation, the Board will continue to solicit and consider shareholder feedback in regards to our executive compensation program. The Board also believes that an annual advisory vote on executive compensation is appropriate for the Company and our shareholders at this time.

Board Voting Recommendation

Our Board believes an advisory ‘‘Say on Pay’’ vote every year (also called a ‘‘annual’’ vote) will continue to be the most effective means for the Board to receive timely shareholder feedback on our executive compensation and respond to such a vote. Therefore, the Board recommends that the shareholders vote to hold the advisory ‘‘Say on Pay’’ vote EVERY year.

If the shareholders adopt the Board’s recommendation, we would hold the next ‘‘Say on Pay’’ advisory vote at our 2018 Regular Meeting of Shareholders. Note, however, that shareholders are not voting on whether to approve or disapprove the Board’s recommendation, rather shareholders are being asked to affirmatively select the option to cast an advisory ‘‘Say on Pay’’ vote every year, every two years or every three years, or to abstain. We plan to treat the option, if any, selected by the affirmative vote of at least a majority of the voting power of the shares present, in person or by proxy, and entitled to vote (excluding broker non-votes) as the non-binding option approved by the shareholders. Our Board intends to carefully consider the advisory, non-binding shareholder vote on this proposal when making its determination on the frequency of the advisory vote on executive compensation.

IT IS INTENDED THAT, UNLESS OTHERWISE INSTRUCTED, THE SHARES REPRESENTED BY PROXY (OTHER THAN BROKER NON-VOTES) WILL BE VOTED TO HOLD THE ADVISORY ‘‘SAY ON PAY’’ VOTE EVERY YEAR.

ITEM OF BUSINESS NO. 5 - APPROVAL OF THE AMENDED AND RESTATED BEST BUY CO., INC. 2014 OMNIBUS INCENTIVE PLAN

General Information about the Plan and Proposed Amendments

The Best Buy Co., Inc. 2014 Omnibus Incentive Plan (the "2014 Plan") was adopted by the Board of Directors in April 2014 and approved by our shareholders in June 2014. The 2014 Plan is the means by which we provide long-term incentives to a broad range of our employees.

The 2014 Plan permits the granting of stock options, stock appreciation rights ("SARs"), restricted stock and restricted stock units, performance awards, and other stock grants. Eligible recipients under the 2014 Plan include any employee, officer, consultant, advisor, or director providing services to us or to any of our affiliates, who is selected by the Compensation Committee.

The 2014 Plan is the only plan by which we issue shares of our common stock as a means of incentive-based compensation. Currently, the aggregate number of shares of our common stock that may be issued under all stock-based awards made under the 2014 Plan is 22.5 million (representing the original amount authorized in 2014).

As of March 31, 2017, approximately 8.8 million shares remained available for awards in the aggregate under the 2014 Plan. From the adoption of the 2014 Plan through the end of fiscal 2017, we have granted equity awards, that, on an annual basis, equate to 2.23% to 3.02% of our outstanding common stock, or 7.5 to 8.8 million shares per year. The majority of our awards are restricted- or performance-share awards, which are considered "full value" awards, and use up two shares from the number of shares available for every single restricted or performance share granted.

We are requesting shareholder approval of a 10.2 million share increase in the number of shares of common stock available under the 2014 Plan. When the 2014 Plan was adopted, we anticipated the need to return to shareholders in 2016 or 2017 to request additional shares under the 2014 Plan. We are now looking to fulfill that need and anticipate that, if approved, the 19 million shares remaining available under the 2014 Plan (i.e. the 8.8 million shares currently available plus 10.2 million requested shares) will meet our needs for approximately two years. The number of shares used per year under the 2014 Plan since it was adopted has varied depending on stock price, forfeitures, turnover, and the number of one-off grants awarded to recruit and retain talent.

We are looking to replenish our shares this year to ensure we can maintain our long-term incentive program as we pursue our Best Buy 2020 growth strategy. Our performance-based restricted share grants are designed to motivate our leaders to achieve specific business goals in line with our strategy, and other new hire, retention or recognition awards are critical to our ability to recruit and retain key individuals in support of this strategy. In light of the importance of our equity-based incentive programs to achieving the goals of Best Buy 2020, we believe that our request for additional shares under the 2014 Plan is critical to our long-term performance and shareholder returns.

On April 22, 2017, the Board approved the Amended and Restated 2014 Plan (the "amended 2014 Plan"), subject to the approval of our shareholders. This amendment increases the maximum number of shares of our common stock that are authorized for issuance under the 2014 Plan from 22.5 million to 32.7 million, an increase of 10.2 million shares.

The amended 2014 Plan also contains additional non-material changes not subject to shareholder approval, including a minimum vesting requirement of one year, dividend restrictions on unvested awards, and a change to the tax withholding language to permit 2014 Plan participants to have shares withheld from their awards up to the maximum withholding rate permitted under applicable law (in response to recent regulatory changes).

The Board adopted the amended 2014 Plan on April 22, 2017, although the amendment to increase the maximum number of shares of common stock is subject to the approval of our shareholders. We are now asking you to approve the amended 2014 Plan. The amended 2014 Plan will become effective upon the approval of our shareholders.

The following is a summary of the material terms of the amended 2014 Plan and is qualified in its entirety by reference to the amended 2014 Plan, a copy of which is attached as Appendix A to this proxy statement, which may be obtained from us free of charge upon written request, and is also available on our Web site at www.investors.bestbuy.com.

Summary of the Amended and Restated Best Buy Co., Inc. 2014 Omnibus Incentive Plan

Key Governance Features of the amended 2014 Plan

●	No re-pricing of "underwater" stock options and stock appreciation rights without shareholder approval;
●	No dividend equivalents paid on stock options and unearned awards;
●	No "liberal share counting" methods;
●	No liberal change of control definitions, such as permitting acceleration of equity awards prior to consummation of a change of control transaction;
●	Full-value awards (i.e. any award other than a stock option, stock appreciation right, or similar award) count against the maximum share limit as two shares for every one share issued;
●	All awards under the amended 2014 Plan are subject to forfeiture or other clawback in certain circumstances;
●	No discounted options may be granted; and
●	Nearly all authorized award shares are subject to 1-year minimum vesting requirement; only 5% of our share reserve is not subject to the minimum vesting requirement.

Administration

The Compensation Committee administers the amended 2014 Plan and has full power and authority to determine when and to whom awards will be granted, and the type, amount, form of payment and other terms and conditions of each award, consistent with the provisions of the amended 2014 Plan. The Compensation Committee may delegate the authority to grant awards to one or more officer or director, subject to any terms, conditions or limitations the Compensation Committee may impose. However, the Compensation Committee may not delegate such authority with respect to awards granted to officers subject to Section 16 of the Exchange Act or if such delegation would cause the amended 2014 Plan not to comply with the requirements of Section 162(m) or applicable law or regulation. In addition, the Compensation Committee can specify whether, and under what circumstances, awards to be received under the amended 2014 Plan may be deferred automatically or at the election of either the holder of the award or the Compensation Committee. The Compensation Committee may amend or waive the terms and conditions, or accelerate the exercisability or the lapse of any restrictions relating to any outstanding award, subject to the amended 2014 Plan’s minimum vesting requirements. The Compensation Committee has authority to interpret the amended 2014 Plan, and establish rules and regulations for the administration of the amended 2014 Plan. In addition, the Board may exercise the powers of the Compensation Committee at any time, except with respect to the grant of awards to our executive officers.

Eligible Participants

Any employee, officer, consultant, advisor or director providing services to us or any of our affiliates, who is selected by the Compensation Committee, is eligible to receive an award under the amended 2014 Plan. As of the date of this proxy statement, approximately 125,000 employees, officers and directors were eligible as a class to be selected by the Compensation Committee to receive awards under the amended 2014 Plan.

Shares Available For Awards and Other Limits on Awards

The aggregate number of shares of common stock that may be issued under the amended 2014 Plan is 32.7 million (representing 22.5 million, the original number of shares approved by shareholders in 2014, plus the 10.2 million shares requested for approval in this proxy statement).

The number of shares available for awards under the amended 2014 Plan is reduced by two shares for each share covered by a “full value award”. A full value award is any award other than a stock option, stock appreciation right or similar award, the value of which is based solely on an increase in the value of the shares after the date of grant of such award.

Certain awards under the amended 2014 Plan are subject to the following limitations:

•
The maximum value of performance awards denominated in cash granted to any one person in any calendar year may not exceed $10,000,000. The purpose of the foregoing limitations are to ensure that awards intended to represent “qualified performance-based compensation” within the meaning of Section 162(m) are fully deductible under that tax provision.

•
A maximum of 32,700,000 shares will be available for granting incentive stock options under the amended 2014 Plan, subject to the provisions of Section 422 or 424 of the Internal Revenue Code or any successor provision. The maximum value of awards denominated in shares granted to any non-employee director in any calendar year may not exceed $500,000 in aggregate value in any calendar year (as determined in accordance with applicable financial accounting rules); provided, that the foregoing does not apply to any election by a director to receive an award in lieu of cash retainers or fees.

•
The Compensation Committee may adjust the number of shares and share limits described above in the case of a stock dividend or other distribution, including a stock split, merger or other similar corporate transaction or event, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be provided under the amended 2014 Plan.

If any shares subject to any award, or to which an award relates, granted under the amended 2014 Plan are forfeited or are reacquired by us, or if any award terminates without the delivery of any shares, such shares are available for future awards under the amended 2014 Plan. Any shares subject to an award granted under either the current or prior plan (a) used to pay the exercise price of stock options via a “net exercise” or otherwise, (b) withheld or tendered to pay tax withholding obligations with respect to stock options or stock appreciation rights, (c) subject to a stock appreciation right that are not issued when such right is settled, and (d) repurchased using stock option exercise proceeds are not available for future issuance under the amended 2014 Plan.

Types of Awards and Terms and Conditions

The amended 2014 Plan permits the granting of:

•	stock options (including both incentive and non-qualified stock options);

•	stock appreciation rights;

•	restricted stock and restricted stock units;

•	performance awards of cash, stock or property;

•	dividend equivalents; and

•	other stock-based awards (which may be payable in shares, cash, or other forms).

Awards may be granted alone, in addition to, in combination with or in substitution for, any other award granted under the amended 2014 Plan or any other compensation plan. Awards can be granted for no cash consideration or for cash or other consideration as determined by the Compensation Committee or as required by applicable law. Awards may provide that upon the grant or exercise thereof, the holder will receive cash, shares of our common stock or other securities, or property, or any combination of these in a single payment, installments or on a deferred basis. The exercise price per share under any stock option and the grant price of any SAR may not be less than the fair market value on the date of grant of such option or SAR except if the award is in substitution for an award previously granted by an entity acquired by us. The fair market value of a share will be the closing price of one share as reported on the NYSE as of the applicable date, unless otherwise determined by the Compensation Committee. The term of awards can not be longer than ten years (except that award agreements may provide, to the extent consistent with Section 409A of the Internal Revenue Code, in the event the exercise of the award is tolled not more than 30 days because the exercise would otherwise violate applicable law or any Company policy). Nearly all awards are subject to a one-year minimum vesting period; only 5% of authorized award shares may be issued without these vesting restrictions.

Stock Options. The holder of an option is entitled to purchase a number of shares of our common stock at a specified exercise price during a specified time period, all as determined by the Compensation Committee. The option exercise price may be payable either in cash or, at the discretion of the Compensation Committee, in other securities or other property having a fair market value on the exercise date equal to the exercise price.

Stock Appreciation Rights. The holder of a SAR is entitled to receive the excess of the fair market value (calculated as of the exercise date or, at the Compensation Committee's discretion, as of any time during a specified period before or after the exercise date) of a specified number of shares of our common stock over the grant price of the SAR. SARs vest and become exercisable in accordance with a vesting schedule established by the Compensation Committee.

Restricted Stock and Restricted Stock Units. The holder of restricted stock owns shares of our common stock subject to restrictions imposed by the Compensation Committee (including, for example, restrictions on the right to vote the restricted shares or to receive any dividends with respect to the shares) for a specified time period determined by the Compensation Committee. The holder of restricted stock units has the right, subject to any restrictions imposed by the Compensation Committee, to receive shares of our common stock, or a cash payment equal to the fair market value of those shares, at some future date determined by the Compensation Committee. Except as otherwise determined by the Compensation Committee or as provided in an award agreement, upon a holder’s termination of employment or resignation or removal as a director during the applicable restriction period, all shares of restricted stock and all restricted stock units held by such person at such time shall be forfeited and reacquired by us; provided, however, that the Compensation Committee may, when it finds that a waiver would be in our best interests, waive in whole or in part any or all remaining restrictions with respect to shares of restricted stock or restricted stock units, subject to the restrictions set forth in the amended 2014 Plan. Rights to dividends or dividend equivalent amounts during the restricted period are discussed below.

Performance Awards. Performance awards granted under the amended 2014 Plan are intended to qualify as "performance-based compensation" within the meaning of Section 162(m). Performance awards give participants the right to receive payments in cash, stock or property based solely upon the achievement of certain performance goals during a specified performance period. The Compensation Committee must designate all participants for each performance period, and establish performance goals and target awards for each participant no later than 90 days after the beginning of each performance period within the parameters of Section 162(m). Performance goals must be based solely on one or more business criteria as set forth in the amended 2014 Plan. For the past several years, the Compensation Committee has based performance goals on total shareholder return (TSR). For fiscal 2018, the Committee added an additional performance goal based on revenue. More information about the performance goals and business criteria applied to our performance awards can be found within the Compensation Discussion and Analysis section of this proxy statement.

The measure of performance may be set by reference to an absolute standard or a comparison to specified companies or groups of companies, or other external measures, and may be applied at individual or organizational levels. The limits on awards intended to represent "qualified performance-based compensation" within the meaning of Section 162(m) were described above under the section titled Shares Available For Awards and Other Limits on Awards.

Dividend Equivalents. Dividend equivalents entitle holders to receive payments (in cash, shares of our common stock, other securities or other property) equivalent to the amount of dividends paid by us to our shareholders, with respect to the number of shares determined by the Compensation Committee. Dividend equivalents may not be awarded with respect to grants of options, stock appreciation rights or any other awards, the value of which is based solely on an increase in the value of shares after the grant date. Dividend equivalents may not be paid on awards prior to the date on which all conditions or restrictions relating to such award (or portion thereof to which the dividend equivalent relates) have been satisfied. Dividend equivalents will be subject to other terms and conditions determined by the Compensation Committee.

Stock Awards. The Compensation Committee may grant unrestricted shares of our common stock, subject to terms and conditions determined by the Compensation Committee and the amended 2014 Plan limitations.

Other Stock-Based Awards. The Compensation Committee may grant other awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, our shares of common stock. Any shares of our common stock delivered pursuant to a purchase right must be purchased for consideration having a value equal to at least 100% of the fair market value of the shares on the date the purchase right is granted. Subject to limited exceptions described in the amended 2014 Plan, the term of any such award may not exceed ten years.

Duration, Termination and Amendment. If approved, unless discontinued or terminated by the Board, the amended 2014 Plan will expire on April 21, 2024. No awards may be made after that date. However, unless otherwise expressly provided in an applicable award agreement, any award granted under the amended 2014 Plan prior to expiration may extend beyond the end of such period through the award's normal expiration date. No performance awards intended to represent “qualified performance-based compensation” within the meaning of Section 162(m) shall be made under the amended 2014 Plan after the first shareholder meeting to occur in the fifth year following the year in which shareholders approved the performance goals described above unless and until the performance goals or the amended 2014 Plan are re-approved by the shareholders.

The Board and, pursuant to the delegation of its authority, the Compensation Committee may amend, alter or discontinue the amended 2014 Plan at any time, although prior shareholder approval must be obtained for any action that would increase the number of shares of our common stock available, increase the award limits under the amended 2014 Plan, permit awards of options or SARs at a price less than fair market value, permit repricing of options or SARs, or expand the class of persons eligible to receive awards under the amended 2014 Plan. Shareholder approval is also required for any action that would, absent such approval, violate the rules and regulations of the NYSE or any other securities exchange applicable to us. Any amendment to the amended 2014 Plan, or any outstanding award, is subject to compliance with all applicable laws, rules and policies of any applicable governmental entity or securities exchange, including any required approval.

The Compensation Committee may amend or terminate any outstanding award, but (except as provided below with respect to certain corporate transactions) not without the consent of any award recipient or beneficiary if such action would materially and adversely affect the rights of the holder of the award.

Corporate Transactions

Upon any reorganization, merger, consolidation, split-up, spin-off, take-over bid, or any other similar corporate transaction, the Compensation Committee or the Board may, in its discretion, provide for any of the following:

•
Termination of any award, whether or not vested, in exchange for the amount of cash and/or property that would have been received upon the exercise of the award or the realization of the award holder’s rights or the replacement of the award with other rights or property in the discretion of the Compensation Committee or the Board;

•	Assumption or substitution of any award by the successor or survivor corporation, with appropriate adjustment to the number and kind of shares and exercise price;

•	Subject to the limitations provided below, acceleration of the exercisability or the vesting of any award, notwithstanding the terms in any award agreement; or

•	Prevention of additional vesting or exercisability of any award after a specified date.

Notwithstanding the Compensation Committee's discretion described above, no award agreement may contain a change in control definition that would accelerate the exercisability or the lapse of restrictions of any award upon only the announcement or shareholder approval (rather than the consummation of) any reorganization, merger, consolidation, split-up, spin-off, combination, or any other similar corporate transaction.

Prohibition on Repricing Awards

Without the approval of our shareholders, (a) no option or SAR may be amended to reduce its exercise or grant price, (b) no option or SAR may be cancelled and replaced with an option or SAR having a lower exercise price and (c) no option or SAR may be cancelled or repurchased for cash or other securities, except in connection with a stock dividend or other distribution, including a stock split, merger or other similar corporate transaction or event, in order to prevent dilution or enlargement of the benefits, or potential benefits intended to be provided under the amended 2014 Plan.

Transferability of Awards

Unless otherwise provided by the Compensation Committee, awards under the amended 2014 Plan (other than fully vested and unrestricted shares) may only be transferred by will or by the laws of descent and distribution, and no award (other than fully vested and unrestricted shares) may be pledged, alienated, attached or otherwise encumbered. Any exception permitted by the Compensation Committee shall be for no value and in accordance with the rules of Form S-8. The Compensation Committee may allow award recipients to designate a beneficiary or beneficiaries to exercise the rights of the award recipient and receive any property distributable with respect to any award in the event of an award recipient’s death.

Clawback and Recoupment

All awards granted under the amended 2014 Plan will be subject to forfeiture or other penalties in accordance with our clawback and recoupment policy.

Federal Income Tax Consequences

Grant of Options and SARs. The grant of a stock option or SAR is not expected to result in any taxable income for the recipient.

Exercise of Options and SARs. Upon exercising a non-qualified stock option, the optionee must recognize ordinary income equal to the excess of the fair market value of the shares of our common stock acquired on the date of exercise over the exercise price, and we will generally be entitled at that time to an income tax deduction for the same amount. The holder of an incentive stock option generally will have no taxable income upon exercising the option (except that an alternative minimum tax liability may arise), and we will not be entitled to an income tax deduction. Upon exercising a SAR, the amount of any cash received and the fair market value on the exercise date of any shares of our common stock received are taxable to the recipient as ordinary income and generally deductible by us.

Disposition of Shares Acquired Upon Exercise of Options and SARs. The tax consequence upon a disposition of shares acquired through the exercise of an option or SAR will depend on how long the shares have been held and whether the shares were acquired by exercising an incentive stock option or by exercising a non-qualified stock option or SAR. Generally, there will be no tax consequence to us in connection with the disposition of shares acquired under an option or SAR, except that we may be entitled to an income tax deduction in the case of the disposition of shares acquired under an incentive stock option before the applicable incentive stock option holding periods set forth in the Internal Revenue Code have been satisfied.

Restricted Stock and Unrestricted Stock Awards. Recipients of grants of restricted stock generally will be required to include as taxable ordinary income the fair market value of the restricted stock at the time it is no longer subject to a substantial risk of forfeiture. In contrast, unrestricted stock grants are taxable at grant. An award holder who makes an 83(b) election within 30 days of the date of grant of the restricted stock will incur taxable ordinary income on the date of grant equal to the fair market value of such shares of restricted stock (determined without regard to forfeiture restrictions). With respect to the sale of shares after the forfeiture restrictions have expired, the holding period to determine whether the award recipient has long-term or short-term capital gain (or loss) generally begins when the restrictions expire, and the tax basis for such shares will generally be based on the fair market value of the shares on that date. However, if the award holder made an 83(b) election as described above, the holding period commences on the date of such election, and the tax basis will be equal to the fair market value of the shares on the date of the election (determined without regard to the forfeiture restrictions on the shares). Dividends, if any, that are paid or accrued while the restricted stock is subject to a substantial risk of forfeiture are also taxed as ordinary income. We are entitled to an income tax deduction equal to amounts the award holder includes in ordinary income at the time of such income inclusion.

Restricted Stock Units, Performance Awards and Dividend Equivalents. Recipients of grants of restricted stock units, performance awards or dividend equivalents (collectively, “deferred awards”) do not incur any federal income tax liability at the time the awards are granted. Award holders recognize ordinary income equal to: (a) the amount of cash received under the terms of the award or, as applicable, (b) the fair market value of the shares received (determined as of the date of receipt) under the terms of the award. Dividend equivalents received with respect to any deferred award are also taxed as ordinary income. Cash or shares to be received pursuant to a deferred award generally become payable when applicable forfeiture restrictions lapse; provided, however, that, if the terms of the award so provide, payment may be delayed until a later date to the extent permitted under applicable tax laws. We are entitled to an income tax deduction for any amounts included by the award holder as ordinary income. For awards that are payable in shares, a participant’s tax basis is equal to the fair market value of the shares at the time the shares become payable. Upon the sale of the shares, appreciation (or depreciation) after the shares are paid is treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

Income Tax Deduction. Subject to the usual rules concerning reasonable compensation, and assuming that, as expected, performance awards paid under the amended 2014 Plan are "qualified performance-based compensation" within the meaning of Section 162(m), we are generally entitled to a corresponding income tax deduction at the time a participant recognizes ordinary income from awards made under the amended 2014 Plan.

Application of Section 16. Special rules may apply to individuals subject to Section 16 of the Exchange Act. In particular, unless a special election is made pursuant to the Internal Revenue Code, shares received through the exercise of a stock option or SAR may be treated as restricted as to transferability and subject to a substantial risk of forfeiture for a period of up to six months after the date of exercise. Accordingly, the amount of any ordinary income recognized and the amount of our income tax deduction is determined as of the end of that period.

Delivery of Shares for Tax Obligation. Under the amended 2014 Plan, the Compensation Committee may permit participants receiving or exercising awards, subject to the discretion of the Compensation Committee and upon such terms and conditions as it may impose, to deliver shares of our common stock (either shares received upon the receipt or exercise of the award or shares previously owned by the holder of the option) to us to satisfy federal and state income tax obligations.

Benefits to Named Executive Officers and Others

The following table sets forth the number of stock options, time-based restricted shares and restricted stock units, performance-based restricted shares and restricted stock units that have been granted to the named executive officers and the specified groups set forth below under the 2014 Plan as of March 31, 2017. On March 31, 2017, the closing price of Best Buy common stock, as quoted on the NYSE, was $49.15.

Name and Position	Stock Options	Time-Based Restricted Shares & Units	Performance-Based Restricted Shares & Units(1)
Hubert Joly Chairman and Chief Executive Officer	741,921	268,861	631,033
Corie S. Barry Chief Financial Officer	60,276	57,333	93,740
Sharon L. McCollam Former Chief Administrative Officer and Chief Financial Officer	262,088	161,840	153,242
Shari L. Ballard President, Multi-Channel Retail and Operations	147,684	81,476	148,443
R. Michael Mohan Chief Merchandising & Marketing Officer	114,144	88,014	155,217
Keith J. Nelsen General Counsel & Secretary	89,131	56,711	93,198
All executive officers as a group	1,562,627	998,896	1,575,299
All non-employee directors as a group	—	109,789	—
All employees as a group (excluding the executive officers)	1,529,724	9,627,559	994,385
(1) This column represents the target number of shares as of the grant date for all performance share awards granted under the 2014 Plan as of the date of this table. This column also includes performance-conditioned time-based restricted shares where the performance condition has not yet been achieved. Any such grants where the performance condition has been achieved as of March 31, 2017, are reflected in the "Time-Based Restricted Shares and Units" column at their full value.

Equity Compensation Plan Information

The following table provides information about Best Buy common stock that may be issued under our existing equity compensation plans as of January 28, 2017:

Plan Category	Securities to Be Issued Upon Exercise of Outstanding Options and Rights(1) (a)	Weighted Average Exercise Price per Share of Outstanding Options and Rights (2) (b)	Securities Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(3) (c)
Equity compensation plans approved by security holders	10,109,395	$36.61	18,722,125

(1)
Includes grants of stock options and restricted stock units (which may be market-based, performance-based, or time-based) awarded under our 2004 Omnibus Stock and Incentive Plan, as amended, and our 2014 Omnibus Incentive Plan.

(2)	Includes weighted-average exercise price of outstanding stock options only. The weighted average remaining term of outstanding stock options was 4.3 years.

(3)	Includes 4,142,376 shares of our common stock which have been reserved for issuance under the ESPP.

BOARD VOTING RECOMMENDATION

Upon the recommendation of management, the Board adopted the amended and restated Best Buy Co., Inc. 2014 Omnibus Incentive Plan, which was amended to increase the number of shares of our common stock subject to the 2014 Plan. The Board recommends that shareholders vote FOR the approval of the amended and restated 2014 Plan.

The affirmative vote of the holders of a majority of the voting power of the shares of our common stock present, in person or by proxy, and entitled to vote (excluding broker non-votes), is required to approve the amended and restated 2014 Plan, as described above.

IT IS INTENDED THAT, UNLESS OTHERWISE INSTRUCTED, THE SHARES REPRESENTED BY THE PROXY (OTHER THAN BROKER NON-VOTES) WILL BE VOTED "FOR" APPROVAL OF THE AMENDED AND RESTATED BEST BUY CO., INC. 2014 OMNIBUS INCENTIVE PLAN.

OTHER BUSINESS

Management and the Board are not aware of any other item of business that will be addressed at the Meeting. If an item properly comes up for vote at the Meeting, or at any postponement or adjournment of the Meeting, that is not described in the Meeting Notice, including adjournment of the Meeting and any other matters incident to the conduct of the Meeting, the Proxy Agents will vote the shares subject to your proxy in their discretion. Discretionary authority for them to do so is contained in the proxy.

PROPOSALS FOR THE NEXT REGULAR MEETING OF SHAREHOLDERS

Any shareholder proposal intended to be presented for consideration at our 2018 Regular Meeting of Shareholders and to be included in our proxy statement for that meeting must be received by our Secretary no later than January 2, 2018, at our principal executive office, addressed as follows:

Mr. Keith J. Nelsen
General Counsel and Secretary
Best Buy Co., Inc.
7601 Penn Avenue South
Richfield, Minnesota 55423

In accordance with our By-laws, any shareholder proposal, including any director nominations, received and intended to be presented for consideration at our 2018 Regular Meeting of Shareholders, though not included in our proxy statement for that meeting, must be received by our Secretary at the address set forth above no more than 150 days and no less than 120 days before the anniversary of the prior year's regular meeting of shareholders. Accordingly, such proposals will be considered untimely if received before January 14, 2018, or after February 13, 2018. Any such shareholder proposal must also comply with the procedural requirements of our By-laws. The advance notice requirement in our By-laws supersedes the notice period in Rule 14a-4(c)(1) of the Securities Exchange Act of 1934 regarding discretionary proxy voting authority with respect to shareholder business.

By Order of the Board of Directors

Keith J. Nelsen
May 1, 2017	Secretary

Best Buy Co., Inc.
Reconciliation of Non-GAAP Financial Measures
(Unaudited and subject to reclassification)

The following information provides reconciliations of the most comparable financial measures from continuing operations calculated and presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”) to presented non-GAAP financial measures. The Company believes that non-GAAP financial measures, when reviewed in conjunction with GAAP financial measures, can provide more information to assist investors in evaluating current period performance and in assessing future performance. For these reasons, internal management reporting also includes non-GAAP measures. Generally, presented non-GAAP measures include adjustments for items such as restructuring charges, goodwill impairments, non-restructuring asset impairments and gains or losses on investments. In addition, certain other items may be excluded from non-GAAP financial measures when the company believes this provides greater clarity to management and investors. These non-GAAP financial measures should be considered in addition to, and not superior to or as a substitute for the GAAP financial measures presented in this proxy statement and the Company’s financial statements and other publicly filed reports. Non-GAAP measures as presented herein may not be comparable to similarly titled measures used by other companies.

The following tables reconcile operating income and diluted earnings per share ("EPS") for the periods presented for continuing operations (GAAP financial measures) to non-GAAP operating income and non-GAAP diluted EPS for continuing operations (non-GAAP financial measures) for the periods presented.

	FY16	FY17
Enterprise - Continuing Operations
Operating income as a % of revenue	3.5%	4.7%
Net CRT/LCD settlements(1)	(0.2%)	(0.4%)
Non-restructuring asset impairments - SG&A(2)	0.2%	0.1%
Restructuring charges(3)	0.5%	0.1%
Non-GAAP operating income as a % of revenue	4.0%	4.5%

*Note - percentages may not foot due to rounding

Enterprise - Continuing Operations	FY16	FY17
Diluted EPS	$2.30	$3.74
Per share impact of net CRT/LCD settlements(1)	(0.22)	(0.5)
Per share impact of restructuring charges - COGS(3)	0.01	—
Per share impact of other Canada brand consolidation charges - SG&A(4)	0.02	0.01
Per share impact of non-restructuring asset impairments - SG&A(2)	0.17	0.08
Per share impact of restructuring charges(3)	0.58	0.12
Per share impact of (gain) loss on investments, net	0.01	(0.01)
Per share income tax impact of non-GAAP adjustments(5)	(0.09)	0.12
Non-GAAP diluted EPS	$2.78	$3.56

(1)
Represents cathode ray tube ("CRT") and LCD litigation settlements reached, net of related legal fees and costs. Settlements related to products purchased and sold in prior fiscal years. For the fiscal year ended January 28, 2017, the full balance related to the United States. For the fiscal year ended January 30, 2016, $75 million related to the United States and $2 million related to Canada. Refer to Note 12, Contingencies and Commitments, in the Notes to Consolidated Financial Statements, included in Item 8, Financial Statements and Supplementary Data, in the Company's Annual Report on Form 10-K for the fiscal year ended January 28, 2017, for further information.

(2)
Refer to Note 3, Fair Value Measurements, in the Notes to Consolidated Financial Statements, included in Item 8, Financial Statements and Supplementary Data, of the Company's Annual Report on Form 10-K for the fiscal year ended January 28, 2017 for additional information regarding the nature of these charges. For the fiscal year ended January 28, 2017, $24 million related to the United States and $2 million related to Canada. For the fiscal year ended January 30, 2016, $58 related to the United States and $3 million related to Canada. For the fiscal year ended January 31, 2015, $31 million related to the United States and $11 million related to Canada.

(3)
Refer to Note 4, Restructuring Charges, in the Notes to Consolidated Financial Statements, included in Item 8, Financial Statements and Supplementary Data, of the Company's Annual Report on Form 10-K for the fiscal year ended January 28, 2017, for additional information regarding the nature of these charges. For the fiscal year ended January 28, 2017, $31 million related to the United States and $8 million related to Canada. For the fiscal year ended January 30, 2016, $2 million related to the United States and $199 million related to Canada. For the fiscal year ended January 31, 2015, $4 million related to the United States and $1 million related to Canada.

(4)
Represents charges related to the Canadian brand consolidation initiated in the first quarter of fiscal 2016, primarily due to retention bonuses and other store-related costs that were a direct result of the consolidation but did not qualify as restructuring charges.

(5)
Income tax impact of non-GAAP adjustments is the summation of the calculated income tax charge related to each non-GAAP non-income tax adjustment. The non-GAAP adjustments relate primarily to adjustments in the United States and Canada. As such, the income tax charge is calculated using the statutory rates of 38.0% for the United States and 26.4% for Canada, applied to the non-GAAP adjustments of each country.

Appendix A

BEST BUY CO., INC.
AMENDED & RESTATED
2014 OMNIBUS INCENTIVE PLAN

Section 1.    Purpose

The purpose of the Plan is to promote the interests of the Company and its shareholders by aiding the Company in attracting and retaining employees, officers, consultants, advisors and non-employee Directors capable of assuring the future success of the Company, to offer such persons incentives to put forth maximum efforts for the success of the Company’s business and to compensate such persons through various stock and cash-based arrangements and provide them with opportunities for stock ownership in the Company, thereby aligning the interests of such persons with the Company’s shareholders.

Section 2.    Definitions

As used in the Plan, the following terms shall have the meanings set forth below:

(a)“Affiliate” shall mean (i) any entity that, directly or indirectly through one or more intermediaries, is controlled by the Company and (ii) any entity in which the Company has a significant equity interest, in each case as determined by the Committee.

(b)“Award” shall mean any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Award, Dividend Equivalent, Stock Award or Other Stock-Based Award granted under the Plan.

(c)“Award Agreement” shall mean any written agreement, contract or other instrument or document evidencing an Award granted under the Plan. An Award Agreement may be in an electronic medium and need not be signed by a representative of the Company or the Participant. Each Award Agreement shall be subject to the applicable terms and conditions of the Plan and any other terms and conditions (not inconsistent with the Plan) determined by the Committee.

(d)	“Board” shall mean the Board of Directors of the Company.

(e)“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.

(f)“Committee” shall mean the Compensation and Human Resources Committee of the Board or such other committee designated by the Board to administer the Plan. The Committee shall be comprised of not less than such number of Directors as shall be required to permit Awards granted under the Plan to qualify under Rule 16b-3, and each member of the Committee shall be a “non-employee director” within the meaning of Rule 16b‑3 and an “outside director” within the meaning of Section 162(m).

(g)	“Company” shall mean Best Buy Co., Inc., a Minnesota corporation, and any successor corporation.

(h)	“Director” shall mean a member of the Board.

(i)	“Dividend Equivalent” shall mean any right granted under Section 6(e) of the Plan.

(j)“Eligible Person” shall mean any employee, officer, non-employee Director, consultant, independent contractor or advisor providing services to the Company or any Affiliate.

(k)	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(l)“Fair Market Value” shall mean, with respect to any property (including, without limitation, any Shares or other securities), the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee. Notwithstanding the foregoing, unless otherwise determined by the Committee, the Fair Market Value of a Share as of a given date shall be, if the Shares are then traded on the New York Stock Exchange, the closing price of one Share as reported on the New York Stock Exchange on such date or, if the New York Stock Exchange is not open for trading on such date, on the most recent preceding date when the New York Stock Exchange is open for trading.

(m)“Full Value Award” shall mean any Award other than an Option, Stock Appreciation Right or similar Award, the value of which is based solely on an increase in the value of the Shares after the date of grant of such Award.

(n)“Incentive Stock Option” shall mean an option granted under Section 6(a) of the Plan that is intended to meet the requirements of Section 422 of the Code or any successor provision.

(o)“Non-Qualified Stock Option” shall mean an option granted under Section 6(a) of the Plan that is not intended to be an Incentive Stock Option.

(p)“Option” shall mean an Incentive Stock Option or a Non-Qualified Stock Option to purchase shares of the Company.

(q)	“Other Stock-Based Award” shall mean any right granted under Section 6(g) of the Plan.

(r)	“Participant” shall mean an Eligible Person designated to be granted an Award under the Plan.

(s)	“Performance Award” shall mean any right granted under Section 6(d) of the Plan.

(t)“Performance Goal” shall mean one or more of the following performance goals, either individually, alternatively or in any combination, applied on a corporate, subsidiary, division, business unit or line of business basis:

•	economic value added (EVA);

•	sales or revenue;

•	costs or expenses;

•	net profit after tax;

•	gross profit;

•	income (including without limitation operating income, pre-tax income and income attributable to the Company);

•	cash flow (including without limitation free cash flow and cash flow from operating, investing or financing activities or any combination thereof);

•
earnings (including without limitation earnings before or after taxes, earnings before interest and taxes (EBIT), earnings before interest, taxes, depreciation and amortization (EBITDA) and earnings (whether before or after taxes), EBIT or EBITDA as a percentage of net sales;

•	earnings per share (EPS) (basic or diluted);

•	earnings per share from continuing operations;

•
returns (including one or more of return on actual or pro forma assets, net assets, equity, investment, revenue, sales, capital and net capital employed, total shareholder return (TSR) and total business return (TBR));

•	margins (including one or more of gross, operating and net income margin);

•	ratios (including one or more of price-to-earnings, debt-to-assets, debt-to-net assets and ratios regarding liquidity, solvency, fiscal capacity, productivity or risk);

•	budget comparisons;

•	unit volume;

•	stock price;

•	net working capital;

•	value creation;

•	market share;

•	market capitalization;

•	workforce satisfaction and diversity goals;

•	employee retention;

•	customer satisfaction;

•	implementation or completion of key projects;

•	strategic plan development and implementation.

Each such Performance Goal may be based (i) solely by reference to absolute results of individual performance or organizational performance at various levels (e.g., the Company’s performance or the performance of a subsidiary, division, business segment or business unit of the Company) or (ii) upon organizational performance relative to the comparable performance of other companies selected by the Committee. To the extent consistent with Section 162(m), the Committee may, when it establishes performance criteria, also provide for the exclusion of charges related to an event or occurrence which the Committee determines should appropriately be excluded, including (X) asset-write downs, litigation or claim judgments or settlements, reorganizations, the impact of acquisitions and divestitures, restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (Y) foreign exchange gains and losses or an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, or (Z) the cumulative effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles (or other accounting principles which may then be in effect). To the extent that Section 162(m) of the Code or applicable tax and/or securities laws change to permit Committee discretion to alter the governing performance measures without disclosing to shareholders and obtaining shareholder approval of such changes and without thereby exposing the Company to potentially adverse tax or other legal consequences, the Committee shall have the sole discretion to make such changes without obtaining shareholder approval.

(u)“Person” shall mean any individual or entity, including a corporation, partnership, limited liability company, association, joint venture or trust.

(v)	“Plan” shall mean the Best Buy Co., Inc. 2014 Omnibus Incentive Plan, as amended from time to time.

(w)“Prior Plan” shall mean the Best Buy Co., Inc. 2004 Omnibus Stock and Incentive Plan, as amended from time to time.

(x)	“Restricted Stock” shall mean any Share granted under Section 6(c) of the Plan.

(y)“Restricted Stock Unit” shall mean any unit granted under Section 6(c) of the Plan evidencing the right to receive a Share (or a cash payment equal to the Fair Market Value of a Share) at some future date.

(z)“Rule 16b-3” shall mean Rule 16b-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, or any successor rule or regulation.

(aa)    “Section 162(m)” shall mean Section 162(m) of the Code, or any successor provision, and the applicable Treasury Regulations promulgated thereunder.

(bb)    “Section 409A” shall mean Section 409A of the Code, or any successor provision, and applicable Treasury Regulations and other applicable guidance thereunder.

(cc)    “Securities Act” shall mean the Securities Act of 1933, as amended.

(dd)    “Share” or “Shares” shall mean a share or shares of common stock, $.10 par value per share, of the Company or such other securities or property as may become subject to Awards pursuant to an adjustment made under Section 4(c) of the Plan.

(ee)    “Specified Employee” shall mean a specified employee as defined in Section 409A(a)(2)(B) of the Code or applicable proposed or final regulations under Section 409A, determined in accordance with procedures established by the Company and applied uniformly with respect to all plans maintained by the Company that are subject to Section 409A.

(ff)    “Stock Appreciation Right” shall mean any right granted under Section 6(b) of the Plan.

(gg)    “Stock Award” shall mean any Share granted under Section 6(f) of the Plan.

Section 3.    Administration

(a)Power and Authority of the Committee. The Plan shall be administered by the Committee. Subject to the express provisions of the Plan and to applicable law, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to each Participant under the Plan; (iii) determine the number of Shares to be covered by (or the method by which payments or other rights are to be calculated in connection with) each Award; (iv) determine the terms and conditions of any Award or Award Agreement, including any terms relating to the forfeiture of any Award and the forfeiture, recapture or disgorgement of any cash, Shares or other amounts payable with respect to any Award; (v) amend the terms and conditions of any Award or Award Agreement, subject to the limitations under Section 7; (vi) accelerate the exercisability of any Award or the lapse of any restrictions relating to any Award, subject to the limitations under Sections 6 and 7, (vii) determine whether, to what extent and under what circumstances Awards may be exercised in cash, Shares, promissory notes (subject to the limitations in Section 6(a)(iii)(A)), other securities, other Awards or other property, or canceled, forfeited or suspended; (viii) determine whether, to what extent and under what circumstances cash, Shares, promissory notes, other securities, other Awards, other property and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder thereof or the Committee, subject to the requirements of Section 409A and Section 6(h)(ix); (ix) interpret and administer the Plan and any instrument or agreement, including an Award Agreement, relating to the Plan; (x) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (xi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan; and (xii) adopt such modifications, rules, procedures and sub-plans as may be necessary or desirable to comply with provisions of the laws of non-United States jurisdictions in which the Company or an Affiliate may operate, including, without limitation, establishing any special rules for Affiliates, Eligible Persons or Participants located in any particular country, in order to meet the objectives of the Plan and to ensure the viability of the intended benefits of Awards granted to Participants located in such non-United States jurisdictions. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award or Award Agreement shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon any Participant, any holder or beneficiary of any Award or Award Agreement, and any employee of the Company or any Affiliate.

(b)Delegation. The Committee may delegate to one or more officers or Directors of the Company, subject to such terms, conditions and limitations as the Committee may establish in its sole discretion, the authority to grant Awards; provided, however, that the Committee shall not delegate such authority (i) with regard to grants of Awards to be made to officers of the Company or any Affiliate who are subject to Section 16 of the Exchange Act or (ii) in such a manner as would cause the Plan not to comply with the requirements of Section 162(m), applicable exchange rules or applicable corporate law.

(c)Power and Authority of the Board. Notwithstanding anything to the contrary contained herein, (i) the Board may, at any time and from time to time, without any further action of the Committee, exercise the powers and duties of the Committee under the Plan, unless the exercise of such powers and duties by the Board would cause the Plan not to comply with the requirements of Rule 16b-3 or Section 162(m); and (ii) only the Committee (or another committee of the Board comprised of directors who qualify as independent directors within the meaning of the independence rules of the New York Stock Exchange or any other securities exchange applicable to the Company) may grant Awards to Directors who are not also employees of the Company or an Affiliate.

(d)Indemnification. To the full extent permitted by law, (i) no member of the Board, the Committee or any person to whom the Committee delegates authority under the Plan shall be liable for any action or determination taken or made in good faith with respect to the Plan or any Award made under the Plan, and (ii) the members of the Board, the Committee and each person to whom the Committee delegates authority under the Plan shall be entitled to indemnification by the Company with regard to such actions and determinations. To the full extent permitted by law, the provisions of this paragraph shall be in addition to such other rights of indemnification as a member of the Board, the Committee or any other person may have by virtue of such person’s position with the Company.

Section 4.    Shares Available for Awards

(a)Shares Available. Subject to adjustment as provided in Section 4(c) of the Plan, the aggregate number of Shares that may be issued under all Awards under the Plan shall equal:

(i)	32,700,000 Shares, plus

(ii)
any Shares subject to any outstanding award under the Prior Plan that, after February 1, 2014, are not purchased or are forfeited or reacquired by the Company (including any Shares withheld by the Company or Shares tendered to satisfy any tax withholding obligation or Shares covered by an Award that are settled in cash), or otherwise not delivered to the Participant due to termination or cancellation of such award, less

(iii)
any Shares subject to any award issued under the Prior Plan after February 1, 2014. On and after stockholder approval of this Plan, no awards shall be granted under the Prior Plan, but all outstanding awards previously granted under the Prior Plan shall remain outstanding and subject to the terms of the Prior Plan.

The aggregate number of Shares that may be issued under all Awards under the Plan shall be reduced by Shares subject to Awards issued under the Plan in accordance with the Share counting rules described in Section 4(b) below. When determining the Shares added to and subtracted from the aggregate reserve under paragraphs (ii) and (iii) above, the number of Shares added or subtracted shall be also determined in accordance with the Share counting rules described in Section 4(b) below (including, for avoidance of doubt, the fungibility ratio and Share recycling rules).

(b)
Counting Shares. For purposes of this Section 4, except as set forth in this Section 4(b) below, if an Award entitles the holder thereof to receive or purchase Shares, the number of Shares covered by such Award or to which such Award relates shall be counted on the date of grant of such Award against the aggregate number of Shares available for granting Awards under the Plan. For purposes of determining the number of Shares covered on the date of grant by a Stock Appreciation Right that is to be settled in Shares, the aggregate number of Shares with respect to which the Stock Appreciation Right is to be exercised shall be counted against the number of Shares available for Awards under the Plan (without regard to the number of actual Shares issued upon settlement). With respect to any Full Value Award, the number of Shares available for Awards under the Plan shall be reduced by two (2) Shares for each Share covered by the Full Value Award. Notwithstanding the foregoing, the following special rules shall apply with respect to share counting under the Plan:

(i)
If any Shares covered by an Award or to which an Award relates are not purchased or are forfeited or are reacquired by the Company (including any Shares withheld by the Company or Shares tendered to satisfy any tax withholding obligation or Shares covered by an Award that are settled in cash), or if an Award otherwise terminates or is canceled without delivery of any Shares, then the number of Shares counted pursuant to Section 4(b) of the Plan against the aggregate number of Shares available under the Plan with respect to such Award, to the extent of any such forfeiture, reacquisition by the Company, termination or cancellation, shall again be available for granting Awards under the Plan.

(ii)
Notwithstanding anything to the contrary in this Section 4(b), the following Shares will not again become available for issuance under the Plan: (A) any Shares which would have been issued upon any exercise of an Option but for the fact that the exercise price was paid by a “net exercise” pursuant to Section 6(a)(iii)(B) or any Shares tendered in payment of the exercise price of an Option; (B) any Shares withheld by the Company or Shares tendered to satisfy any tax withholding obligation with respect to an Option or Stock Appreciation Right; (C) Shares covered by a Stock Appreciation Right issued under the Plan that are not issued in connection with settlement in Shares upon exercise; or (D) Shares that are repurchased by the Company using Option exercise proceeds.

(iii)	Awards that do not entitle the holder thereof to receive or purchase Shares shall not be counted against the aggregate number of Shares available for Awards under the Plan.

(iv)
Shares issued under Awards granted in substitution for awards previously granted by an entity that is acquired by or merged with the Company or an Affiliate shall not be counted against the aggregate number of Shares available for Awards under the Plan.

(c)Adjustments. In the event that any dividend (other than a regular cash dividend) or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company or other similar corporate transaction or event affects the Shares such that an adjustment is necessary in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Shares (or other securities or other property) that thereafter may be made the subject of Awards, (ii) the number and type of Shares (or other securities or other property) subject to outstanding Awards, (iii) the purchase price or exercise price with respect to any Award and (iv) the limitations contained in Section 4(d)(i) below; provided, however, that the number of Shares covered by any Award or to which such Award relates shall always be a whole number. Such adjustment shall be made by the Committee or the Board, whose determination in that respect shall be final, binding and conclusive.

(d)	Award Limitations Under the Plan.

(i)
Section 162(m) Limitation for Performance Awards Denominated in Shares. No Eligible Person may be granted any Stock Options, Stock Appreciation Rights or Performance Awards denominated in Shares, for more than 2,500,000 Shares (subject to adjustment as provided for in Section 4(c) of the Plan), in the aggregate in any calendar year.

(ii)
Section 162(m) Limitation for Performance Awards Denominated in Cash. The maximum amount payable pursuant to all Performance Awards denominated in cash to any Participant in the aggregate in any calendar year shall be $10,000,000 in value. This limitation contained in this Section 4(d)(ii) does not apply to any Award or Awards subject to the limitation contained in Section 4(d)(i). The limitation contained in this Section 4(d)(ii) shall apply only with respect to any Award or Awards granted under this Plan, and limitations on awards granted under any other shareholder-approved incentive plan maintained by the Company will be governed solely by the terms of such other plan.

(iii)
Limitation on Awards Granted to Non-Employee Directors. No Director who is not also an employee of the Company or an Affiliate may be granted any Award or Awards denominated in Shares that exceed in the aggregate $500,000 in value (such value computed as of the date of grant in accordance with applicable financial accounting rules) in any calendar year. The foregoing limit shall not apply to any Award made pursuant to any election by the Director to receive an Award in lieu of all or a portion of annual and committee retainers and annual meeting fees.

Section 5.    Eligibility

Any Eligible Person shall be eligible to be designated a Participant. In determining which Eligible Persons shall receive an Award and the terms of any Award, the Committee may take into account the nature of the services rendered by the respective Eligible Persons, their present and potential contributions to the success of the Company or such other factors as the Committee, in its discretion, shall deem relevant. Notwithstanding the foregoing, an Incentive Stock Option may only be granted to full-time or part-time employees (which term as used herein includes, without limitation, officers and Directors who are also employees), and an Incentive Stock Option shall not be granted to an employee of an Affiliate unless such Affiliate is also a “subsidiary corporation” of the Company within the meaning of Section 424(f) of the Code or any successor provision.

Section 6.    Awards

(a)Options. The Committee is hereby authorized to grant Options to Eligible Persons with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:

(i)
Exercise Price. The purchase price per Share purchasable under an Option shall be determined by the Committee and shall not be less than 100% of the Fair Market Value of a Share on the date of grant of such Option; provided, however, that the Committee may designate a purchase price below Fair Market Value on the date of grant if the Option is granted in substitution for a stock option previously granted by an entity that is acquired by or merged with the Company or an Affiliate.

(ii)
Option Term. The term of each Option shall be fixed by the Committee at the time but shall not be longer than 10 years from the date of grant. Notwithstanding the foregoing, the Committee may provide in the terms of an Option (either at grant or by subsequent modification) that, to the extent consistent with Section 409A, in the event that on the last business day of the term of an Option (other than an Incentive Stock Option) (i) the exercise of the Option is prohibited by applicable law or (ii) Shares may not be purchased or sold by certain employees or directors of the Company due to the “black-out period” of a Company policy or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term of the Option shall be extended for a period of not more than thirty (30) days following the end of the legal prohibition, black-out period or lock-up agreement.

(iii)
Time and Method of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part and the method or methods by which, and the form or forms, including, but not limited to, cash, Shares (actually or by attestation), other securities, other Awards or other property, or any combination thereof, having a Fair Market Value on the exercise date equal to the applicable exercise price, in which, payment of the exercise price with respect thereto may be made or deemed to have been made.

(A)
Promissory Notes. Notwithstanding the foregoing, the Committee may accept a promissory note as consideration only if the acceptance of such note does not conflict with Section 402 of the Sarbanes-Oxley Act of 2002.

(B)
Net Exercises. The Committee may, in its discretion, permit an Option to be exercised by delivering to the Participant a number of Shares having an aggregate Fair Market Value (determined as of the date of exercise) equal to the excess, if positive, of the Fair Market Value of the Shares underlying the Option being exercised, on the date of exercise, over the exercise price of the Option for such Shares.

(iv)
Incentive Stock Options. Notwithstanding anything in the Plan to the contrary, the following additional provisions shall apply to the grant of stock options which are intended to qualify as Incentive Stock Options:

(A)	The aggregate number of Shares that may be issued under all Incentive Stock Options under the Plan shall be 32,700,000.

(B)
The Committee will not grant Incentive Stock Options in which the aggregate Fair Market Value (determined as of the time the Option is granted) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under this Plan and all other plans of the Company and its Affiliates) shall exceed $100,000.

(C)
All Incentive Stock Options must be granted within ten years from the earlier of the date on which this Plan was adopted by the Board and the date this Plan was approved by the shareholders of the Company.

(D)
Unless sooner exercised, all Incentive Stock Options shall expire and no longer be exercisable no later than 10 years after the date of grant; provided, however, that in the case of a grant of an Incentive Stock Option to a Participant who, at the time such Option is granted, owns (within the meaning of Section 422 of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of its Affiliates, such Incentive Stock Option shall expire and no longer be exercisable no later than five years from the date of grant.

(E)
The purchase price per Share for an Incentive Stock Option shall be not less than 100% of the Fair Market Value of a Share on the date of grant of the Incentive Stock Option; provided, however, that, in the case of the grant of an Incentive Stock Option to a Participant who, at the time such Option is granted, owns (within the meaning of

Section 422 of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of its Affiliates, the purchase price per Share purchasable under an Incentive Stock Option shall be not less than 110% of the Fair Market Value of a Share on the date of grant of the Incentive Stock Option.

(F)
Any Incentive Stock Option authorized under the Plan shall contain such other provisions as the Committee shall deem advisable, but shall in all events be consistent with and contain all provisions required in order to qualify the Option as an Incentive Stock Option.

(b)Stock Appreciation Rights. The Committee is hereby authorized to grant Stock Appreciation Rights to Eligible Persons subject to the terms of the Plan and any applicable Award Agreement. A Stock Appreciation Right granted under the Plan shall confer on the holder thereof a right to receive upon exercise thereof the excess of (i) the Fair Market Value of one Share on the date of exercise over (ii) the grant price of the Stock Appreciation Right as specified by the Committee, which price shall not be less than 100% of the Fair Market Value of one Share on the date of grant of the Stock Appreciation Right; provided, however, that the Committee may designate a grant price below Fair Market Value on the date of grant if the Stock Appreciation Right is granted in substitution for a stock appreciation right previously granted by an entity that is acquired by or merged with the Company or an Affiliate. Subject to the terms of the Plan and any applicable Award Agreement, the grant price, term, methods of exercise, dates of exercise, methods of settlement and any other terms and conditions of any Stock Appreciation Right shall be as determined by the Committee (except that the term of each Stock Appreciation Right shall be subject to the same limitations described in Section 6(a)(ii) applicable to Options). The Committee may impose such conditions or restrictions on the exercise of any Stock Appreciation Right as it may deem appropriate.

(c)Restricted Stock and Restricted Stock Units. The Committee is hereby authorized to grant an Award of Restricted Stock and Restricted Stock Units to Eligible Persons with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:

(i)
Restrictions. Shares of Restricted Stock and Restricted Stock Units shall be subject to such restrictions as the Committee may impose (including, without limitation, any limitation on the right to vote a Share of Restricted Stock or the right to receive any dividend or other right or property with respect thereto), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise as the Committee may deem appropriate. Notwithstanding the foregoing, rights to dividend or Dividend Equivalent payments shall be subject to the limitations described in Section 6(e).

(ii)
Issuance and Delivery of Shares. Any Restricted Stock granted under the Plan shall be issued at the time such Awards are granted and may be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of a stock certificate or certificates, which certificate or certificates shall be held by the Company or held in nominee name by the stock transfer agent or brokerage service selected by the Company to provide such services for the Plan. Such certificate or certificates shall be registered in the name of the Participant and shall bear an appropriate legend referring to the restrictions applicable to such Restricted Stock. Shares representing Restricted Stock that are no longer subject to restrictions shall be delivered (including by updating the book-entry registration) to the Participant promptly after the applicable restrictions lapse or are waived. In the case of Restricted Stock Units, no Shares shall be issued at the time such Awards are granted. Upon the lapse or waiver of restrictions and the restricted period relating to Restricted Stock Units evidencing the right to receive Shares, such Shares shall be issued and delivered to the holder of the Restricted Stock Units.

(iii)
Forfeiture. Except as otherwise determined by the Committee or as provided in an Award Agreement, upon a Participant’s termination of employment or resignation or removal as a Director (in either case, as determined under criteria established by the Committee) during the applicable restriction period, all Shares of Restricted Stock and all Restricted Stock Units held by such Participant at such time shall be forfeited and reacquired by the Company; provided, however, that the Committee may, when it finds that a waiver would be in the best interests of the

Company, waive in whole or in part any or all remaining restrictions with respect to Shares of Restricted Stock or Restricted Stock Units, subject to the limitations set forth in Section 6(h)(viii).

(d)Performance Awards. The Committee is hereby authorized to grant to Eligible Persons Performance Awards that are intended to be “qualified performance-based compensation” within the meaning of Section 162(m). A Performance Award granted under the Plan (i) may be denominated or payable in cash, Shares (including, without limitation, Restricted Stock and Restricted Stock Units), other securities, other Awards or other property and (ii) shall confer on the holder thereof the right to receive payments, in whole or in part, upon the achievement of one or more objective Performance Goals during such performance periods as the Committee shall establish. Subject to the terms of the Plan, the Performance Goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award granted, the amount of any payment or transfer to be made pursuant to any Performance Award and any other terms and conditions of any Performance Award shall be determined by the Committee. Performance Awards shall be conditioned solely on the achievement of one or more objective Performance Goals established by the Committee within the time prescribed by Section 162(m), and shall otherwise comply with the requirements of Section 162(m), as described below.

(i)
Timing of Designations; Duration of Performance Periods. For each Performance Award, the Committee shall, not later than 90 days after the beginning of each performance period, (i) designate all Participants for such performance period and (ii) establish the objective performance factors for each Participant for that performance period on the basis of one or more of the Performance Goals, the outcome of which is substantially uncertain at the time the Committee actually establishes the Performance Goal. The Committee shall have sole discretion to determine the applicable performance period, provided that in the case of a performance period less than 12 months, in no event shall a performance goal be considered to be pre-established if it is established after 25 percent of the performance period (as scheduled in good faith at the time the Performance Goal is established) has elapsed.

(ii)
Certification. Following the close of each performance period and prior to payment of any amount to a Participant with respect to a Performance Award, the Committee shall certify in writing as to the attainment of all factors (including the performance factors for a Participant) upon which any payments to a Participant for that performance period are to be based.

(iii)
Payment of Performance Awards. Certified Awards shall be paid no later than two and one-half months following the conclusion of the applicable performance period; provided, however, that the Committee may establish procedures that allow for the payment of Awards on a deferred basis, subject to the requirements of Section 409A. The Committee may, in its discretion, reduce the amount of a payout achieved and otherwise to be paid in connection with a Performance Award, but may not exercise discretion to increase such amount.

(e)Dividend Equivalents. The Committee is hereby authorized to grant Dividend Equivalents to Eligible Persons under which the Participant shall be entitled to receive payments (in cash, Shares, other securities, other Awards or other property as determined in the discretion of the Committee) equivalent to the amount of cash dividends paid by the Company to holders of Shares with respect to a number of Shares determined by the Committee. Subject to the terms of the Plan and any applicable Award Agreement, such Dividend Equivalents may have such terms and conditions as the Committee shall determine. Notwithstanding the foregoing, (i) the Committee may not grant Dividend Equivalents to Eligible Persons in connection with grants of Options, Stock Appreciation Rights or other Awards the value of which is based solely on an increase in the value of the Shares after the date of grant of such Award, and (ii) no dividend or Dividend Equivalent payments shall be paid to a Participant with respect to any Award prior to the date on which all conditions or restrictions relating to such Award (or portion thereof to which the dividend or Dividend Equivalent relates) have been satisfied.

(f)Stock Awards. The Committee is hereby authorized to grant to Eligible Persons Shares without restrictions thereon, as deemed by the Committee to be consistent with the purpose of the Plan. Subject to the terms of the Plan and any applicable Award Agreement, such Stock Awards may have such terms and conditions as the Committee shall determine.

(g)Other Stock-Based Awards. The Committee is hereby authorized to grant to Eligible Persons such other Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares), as are deemed by the Committee to be consistent with the purpose of the Plan. The Committee shall determine the terms and conditions of such Awards, subject to the terms of the Plan and any applicable Award Agreement. No Award issued under this Section 6(g) shall contain a purchase right or an option-like exercise feature. The consideration paid by the Participant may be paid by such method or methods and in such form or forms, including, without limitation, cash, Shares, promissory notes (subject to the limitations in 6(a)(iii)(A)), other securities, other Awards or other property or any combination thereof, as the Committee shall determine.

(h)General.

(i)	Consideration for Awards. Awards may be granted for no cash consideration or for any cash or other consideration as may be determined by the Committee or required by applicable law.

(ii)
Awards May Be Granted Separately or Together. Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with or in substitution for any other Award or any award granted under any other plan of the Company or any Affiliate. Awards granted in addition to or in tandem with other Awards or in addition to or in tandem with awards granted under any other plan of the Company or any Affiliate may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(iii)
Forms of Payment under Awards. Subject to the terms of the Plan and of any applicable Award Agreement, payments or transfers to be made by the Company or an Affiliate upon the grant, exercise or payment of an Award may be made in such form or forms as the Committee shall determine (including, without limitation, cash, Shares, promissory notes (provided, however, that the acceptance of such promissory notes does not conflict with Section 402 of the Sarbanes-Oxley Act of 2002), other securities, other Awards or other property or any combination thereof), and may be made in a single payment or transfer, in installments or on a deferred basis, in each case in accordance with rules and procedures established by the Committee. Such rules and procedures may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents with respect to installment or deferred payments.

(iv)	Term of Awards. Subject to Section 6(a)(ii), Section 6(a)(iv)(C), and Section 6(b), the term of each Award shall be for a period not to exceed 10 years from the date of grant.

(v)
Limits on Transfer of Awards. Except as otherwise provided by the Committee in its discretion and subject to such additional terms and conditions as it determines, no Award (other than fully vested and unrestricted Shares issued pursuant to any Award) and no right under any such Award shall be transferable by a Participant other than by will or by the laws of descent and distribution, and no Award (other than fully vested and unrestricted Shares issued pursuant to any Award) or right under any such Award may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company or any Affiliate. If the Committee does permit the transfer of an Award other than a fully vested and unrestricted Share, such transfer shall be for no value and in accordance with the rules of Form S-8. The Committee may also establish procedures as it deems appropriate for a Participant to designate a person or persons, as beneficiary or beneficiaries, to exercise the rights of the Participant and receive any property distributable with respect to any Award in the event of the Participant’s death.

(vi)
Restrictions; Securities Exchange Listing. All Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such restrictions as the Committee may deem advisable under the Plan, applicable federal or state securities laws and regulatory requirements, and the Committee may cause appropriate entries to be made with respect to, or legends to be placed on the certificates for, such Shares or other securities to reflect such restrictions. The Company shall not be required to deliver any Shares or other securities covered by an Award unless and until the requirements of any federal or state securities or other laws, rules or regulations (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied.

(vii)
Prohibition on Option and Stock Appreciation Right Repricing. Except as provided in Section 4(c) hereof, the Committee may not, without prior approval of the Company’s shareholders, seek to effect any re-pricing of any previously granted “underwater” Option or Stock Appreciation Right by: (i) amending or modifying the terms of the Option or Stock Appreciation Right to lower the exercise price; (ii) canceling the underwater Option or Stock Appreciation Right and granting either (A) replacement Options or Stock Appreciation Rights having a lower exercise price; or (B) Restricted Stock, Restricted Stock Units, Performance Award or Other Stock-Based Award in exchange; or (iii) cancelling or repurchasing the underwater Options or Stock Appreciation Rights for cash or other securities. An Option or Stock Appreciation Right will be deemed to be “underwater” at any time when the Fair Market Value of the Shares covered by such Award is less than the exercise price of the Award.

(viii)
Minimum Vesting and Limits on Acceleration. No Award shall become vested over a period of less than one year from the date of grant (or, in the case of vesting based upon the attainment of Performance Goals or other performance-based objectives, over a period of less than one year measured from the commencement of the period over which performance is evaluated). Notwithstanding anything to the contrary in this Section 6, a maximum of five percent (5%) of the aggregate number of Shares available for issuance under this Plan may be issued as Awards that do not comply with the applicable one-year minimum vesting requirement set forth in this Plan. For purposes of counting Shares against the five percent (5%) limitation, the Share counting rules under Sections 4(a) and 4(b) of this Plan apply. If either the Committee or an Award Agreement waives the one-year minimum, such waiver shall cause the Award to count against the five percent (5%) pool unless the acceleration is limited to the events of the Participant’s death, disability or retirement or a change-in-control of the Company. Neither the Committee nor an Award Agreement shall accelerate the exercisability of any Award or the lapse of restrictions relating to any Award in connection with a change-in-control of the Company unless such acceleration occurs upon the consummation of (or effective immediately prior to the consummation of, provided that the consummation subsequently occurs) such change-in-control event.

(ix)
Section 409A Provisions. Notwithstanding anything in the Plan or any Award Agreement to the contrary, to the extent that any amount or benefit that constitutes “deferred compensation” to a Participant under Section 409A and applicable guidance thereunder is otherwise payable or distributable to a Participant under the Plan or any Award Agreement solely by reason of the occurrence of a change in control of the Company or due to the Participant’s disability or “separation from service” (as such term is defined under Section 409A), such amount or benefit will not be payable or distributable to the Participant by reason of such circumstance unless the Committee determines in good faith that (i) the circumstances giving rise to such change in control, disability or separation from service meet the definition of a change in ownership or effective control, disability, or separation from service, as the case may be, in Section 409A(a)(2)(A) of the Code and applicable proposed or final regulations, or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A by reason of the short-term deferral exemption or otherwise. Any payment or distribution that otherwise would be made to a Participant who is a Specified Employee (as determined by the Committee in good faith) on account of separation from service may not be made before the date which is six months after the date of the Specified Employee’s separation from service (or if earlier, upon the Specified Employee’s death) unless the payment or distribution is exempt from the application of Section 409A by reason of the short-term deferral exemption or otherwise.

Section 7.    Amendment and Termination; Corrections

(a)Amendments to the Plan and Awards. The Board may from time to time amend, suspend or terminate this Plan, and the Committee may amend the terms of any previously granted Award, provided that no amendment to the terms of any previously granted Award may (except as expressly provided in the Plan) materially and adversely alter or impair the terms or conditions of the Award previously granted to a Participant under this Plan without the written consent of the Participant or holder thereof. Any amendment to this Plan, or to the terms of any Award previously granted, is subject to compliance with all applicable laws, rules, regulations and policies of any applicable governmental entity or securities exchange, including receipt of any required approval from the governmental entity or stock exchange. For greater certainty, prior approval of the stockholders of the Company shall be required for any amendment to the Plan or an Award that would:

(i)	require shareholder approval under the rules or regulations of the Securities and Exchange Commission, the New York Stock Exchange or any other securities exchange that are applicable to the Company;

(ii)	increases the number of shares authorized under the Plan as specified in Section 4(a) of the Plan;

(iii)	increase the number of shares or value subject to the limitations contained in Section 4(d) of the Plan or otherwise cause Section 162(m) to become unavailable with respect to the Plan;

(iv)	permit repricing of Options or Stock Appreciation Rights, which is currently prohibited by Section 6(h)(vii) of the Plan; or

(v)
permit the award of Options or Stock Appreciation Rights at a price less than 100% of the Fair Market Value of a Share on the date of grant of such Option or Stock Appreciation Right, contrary to the provisions of Section 6(a)(i) and Section 6(b) of the Plan.

(b)Corporate Transactions. In the event of any reorganization, merger, consolidation, split-up, spin-off, combination, plan of arrangement, take-over bid or tender offer, repurchase or exchange of Shares or other securities of the Company or any other similar corporate transaction or event involving the Company (or the Company shall enter into a written agreement to undergo such a transaction or event), the Committee or the Board may, in its sole discretion, provide for any of the following to be effective upon the consummation of the event (or effective immediately prior to the consummation of the event, provided that the consummation of the event subsequently occurs), and no action taken under this Section 7(b) shall be deemed to impair or otherwise adversely alter or impair the rights of any holder of an Award or beneficiary thereof:

(i)
either (A) termination of any such Award, whether or not vested, in exchange for an amount of cash and/or other property, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights (and, for the avoidance of doubt, if, as of the date of the occurrence of the transaction or event described in this Section 7(b)(i)(A), the Committee or the Board determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without any payment) or (B) the replacement of such Award with other rights or property selected by the Committee or the Board, in its sole discretion;

(ii)
that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

(iii)
that subject to Section 6(h)(viii), the Award shall be exercisable or payable or fully vested with respect to all Shares covered thereby, notwithstanding anything to the contrary in the applicable Award Agreement; or

(iv)	that the Award cannot vest, be exercised or become payable after a date certain in the future, which may be the effective date of such event.

(c)Correction of Defects, Omissions and Inconsistencies. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award or Award Agreement in the manner and to the extent it shall deem desirable to implement or maintain the effectiveness of the Plan.

Section 8.    Income Tax Withholding

In order to comply with all applicable federal, state, local or foreign income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal, state, local or foreign payroll, withholding, income or other taxes, which are the sole and absolute responsibility of a Participant, are withheld or collected from such Participant. In order to assist a Participant in paying all or a portion of the applicable taxes to be withheld or collected upon exercise or receipt of (or the lapse of restrictions relating to) an Award, the Committee, in its discretion and subject to such additional terms and conditions as it may adopt, may permit the Participant to satisfy such tax obligation by (a) electing to have the Company withhold a portion of the Shares otherwise to be delivered upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes or (b) delivering to the Company Shares other than Shares issuable upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes. The election, if any, must be made on or before the date that the amount of tax to be withheld is determined.

Section 9.    General Provisions

(a)No Rights to Awards. No Eligible Person, Participant or other Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Eligible Persons, Participants or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to any Participant or with respect to different Participants.

(b)Award Agreements. No Participant shall have rights under an Award granted to such Participant unless and until an Award Agreement shall have been signed by the Participant (if requested by the Company), or until such Award Agreement is delivered and accepted through an electronic medium in accordance with procedures established by the Company. An Award Agreement need not be signed by a representative of the Company unless required by the Committee. Each Award Agreement shall be subject to the applicable terms and conditions of the Plan and any other terms and conditions (not inconsistent with the Plan) determined by the Committee.

(c)Plan Provisions Control. In the event that any provision of an Award Agreement conflicts with or is inconsistent in any respect with the terms of the Plan as set forth herein or subsequently amended, the terms of the Plan shall control.

(d)No Rights of Shareholders. Except with respect to Shares issued under Awards (and subject to such conditions as the Committee may impose on such Awards pursuant to Section 6(c)(i) or Section 6(f)), neither a Participant nor the Participant’s legal representative shall be, or have any of the rights and privileges of, a shareholder of the Company with respect to any Shares issuable upon the exercise or payment of any Award, in whole or in part, unless and until such Shares have been issued.

(e)No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other or additional compensation plans or arrangements, and such plans or arrangements may be either generally applicable or applicable only in specific cases.

(f)No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained as an employee of the Company or any Affiliate, nor will it affect in any way the right of the Company or an Affiliate to terminate a Participant’s employment at any time, with or without cause, in accordance with applicable law. In addition, the Company or an Affiliate may at any time dismiss a Participant from employment free from any liability or any claim under the Plan or any Award, unless otherwise expressly provided in the Plan or in any Award Agreement. Nothing in this Plan shall confer on any person any legal or equitable right against the Company or any Affiliate, directly or indirectly, or give rise to any cause of action at law or in equity against the Company or an Affiliate. Under no circumstances shall any person ceasing to be an employee of the Company or any Affiliate be entitled to any compensation for any loss of any right or benefit under the Plan which such employee might otherwise have enjoyed but for termination of employment, whether such compensation is claimed by way of damages for wrongful or unfair dismissal, breach of contract or otherwise. By participating in the Plan, each Participant shall be deemed to have accepted all the conditions of the Plan and the terms and conditions of any rules and regulations adopted by the Committee and shall be fully bound thereby.

(g)Governing Law. The internal law, and not the law of conflicts, of the State of Minnesota shall govern all questions concerning the validity, construction and effect of the Plan or any Award, and any rules and regulations relating to the Plan or any Award.

(h)Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction or Award, and the remainder of the Plan or any such Award shall remain in full force and effect.

(i)No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.

(j)Other Benefits. No compensation or benefit awarded to or realized by any Participant under the Plan shall be included for the purpose of computing such Participant’s compensation or benefits under any pension, retirement, savings, profit sharing, group insurance, disability, severance, termination pay, welfare or other benefit plan of the Company, unless required by law or otherwise provided by such other plan.

(k)No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash shall be paid in lieu of any fractional Share or whether such fractional Share or any rights thereto shall be canceled, terminated or otherwise eliminated.

(l)Headings. Headings are given to the sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

Section 10.    Clawback or Recoupment

All Awards under this Plan shall be subject to forfeiture or other penalties pursuant to the Company’s clawback policy, as amended from time to time, and such forfeiture and/or penalty conditions or provisions as determined by the Committee and set forth in the applicable Award Agreement.

Section 11.    Effective Date of the Plan

The Plan was adopted by the Board on April 21, 2014, and was approved by the shareholders of the Company at the annual meeting of shareholders of the Company held on June 10, 2014.

Section 12.    Term of the Plan

No Award shall be granted under the Plan, and the Plan shall terminate, on April 21, 2024 or any earlier date of discontinuation or termination established pursuant to Section 7(a) of the Plan; provided, however, that no Performance Award shall be made under the Plan after the first shareholder meeting to occur in the fifth year following the year in which shareholders approved the Performance Goals unless and until the Performance Goals or the Plan is re-approved by the shareholders. Unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award theretofore granted may extend beyond such dates, and the authority of the Committee provided for hereunder with respect to the Plan and any Awards, and the authority of the Board to amend the Plan, shall extend beyond the termination of the Plan.

Adopted by the Board of Directors on April 21, 2014, and approved by the shareholders of the Company on June 10, 2014.

Amended by the Board of Directors on April 22, 2017, and approved by the shareholders of the Company on June [ ], 2017.

*** Exercise Your *Right* to Vote ***

BEST BUY CO., INC.

Meeting Information

Meeting Type: Annual Meeting
For holders as of: April 17, 2017
Date: June 13, 2017 **Time:** 9:00 a.m. Central Time
Location: Meeting live via the Internet-please visit www.virtualshareholdermeeting.com/BBY2017

The company will be hosting the meeting exclusively via the Internet this year. To attend the meeting via the Internet please visit www.virtualshareholdermeeting.com/BBY2017 and be sure to have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page).

You are receiving this communication because you hold shares in the company named above.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at *www.proxyvote.com*, scan the QR Barcode on the reverse side, or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

E25398-P91858

Before You Vote

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

NOTICE AND PROXY STATEMENT ANNUAL REPORT ON FORM 10-K

How to View Online:

Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) and visit: *www.proxyvote.com,* or scan the QR Barcode below.

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) *BY INTERNET*: www.proxyvote.com
2) *BY TELEPHONE*: 1-800-579-1639
3) *BY E-MAIL**: sendmaterial@proxyvote.com

* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before May 30, 2017 to facilitate timely delivery.

How To Vote

Please Choose One of the Following Voting Methods

SCAN TO
VIEW MATERIALS & VOTE

Vote By Internet:

Before The Meeting:
Go to *www.proxyvote.com* or from a smart phone, scan the QR Barcode above. Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) available and follow the instructions.

During The Meeting:
Go to *www.virtualshareholdermeeting.com/BBY2017.* Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

E25399-P91858

Voting Items

1. Election of Directors

   Nominees:

   1a) Lisa M. Caputo

   1b) J. Patrick Doyle

   1c) Russell P. Fradin

   1d) Kathy J. Higgins Victor

   1e) Hubert Joly

   1f) David W. Kenny

   1g) Karen A. McLoughlin

   1h) Thomas L. Millner

   1i) Claudia F. Munce

   1j) Gérard R. Vittecoq

3. To approve in a non-binding advisory vote our named executive officer compensation.

4. To recommend in a non-binding advisory vote the frequency of holding the advisory vote on our named executive officer compensation.

5. To approve our Amended and Restated 2014 Omnibus Incentive Plan.

6. In their discretion, the proxy agents may vote upon such other business as may properly come before the Meeting.

The Proxy, when properly executed and returned to Best Buy, will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this proxy will be voted FOR proposals 1, 2, 3 and 5, and ONE YEAR for proposal 4, if properly presented at the Meeting. In their discretion, the proxy agents may vote upon such other business as may properly come before the Meeting, including adjournment of the Meeting and any other matters incident to the conduct of the Meeting.

If you participate and hold shares in the Best Buy stock fund within the Best Buy 401(k) Retirement Savings Plan (the "401(k) Plan"), as of the record date, April 17, 2017, this proxy covers all shares for which the undersigned has the right to give voting instructions to State Street Bank and Trust Company, Trustee of the Best Buy stock fund within the 401(k) Plan. This proxy, when properly executed, will be voted as directed. If no direction is given to the Trustee by 11:59 p.m. Eastern Time on June 8, 2017, the Trustee will vote the shares held in the 401(k) Plan in the same proportion as votes received from other participants in the 401(k) Plan, unless otherwise required by law.

E25400-P91858

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/BBY2017**

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E25354-P91858

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BEST BUY CO., INC.

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a) Lisa M. Caputo	☐	☐	☐
1b) J. Patrick Doyle	☐	☐	☐
1c) Russell P. Fradin	☐	☐	☐
1d) Kathy J. Higgins Victor	☐	☐	☐
1e) Hubert Joly	☐	☐	☐
1f) David W. Kenny	☐	☐	☐
1g) Karen A. McLoughlin	☐	☐	☐
1h) Thomas L. Millner	☐	☐	☐
1i) Claudia F. Munce	☐	☐	☐
1j) Gérard R. Vittecoq	☐	☐	☐

	For	**Against**	**Abstain**
2. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending February 3, 2018.	☐	☐	☐
3. To approve in a non-binding advisory vote our named executive officer compensation.	☐	☐	☐

	1 Year	**2 Years**	**3 Years**	**Abstain**
4. To recommend in a non-binding advisory vote the frequency of holding the advisory vote on our named executive officer compensation.	☐	☐	☐	☐

	For	**Against**	**Abstain**
5. To approve our Amended and Restated 2014 Omnibus Incentive Plan.	☐	☐	☐

6. In their discretion, the proxy agents may vote upon such other business as may properly come before the Meeting.

HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household. ☐ **Yes** ☐ **No**

If you vote by mail, please date and sign exactly as your name appears and return this card promptly in the accompanying postage-paid envelope. If shares are held by joint tenants or as community property, both shareholders must sign.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

BEST BUY CO., INC.

REGULAR MEETING OF SHAREHOLDERS

Dear Best Buy Shareholder:

Your vote is important! We encourage you to vote promptly and to take advantage of internet or telephone voting, both of which are available 24 hours a day, seven days a week. Please note voting deadlines on the reverse side of this proxy card.

Vote by Internet:	Go to *www.proxyvote.com* and follow the prompts.
Vote by Telephone:	Call 1-800-690-6903 if you are in the U.S. or Canada, and follow the prompts.

YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the internet. To sign up for electronic delivery, please follow the instructions above to vote using the internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

E25355-P91858

PROXY **BEST BUY CO., INC.** **PROXY**

7601 Penn Avenue South, Richfield, Minnesota 55423

This proxy is solicited on behalf of the Board of Directors
for use at the Regular Meeting of Shareholders to be held on June 13, 2017

The undersigned appoint(s) Hubert Joly and/or Keith J. Nelsen, each with the power of substitution, as his or her proxies ("Proxy Agents") to vote as directed on the reverse side of this proxy card, all the shares of common stock of Best Buy Co., Inc. held of record by the undersigned as of April 17, 2017, at the Regular Meeting of Shareholders (the "Meeting") to be held on Tuesday, June 13, 2017, at 9:00 a.m. Central Time. The undersigned shareholder of Best Buy Co., Inc. acknowledges receipt of the Notice of Annual Meeting of Shareholders to be held on Tuesday, June 13, 2017, via the Internet at www.virtualshareholdermeeting.com/BBY2017.

IF NO OTHER INDICATION IS MADE ON THE REVERSE SIDE OF THIS PROXY CARD, THE PROXY AGENTS WILL VOTE FOR PROPOSALS 1, 2, 3, AND 5, ONE YEAR FOR PROPOSAL 4, AND IN THEIR DISCRETION, UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING, INCLUDING ADJOURNMENT OF THE MEETING AND ANY OTHER MATTERS INCIDENT TO THE CONDUCT OF THE MEETING.

If you participate and hold shares in the Best Buy stock fund within the Best Buy 401(k) Retirement Savings Plan (the "401(k) Plan"), as of the record date, April 17, 2017, this proxy covers all shares for which the undersigned has the right to give voting instructions to State Street Bank and Trust Company, Trustee of the Best Buy stock fund within the 401(k) Plan. This proxy, when properly executed, will be voted as directed. If no direction is given to the Trustee by 11:59 p.m. Eastern Time on June 8, 2017, the Trustee will vote the shares held in the 401(k) Plan in the same proportion as votes received from other participants in the 401(k) Plan, unless otherwise required by law.